EXHIBIT 99.1
Selected Financial Data
The selected financial data presented below as of December 31, 2006, 2005 and 2004 and for each of the years in the three year period ended December 31, 2006 has been derived from our historical consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, our Independent Registered Public Accounting Firm. The selected financial data presented below for the years ended December 31, 2003 and 2002 has been derived from our unaudited historical consolidated financial statements. The selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes included elsewhere in this Form 8-K. (Amounts are in millions, except per share amounts and percentages.)

	Year Ended December 31,
	2006	2005	2004	2003	2002
Statement of Operations Data(1):
Revenues	$5,908.5	$5,612.2	$5,396.5	$5,264.1	$5,189.9
Cost of operations	3,786.4	3,654.6	3,428.8	3,235.8	3,074.4
Selling, general and administrative expenses	587.3	510.2	544.7	471.7	454.6
Depreciation and amortization	557.7	543.6	547.1	534.1	468.3
Loss (gain) from divestitures and asset impairments(2)	22.5	—	—	—	(9.3)

Operating income	954.6	903.8	875.9	1,022.5	1,201.9
Interest expense and other(3)	563.4	583.1	752.5	826.1	846.9

Income before income taxes	391.2	320.7	123.4	196.4	355.0
Income tax expense	235.3	131.1	70.6	86.6	161.3
Minority interest	0.1	(0.2)	(2.7)	1.9	1.9

Income from continuing operations	$155.8	$189.8	$55.5	$107.9	$191.8

Basic EPS:
Continuing operations(4)	$0.32	$0.42	$0.11	$(2.37)	$0.60

Weighted average common shares	356.7	326.9	315.0	203.8	190.2

Diluted EPS:
Continuing operations(4)	$0.32	$0.42	$0.11	$(2.37)	$0.59

Weighted average common and common equivalent shares	359.3	330.1	319.7	203.8	193.5

Pro forma amounts, assuming a change in accounting principle is applied retroactively (5):
Income from continuing operations	$180.8
Basic income per share	0.54
Diluted income per share	0.53

Statement of Cash Flows Data(1):
Cash flows from operating activities	$903.3	$695.7	$632.3	$769.2	$960.8
Cash flows used for investing activities (including asset purchases and sales, and capital expenditures)	(601.6)	(672.5)	(524.9)	(235.8)	(514.2)
Cash flows used for financing activities (including debt repayments)	(274.8)	(45.5)	(489.2)	(285.7)	(487.5)
Cash provided by discontinued operations	11.1	10.4	5.1	17.8	62.9

Balance Sheet Data (1):
Cash and cash equivalents	$94.1	$56.1	$68.0	$444.7	$179.2
Working capital (deficit)	(478.5)	(650.0)	(827.4)	(278.2)	(377.2)
Property and equipment, net	4,258.7	4,176.1	4,032.0	3,923.4	3,912.7
Goodwill, net	8,126.0	8,184.2	8,201.9	8,312.9	8,530.5
Total assets	13,811.0	13,661.3	13,539.2	13,860.9	13,928.9
Total debt	6,910.6	7,091.7	7,757.0	8,234.1	8,882.2
Series A preferred stock (4)	—	—	—	—	1,246.9
Stockholders’ equity (4) (6)	3,598.9	3,439.4	2,604.9	2,517.7	689.1
Total debt to total capitalization (including preferred stock)	66%	67%	75%	77%	82%

(1)	During the first and third quarters of 2007 and years 2004 and 2003, we sold or held for sale certain operations that met the criteria for reporting discontinued operations. The selected financial data for all prior periods have been reclassified to include these operations as discontinued operations.

(2)	The loss (gain) from divestitures and asset impairments include asset sales completed as a result of our market rationalization focus and are not included in discontinued operations ($7.6 million loss in 2006 and $9.3 million gain in 2002). The 2006 amount also includes $9.7 million of landfill asset impairments resulting from management’s decision to discontinue development and operations of the sites and a $5.2 million charge related to the relocation of our operations support center.

(3)	Includes costs incurred to extinguish debt for the years ended December 31, 2006, 2005, 2004 and 2003 of $41.3 million, $62.6 million, $156.2 million and $108.1 million, respectively.

(4)	In 2003, all of our Series A Preferred Stock was exchanged for 110.5 million shares of common stock. In connection with the exchange, we recorded a reduction to net income available to common shareholders of $496.6 million for the fair value of the incremental shares of common stock issued to the holders of the preferred stock over the amount the holders would have received under the original conversion provisions.

(5)	Pro forma amounts give effect to the change in our method of accounting for landfill retirement obligations upon adoption of SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143) on January 1, 2003, as if the provisions of SFAS 143 had been applied retroactively.

(6)	In 2006, we recorded an after-tax charge of $57.4 million to stockholders’ equity relating to the adoption of SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS 158).

Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto, included elsewhere herein. Please note that unless otherwise specifically indicated, discussion of our results relate to our continuing operations. This discussion may contain forward-looking statements that anticipate results based upon assumptions as to future events that may not prove to be accurate.
Executive Summary
We are the second largest non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous solid waste collection, transfer, recycling and disposal services in 37 states and Puerto Rico, geographically identified as the Midwestern, Northeastern, Southeastern, Southwestern and Western regions.
Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contract terms generally range from one to five years and commonly have renewal options. Our landfill operations include both company-owned landfills and landfills that we operate on behalf of municipalities and others.
We consistently invest capital to support the ongoing operations of our landfill and collection business. Landfills are highly engineered, sophisticated facilities similar to civil works. Each year we invest capital at our 163 active landfills to ensure sufficient capacity to receive the waste volume we handle. In addition, we have approximately 12,500 collection vehicles and approximately 1.2 million containers to serve our collection customers. Our vehicles and containers endure rough conditions each day and must be routinely maintained and replaced. During the year ended December 31, 2006, we invested $661.1 million of capital into the business (see Note 2, Property and Equipment, for detail by fixed asset category). In 2007, total capital expenditures are expected to be approximately $700 million.
Cash flows in our business are generally predictable as a result of the nature of our customer base and the essential service we provide to the communities where we operate. This predictability has enabled us to consistently reinvest in the business and to service our debt obligations. Knowing this, we have incurred debt to acquire the assets we own and we have paid cash to acquire existing cash flow streams. This financial model should allow us over time to transfer the enterprise value of the company from debt holders to shareholders as we use our cash flow to repay debt. We continue to use cash flow from operations after capital expenditures to reduce our debt balance.
Results of operations
Net income for 2006 was $160.9 million, a decrease of $42.9 million compared to the prior year. Although we experienced higher revenues and lower interest expense, net income decreased as a result of an increase in income tax expense.
Our revenues grew $296.3 million for the year ended December 31, 2006, driven by organic revenue growth of 6.8%. Revenues increased across all service lines except for our recycling business. Operating income for the year increased by $50.8 million to $954.6 million over the prior year. Operating costs increased as a result of volume increases and normal inflation. Additionally, fuel costs increased due to the significant rise in oil prices, and subcontractor costs increased because of a strategic decision to expand our national accounts, resulting in an increase in the amount of work we subcontract to other waste handlers. Gross margin for 2006 improved 100 basis points over the prior year. Operating income for 2006 was reduced by losses from divestitures and asset impairments totaling $22.5 million. Interest expense decreased during 2006 primarily due to lower costs incurred to early extinguish and refinance debt compared to the prior year, partially offset by the impact of rising interest rates on the variable rate portion of our debt.

Income tax expense increased by $104.2 million or 79% from $131.1 million in 2005 to $235.3 million in 2006 primarily due to increased pre-tax income as well as charges totaling $58 million recorded during the fourth quarter. In 2005, income tax expense was reduced by a $25.5 million benefit related to additional stock basis associated with a divestiture.
We continue to implement best practices, including improving sales productivity and pricing effectiveness, driver productivity through improved routing and maintenance efficiency through standardized operating practices, as well as reducing our procurement costs through more effective purchasing. We are also focused on improving the effectiveness of our safety and our health and welfare programs. We realized tangible benefits from many of these initiatives during the year. In addition, we continue to focus on improving our return on invested capital by carefully evaluating the return potential of new capital expenditures and by evaluating opportunities to divest operations that do not provide an adequate return. Accordingly, we divested of operations, not classified as discontinued operations, that generated $103.6 million of annual revenue primarily in the Northeastern and Midwestern regions during 2006.
We spent $661.1 million on capital expenditures from continuing operations during 2006 and plan to spend approximately $700 million in 2007. We expect this investment, along with improved maintenance practices, to have a favorable impact on maintenance costs and route productivity. During the second half of 2006, maintenance and repairs expense was lower than the same period in 2005 and route productivity improved.
Financing activities
We remain committed to our long-term strategy of reducing our debt balance. As this occurs, we believe the relative cost of debt and interest expense should decline. Upon achieving optimal credit ratios, we should have the opportunity to choose the best use of any excess cash flow: further repay debt, pay a dividend to the extent permitted by our debt agreements, repurchase stock or further reinvest in our company. We may take advantage of opportunities that arise to accelerate the de-leveraging process as long as the opportunities are economically advantageous and meet our need to maintain our competitive strength.
In April 2006, we completed the re-pricing of the 2005 Term Loan and Institutional Letter of Credit portions of our 2005 senior secured credit facility (2005 Credit Facility). The 2005 Term Loan and Institutional Letter of Credit Facility re-priced at LIBOR plus 175 basis points (or Alternative Base Rate (ABR) plus 75 basis points), a reduction of 25 basis points. This re-pricing is expected to generate more than $4 million in annual interest savings. The pricing will further decrease to LIBOR plus 150 basis points (or ABR plus 50 basis points) when our leverage ratio is equal to or less than 4.25x.
In May 2006, we issued $600 million of 7.125% senior notes due 2016 at a discounted price equal to 99.123% of the aggregate principal amount. The net proceeds were used to fund a portion of the tender of our 8.875% senior notes due 2008. The refinancing of the senior notes is expected to generate approximately $6 million in after-tax annual interest savings. In conjunction with the re-pricing and refinancing transactions in 2006, we expensed approximately $41.3 million of costs related to premiums paid, deferred financing and other costs.
During 2006, we made optional prepayments totaling $170 million on our 2005 Term Loan with excess cash flow from operations and proceeds from the sale of assets.
We continue to focus on maximizing cash flow to repay debt and we seek opportunities to create additional cash flow through reductions in interest cost while continuing to support our fixed asset base with appropriate capital expenditures. During 2006, we reduced our debt balance by $181.1 million to $6.9 billion. We continue to improve our debt to total capitalization ratio, which decreased to 65.8% at the end of 2006 from 67.3% at the end of 2005.

Results of Operations
The following table sets forth our results of operations and percentage relationship that the various items bear to revenues for the periods indicated (in millions, except percentages).
Statement of Operations Data:

	Year Ended December 31,
	2006		2005		2004
Revenues	$5,908.5	100.0%	$5,612.2	100.0%	$5,396.5	100.0%
Cost of operations	3,786.4	64.1	3,654.6	65.1	3,428.8	63.5
Selling, general and administrative expenses	587.3	9.9	510.2	9.1	544.7	10.1
Depreciation and amortization	557.7	9.4	543.6	9.7	547.1	10.2
Loss from divestitures and asset impairments	22.5	0.4	—	—	—	—

Operating income	954.6	16.2	903.8	16.1	875.9	16.2
Interest expense and other	563.4	9.6	583.1	10.4	752.5	13.9

Income before income taxes	391.2	6.6	320.7	5.7	123.4	2.3
Income tax expense	235.3	4.0	131.1	2.3	70.6	1.3
Minority interest	0.1	0.0	(0.2)	0.0	(2.7)	0.0

Income from continuing operations	155.8	2.6	189.8	3.4	55.5	1.0
Discontinued operations, net of tax	5.1	0.1	14.8	0.2	(6.2)	(0.1)
Cumulative effect of change in accounting principle, net of tax	—	—	(0.8)	0.0	—	—

Net income	160.9	2.7	203.8	3.6	49.3	0.9
Dividends on preferred stock	(42.9)	0.7	(52.0)	0.9	(21.6)	0.4

Net income available to
common shareholders	$118.0	2.0%	$151.8	2.7%	$27.7	0.5%

Revenues. We generate revenues primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We consider our core business to be our collection and disposal operations. We also generate revenue from the sale of recycled commodities. We record revenue as the services are provided, with revenue deferred in instances where services are billed in advance of the service being provided. National accounts revenue included in other revenue represents the portion of revenue generated from nationwide contracts in markets outside our operating areas, and as such, the associated waste handling services are subcontracted to local operators. Consequently, substantially all of this revenue is offset by the corresponding subcontract costs.
The following table shows our total reported revenues by service line. Intercompany revenues have been eliminated.
Revenues by service line (in millions):

	Year Ended December 31,
	2006	2005(1)	2004(1)
Collection
Residential	$1,190.0	$1,172.2	$1,147.6
Commercial	1,457.0	1,356.7	1,311.1
Roll-off (2)	1,304.5	1,223.8	1,163.3
Recycling	189.8	186.4	193.8

Total Collection	4,141.3	3,939.1	3,815.8

Disposal
Landfill	839.2	798.4	749.0
Transfer	423.1	420.7	418.0

Total Disposal	1,262.3	1,219.1	1,167.0

Recycling – Commodity	212.2	219.7	230.1

Other(3)	292.7	234.3	183.6

Total Revenues	$5,908.5	$5,612.2	$5,396.5

(1)	The revenue mix for 2005 and 2004 reflects the reclassification of transportation revenue out of collection, disposal and recycling-commodity revenue to other revenue.

(2)	Consists of revenue generated from commercial, industrial and residential customers from waste collected in roll-off containers that are loaded onto collection vehicles.

(3)	Consists primarily of revenue from national accounts where the work has been subcontracted, revenue generated from transporting waste via railway or truck and revenue from liquid waste.

Our operations are not concentrated in any one geographic region. At December 31, 2006, we operated in 128 major markets in 37 states and Puerto Rico. Our regional teams focus on developing local markets in which we can operate a vertically integrated operation and maximize operating efficiency. As a result, we may choose not to operate in a market where our business objectives cannot be met. We modified our field organizational structure by reducing the number of our operating regions to five from nine, realigning some of our districts among the regions and increasing our regional support staff to add functional expertise and oversight in areas that are aligned with our strategic value drivers effective October 1, 2005, with some refinements being completed during the first half of 2006.
The following table shows our revenues by geographic region in total and as a percentage of total revenues.
Revenues by region(1) (in millions, except percentages):

	Year Ended December 31,
	2006		2005 (3)		2004 (3)
Midwestern	$1,210.3	20.4%	$1,175.2	20.9%	$1,142.2	21.2%
Northeastern	1,256.6	21.3	1,247.2	22.2	1,252.8	23.2
Southeastern	965.5	16.3	900.8	16.1	861.5	16.0
Southwestern	991.6	16.8	939.6	16.7	884.6	16.4
Western	1,351.2	22.9	1,265.4	22.6	1,191.6	22.1
Other(2)	133.3	2.3	84.0	1.5	63.8	1.1

Total Revenues	$5,908.5	100.0%	$5,612.2	100.0%	$5,396.5	100.0%

(1)	See discussion in Note 16 to our consolidated financial statements.

(2)	Amounts relate primarily to our subsidiaries that provide services throughout the organization and not on a regional basis.

(3)	Revenues in the prior periods have been restated to conform to our current operating structure.
Cost of operations. Cost of operations includes labor and related benefits, which consists of salaries and wages, health and welfare benefits, incentive compensation and payroll taxes. It also includes transfer and disposal costs representing tipping fees paid to third-party disposal facilities and transfer stations; maintenance and repairs relating to our vehicles, equipment, and containers, including related labor and benefit costs; transportation and subcontractor costs which include costs for independent haulers who transport our waste to disposal facilities and costs for local operators who provide waste handling services associated with our national accounts in markets outside our standard operating areas; fuel which includes the direct cost of fuel used by our vehicles, net of fuel credits; disposal and franchise fees and taxes consisting of landfill taxes, municipal franchise fees, host community fees and royalties; landfill operating costs which includes landfill accretion, financial assurance, leachate disposal and other landfill maintenance costs; risk management which includes casualty insurance premiums and claims; cost of goods sold which includes material costs paid to suppliers associated with recycling commodities; and other which includes expenses such as facility operating costs, equipment rent, and gains or losses on sale of assets used in our operations.
The following tables provide the components of our cost of operations and as a percentage of revenues (in millions, except percentages):

	Year Ended December 31,
	2006		2005		2004
Labor and related benefits	$1,092.0	18.5%	$1,090.1	19.4%	$1,046.6	19.4%
Transfer and disposal costs	475.3	8.0	471.9	8.4	480.0	8.9
Maintenance and repairs	482.7	8.2	478.3	8.5	457.3	8.5
Transportation and subcontractor costs	507.4	8.6	446.6	8.0	401.0	7.4
Fuel	291.6	4.9	235.8	4.2	164.5	3.0
Disposal and franchise fees and taxes	365.5	6.2	347.7	6.2	334.5	6.2
Landfill operating costs	148.0	2.5	147.6	2.6	143.9	2.7
Risk management	166.0	2.8	171.0	3.1	162.9	3.0
Cost of goods sold	54.3	0.9	45.2	0.8	48.7	0.9
Other	203.6	3.5	220.4	3.9	189.4	3.5

Total cost of operations	$3,786.4	64.1%	$3,654.6	65.1%	$3,428.8	63.5%

Selling, general and administrative expenses include salaries, health and welfare benefits and incentive compensation for corporate and field general management, field support functions, sales force, accounting and finance, legal, management information systems and clerical and administrative departments. It also includes rent and office costs, fees for professional services provided by third parties, such as accountants, lawyers and consultants, provisions for estimated uncollectible accounts receivable and other expenses such as marketing, investor and community relations, directors’ and officers’ insurance, employee relocation, travel, entertainment and bank charges.
The following tables provide the components of our selling, general and administrative costs and as a percentage of revenues (in millions, except percentages):

	Year Ended December 31,
	2006		2005		2004
Salaries	$358.7	6.1%	$319.6	5.7%	$313.8	5.8%
Rent and office costs	40.3	0.7	40.2	0.7	42.3	0.8
Professional fees	56.9	1.0	50.7	0.9	69.4	1.3
Provision for doubtful accounts	18.3	0.3	17.8	0.3	18.2	0.3
Other	113.1	1.8	81.9	1.5	101.0	1.9

Total selling, general and administrative
expenses	$587.3	9.9%	$510.2	9.1%	$544.7	10.1%

Depreciation and amortization includes depreciation of fixed assets and amortization costs associated with the acquisition, development and retirement of landfill airspace and intangible assets. Depreciation is provided on the straight-line method over the estimated useful lives of assets. The estimated useful lives of assets are: buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (4-8 years). For building improvements, the depreciable life can be the shorter of the improvements’ estimated useful lives or related lease terms. Landfill assets are amortized at a rate per ton of waste disposed. (See Critical Accounting Judgments and Estimates and Note 7, to our consolidated financial statements in this Form 8-K for a discussion of landfill accounting.) Depreciation expense of vehicles increases as fully-depreciated trucks are replaced by new vehicles. Amortization of landfill assets is impacted by several factors including rates of inflation, landfill expansions and compaction rates.
The following tables provide the components of our depreciation and amortization and as a percentage of revenues (in millions, except percentages):

	Year Ended December 31,
	2006		2005		2004
Depreciation of fixed assets	$311.5	5.3%	$298.1	5.3%	$294.0	5.5%
Landfill and other amortization	246.2	4.1	245.5	4.4	253.1	4.7

Total depreciation and amortization	$557.7	9.4%	$543.6	9.7%	$547.1	10.2%

Landfill disposal capacity and operating lives. We had available landfill disposal capacity of approximately 2.8 billion tons as of December 31, 2006. We classify this disposal capacity as either permitted (having received the final permit from the governing authorities) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is probable. Throughout the year, one landfill was certified closed and there were no active landfills acquired or divested, leaving 163 active landfills as of December 31, 2006. The number of sites with probable expansion disposal capacity decreased from 23 to 21. New probable expansions were added at 5 sites and 7 sites were removed from probable expansion due to successful expansions. In addition to these seven sites, we had increases in overall permitted capacity at seven sites where the disposal capacity was not previously classified as probable expansion. (See Critical Accounting Judgments and Estimates and Note 7, Landfill Accounting for our requirements to classify disposal capacity as probable expansion.)

The following table reflects disposal capacity activity for active landfills we owned or operated for the year ended December 31, 2006 (disposal capacity in millions of tons):

		Probable
	Permitted	Expansion
	Disposal	Disposal	Total Disposal
	Capacity	Capacity	Capacity
Balance as of December 31, 2005	2,204.0	450.7	2,654.7
Acquisitions, divestitures and closures	—	—	—
Additions to probable expansion disposal capacity	—	37.0	37.0
Net change to permitted disposal capacity	288.8	(227.0)	61.8
Disposal capacity consumed	(77.4)	—	(77.4)
Changes in engineering estimates (1)	112.2	17.4	129.6

Balance as of December 31, 2006	2,527.6	278.1	2,805.7

(1)	Relates primarily to increased density of waste at our landfills resulting from improved operational procedures, optimization of daily cover materials and improved utilization of compaction equipment.
The following table reflects the estimated operating lives of our landfill assets based on available disposal capacity using current annual volumes:

	At December 31, 2006		At December 31, 2005
	Number of Sites	Percent of Total	Number of Sites	Percent of Total
0 to 5 years	31	19%	32	20%
5 to 10 years	8	5	15	9
10 to 20 years	47	29	36	22
20 to 40 years	38	23	40	24
40+ years	39	24	41	25

Total	163	100%	164	100%

Interest expense and other includes the following components (in millions):

	Year Ended December 31,
	2006	2005	2004
Interest expense and other
Interest expense, gross	$526.6	$520.2	$592.7
Cash settlement on non-hedge accounting interest rate
swap contracts	—	—	8.5
Interest income	(4.2)	(3.0)	(2.6)
Interest capitalized for development projects	(17.6)	(14.5)	(13.0)
Accretion of debt and amortization of debt issuance costs	21.8	22.7	27.0
Non-cash gain on non-hedge accounting interest rate
swap contracts	—	—	(16.2)
Amortization of accumulated other comprehensive loss for
de-designated interest rate swap contracts	—	—	6.7
Costs incurred to early extinguish debt	41.3	62.6	156.2
Interest expense allocated to discontinued operations	(4.5)	(4.9)	(6.8)

Total interest expense and other from continuing operations	$563.4	$583.1	$752.5

Years Ended December 31, 2006 and 2005
Revenues. Revenues increased 5.3% over the prior year, as all lines of business increased except for recycling — commodity. The revenue increase within the collection business was primarily driven by increases in the commercial and roll-off lines of business. The revenue increase within the disposal business was primarily attributable to landfill revenue increases. Recycling revenue decreased due to cardboard and newspaper commodity price declines as well as volume declines. Other revenue increased as a result of waste volume increases associated with the subcontracted portion of our national accounts.
Following is a summary of the change in revenues (in millions):

Reported revenues in 2005	$5,612.2
Core business organic growth
Increase from average base per unit price change	197.9
Increase from fuel recovery fees	99.3
Increase from net volume change	54.8
Net divested revenues and adjustments	(57.6)
Increase in recycling and other	1.9

Reported revenues in 2006	$5,908.5

During the year ended December 31, 2006, we generated organic revenue growth of 6.8%, of which $297.2 million or 5.7% was attributable to our average price per unit on core business. Our continued price growth reflected the results of pricing increases implemented throughout the year. Within the collection business, average per unit pricing increased 7.2%, 7.2%, 3.4% and 13.1%, respectively, in the commercial, roll-off, residential and recycling collection lines of business for the year ended December 31, 2006. Within the disposal line of business, landfill and transfer average per unit pricing increased 4.5% and 4.1%, respectively. The fuel recovery fee program, implemented in 2005 to mitigate our exposure to increases in fuel prices, generated 33% of the total price growth for the year ended December 31, 2006. This fee fluctuates with the price of fuel; and, consequently, fuel price declines would result in a decrease in our revenue, which would be more than offset by a decrease in our fuel expense.
Core business volume growth was 1.1% compared to the prior year, primarily driven by volume increases related to subcontract and transportation revenues. Within the collection business, the commercial and roll-off lines of business experienced volume increases of 1.0% and 1.1%, respectively. Volume for the residential line of business decreased slightly while recycling collection volume declined 6.5% during 2006. Within the disposal business, both landfill and transfer volumes decreased by 0.7%. The decline in landfill volume was primarily due to reductions in special waste volumes in the current year. We are improving our pricing structure and return criteria for special waste jobs in an effort to improve the returns on this area of landfill volume. Subcontract and transportation volume increased 50.2% and 9.5%, respectively, primarily driven by the growth associated with our national accounts in 2006.
Cost of operations. Cost of operations increased 3.6% in 2006 compared to the prior year, driven by increases in fuel, transportation and subcontractor costs, partially offset by decreases in risk management and other expenses. The increase in transportation and subcontractor costs primarily reflected our volume growth in our national accounts and fuel cost increases. Risk management costs decreased due to favorable adjustments associated with risk and health insurance as a result of changes in estimates due to favorable claims experience. Other expense decreased partly as a result of an $8 million favorable adjustment to our environmental reserves in 2006, primarily due to the selection by the U.S. Environmental Protection Agency of a lower cost remediation plan for a Superfund site at which we are a potentially responsible party.
Fuel costs increased because of higher fuel prices and the expiration of certain fixed price purchase contracts. A significant portion of these contracts expired in early 2005. All fixed price purchase contracts expired as of March 31, 2006, and, unless new contracts are executed, all future fuel purchases will be at market rates. For the year ended December 31, 2006, the contracts in place reduced fuel costs by $5.9 million when compared to then current market prices. We expect that our fuel recovery fee will offset a portion of the volatility in fuel costs arising from future market price fluctuations. At December 31, 2006, approximately 57% of our customers participated in the fuel recovery fee program.
Labor costs remained constant in 2006 primarily due to our on-going labor efficiency efforts. Maintenance and repairs costs increased only slightly compared to the same period in the prior year primarily due to the increased level of vehicle purchases and improved maintenance practices in the last two years. These costs actually declined in the second half of 2006 compared to the same period a year ago.
Selling, general and administrative expenses. Selling, general and administrative expenses increased 15.1% in 2006 as compared to 2005 primarily relating to salaries, professional fees and other expenses. The increase in salaries included the impact of higher incentive compensation resulting from improved performance in 2006, severances associated with an initiative to control labor costs and other unrelated separations that occurred during 2006. In addition, the increase in salaries in 2006 also reflected the impact of normal inflation, benefits costs and stock option expense recognized due to the adoption of SFAS 123(R) as of January 1, 2006. Professional fees increased as a result of consulting fees related to initiatives to standardize sales programs, invest in national accounts systems improvements and implement procurement programs during the year. The increase in other expense was primarily attributable to a $22.1 million reversal of litigation reserves during 2005.

Depreciation and amortization. Depreciation and amortization expense increased 2.6% in the year ended December 31, 2006 as compared to 2005. Depreciation expense related to vehicles and equipment increased primarily due to increases in capital expenditures in recent periods. For the year ended December 31, 2006, landfill amortization increased slightly due to increased amortization rates, partially offset by volume decreases.
Loss from divestitures and asset impairments. During 2006, we recorded losses of approximately $22.5 million related to divestitures and asset impairments. Asset sales, completed as a result of our market rationalization focus, generated a loss of approximately $7.6 million. These losses primarily related to operations in our Northeastern and Midwestern regions. During 2006, we also recorded landfill asset impairment charges of approximately $9.7 million as a result of management’s decision to discontinue development and/or operations of three landfill sites. Additionally, during 2006 we recognized a $5.2 million expense associated with the relocation of our operations support center.
Interest expense and other. Interest expense and other decreased by 3.4% in 2006 as compared to 2005. Gross interest expense increased slightly during the year as a result of rising interest rates on the variable portion of our debt, offset by lower debt levels as a result of our continued de-leveraging strategy and the refinancing of debt at lower interest rates in the first quarter of 2005 (2005 Refinancing plan) and second quarter of 2006. In connection with the refinancing transactions, we incurred costs to early extinguish and refinance debt of $41.3 million and $62.6 million, respectively, during the years ended December 31, 2006 and 2005.
Income tax expense. The effective tax rate for the year ended December 31, 2006 was 60.2% compared to 40.9% in 2005. Income tax expense increased by $104.2 million or 79.3% from $131.1 million in 2005 to $235.3 million in 2006 primarily due to increased pre-tax income. Other factors contributing to the increase included interest charges totaling $21.5 million on previously recorded liabilities currently under review by the applicable taxing authorities as a result of developments during the fourth quarter; adjustments attributable to prior periods totaling $13.4 million relating to two state income tax matters involving tax years prior to 2003 which were identified during the fourth quarter and which were determined to be immaterial to prior years’ financial statements (an additional $3.6 million was charged to goodwill for one of these matters); and a net increase in the valuation allowance of $9.5 million for the deferred tax assets relating to certain of our state net operating loss carryforwards (including a $12.0 million charge recorded in the fourth quarter) due to an updated recoverability assessment. In 2005, income tax expense was reduced by a $25.5 million benefit related to additional stock basis associated with a divestiture.
Discontinued operations.
Discontinued operations in 2006 relate to our sale of hauling, transfer and landfill operations in Georgia, Indiana, Illinois and Kentucky during the third quarter of 2007 and our sale of hauling, transfer and recycling operations in Florida, as well as the stock of an unrelated immaterial subsidiary in a single transaction during the first quarter of 2007. There were no divestitures during 2006 that have been presented as discontinued operations. Discontinued operations in 2006 included $8.3 million of pre-tax income from operations ($5.1 million income, net of tax).
Dividends on preferred stock. Dividends on preferred stock were $42.9 million and $52.0 million for the years ended December 31, 2006 and 2005, respectively. The decrease of $9.1 million for the year ended December 31, 2006 resulted from the conversion of the Series C mandatory convertible preferred stock (Series C preferred stock). The Series C preferred stock was converted into approximately 34.1 million shares of common stock on April 1, 2006, eliminating approximately $21.6 million of annual dividends. This decrease was partially offset as a result of having the Series D mandatory convertible preferred stock (Series D preferred stock) issued in March 2005 outstanding for the full year.

Years Ended December 31, 2005 and 2004
Revenues. Revenues increased 4.0% over the prior year driven by increases in our collection and disposal lines of business. The revenue increase within the collection business was driven by increases in each of the residential, commercial and roll-off lines of business. Within the disposal business, landfill revenue increased while transfer revenue remained flat year over year. Recycling revenue decreased as commodity prices declined during the year, while other revenue increased primarily due to the increase in national account-related revenue.
Following is a summary of the change in revenues (in millions):

Reported revenues in 2004	$5,396.5
Core business organic growth
Increase from average base per unit price change	20.9
Increase from fuel recovery fees	84.1
Increase from net volume change	147.3
Net divested revenues and adjustments	(14.6)
Decrease in recycling and other	(22.0)

Reported revenues in 2005	$5,612.2

Revenue growth relating to our average price per unit on core business was $105.1 million compared to $54.8 million in the prior year. Our price growth of 2.1% reflected the result of our continued focus on our pricing initiatives during 2005. Average per unit pricing for all lines within the collection business and for the transfer and landfill businesses increased. The improvement in price resulted from more central control of pricing. The fuel recovery fee program implemented during 2005 generated $84.1 million or 80.0% of the total price growth in the current year.
Core business volume growth for the year ended December 31, 2005 was 2.9%, of which approximately 1.3% primarily related to subcontract revenue from national accounts and hurricane clean-up work resulting from the Gulf Coast hurricanes. Commercial and roll-off volumes increased by 2.0% and 1.6%, respectively. Landfill volume increased 6.3%, while volume for the transfer business decreased 1.6% from the prior year. The growth in our volume reflected improvement in the economy, increases in special waste jobs, more effective sales practices and the impact of hurricane debris clean-up work.
Cost of operations. Cost of operations increased 6.6% in 2005 compared to the prior year due to increases in labor, maintenance and repairs, transportation and subcontract costs, fuel and risk management expenses. Labor costs increased as a function of inflation and higher benefits costs. The increase in maintenance and repair expenses was attributable to additional repair costs due to fleet age. This trend improved during the year, with maintenance and repairs actually decreasing in the fourth quarter of 2005 compared to the same period a year ago. Transportation and subcontractor costs increased primarily as a function of volume increases from national accounts, additional subcontract costs for hurricane debris clean-up work during the third and fourth quarters and increases in pass-through fuel expenses. Fuel costs increased due to the impact of higher fuel prices during the year. The increase in risk management expenses was driven primarily by $8.3 million of insurance liability adjustments incurred during the current year due to adverse property and casualty experience.
Also included in other operating costs were $3.6 million of charges related to lost or damaged equipment and facilities in the areas affected by the Gulf Coast hurricanes in 2005 and a $4.8 million loss on assets held for sale.
Selling, general and administrative expenses. Selling, general and administrative expenses decreased by $34.6 million or 6.3% in 2005 primarily relating to decreases in professional fees and other expenses, partially offset by increases in salaries. The year over year decrease in professional fees of $18.7 million is attributable to prior year expenses associated with the implementation of SOX 404 and the best practices program. The decrease in other expenses primarily related to $22.1 million of the reversals of litigation reserves in 2005. Of that amount, $13.3 million pertained to a favorable court ruling involving BFI that had been pending appeal since 2000. Salary expenses in 2004 included $18 million of costs associated with an executive departure and our field organization realignment in the fourth quarter of 2004.

Depreciation and amortization. Depreciation and amortization decreased 0.6% in 2005 as compared to 2004. The decrease in amortization expenses is primarily related to lower amortization rates due to increases in landfill capacity from expansions and compaction improvement, partially offset by increased volumes. Depreciation expense related to equipment increased during 2005, primarily due to increases in capital expenditures in the second half of 2004 and throughout 2005.
Interest expense and other. Interest expense and other decreased by 22.5% in 2005. The decrease in gross interest expense was attributable primarily to the repayment of debt and refinancing of debt at lower interest rates. We expensed $62.6 million of costs to early extinguish and refinance debt during 2005, compared to $156.2 million of costs for similar activities during 2004.
Income tax expense. The effective tax rate for the year ended December 31, 2005 was 40.9% compared to 56.0% for the same period in 2004. Income tax expense for the year ended December 31, 2005 included a benefit of approximately $25.5 million related to additional stock basis associated with a divestiture pending at December 31, 2005 that was completed in February 2006. The decrease in the effective income tax rate in 2005 was also partly due to provision to return adjustments resulting from the finalizing of 2004 income tax returns in the fourth quarter of 2005 and the increase in annual earnings before taxes in 2005.
Discontinued operations. There were no divestitures during 2005 that have been presented as discontinued operations. However, discontinued operations in 2005 included a previously deferred gain of approximately $15.3 million ($9.2 million gain, net of tax). This deferred gain was attributable to a divestiture that occurred in 2003 where the acquirer had the right to sell the operations back to us for a period of time (a “put” agreement), thus constituting a form of continuing involvement on our part that precluded recognition of the gain in 2003. In the third quarter of 2005, these operations were sold to another third-party and the put agreement was cancelled. Discontinued operations in the year 2005 also included a $2.7 million pre-tax benefit ($1.6 million after tax) resulting from a revision of our insurance liabilities related to divestitures previously reported as discontinued operations. Additionally, discontinued operations in 2005 included $6.7 million of pre-tax income from operations ($4.0 million income, net of tax) related to our sale of hauling, transfer and landfill operations in Georgia, Indiana, Illinois and Kentucky during the third quarter of 2007 and our sale of hauling, transfer and recycling operations in Florida, as well as the stock of an unrelated immaterial subsidiary in a single transaction during the first quarter of 2007.
Dividends on preferred stock. Dividends on preferred stock were $52.0 million and $21.6 million for the year ended December 31, 2005 and 2004, respectively. The increase of $30.4 million for the year ended December 31, 2005 was a result of the 6.25% dividends payable in cash for the Series D preferred stock issued in March 2005. Dividends on preferred stock also included the 6.25% dividends payable in cash for the Series C preferred stock issued in April 2003.
Liquidity and Capital Resources
Our capital structure consists of 66% debt and 34% equity at December 31, 2006. The majority of our debt was incurred to acquire solid waste companies between 1990 and 2000. We incurred and assumed over $11 billion of debt to acquire BFI in 1999. Since the acquisition of BFI, we have repaid debt with cash flow from operations, asset sales and the issuance of equity. We intend to continue to reduce our debt balance until we reach credit ratios we believe will allow us to benefit from a cost of capital afforded by investment grade companies. We believe that as we move towards these ratios, we will have additional opportunities to reduce our cost of debt below our current level on a basis relative to interest rates at the time. We expect these opportunities will increase liquidity and shareholder value, and provide more flexibility in deciding the most appropriate use of our cash flow.
We may refinance or repay portions of our debt to ensure a capital structure that supports our operating plan, as well as continue to seek opportunities to extend our maturities in the future with actions that are economically beneficial. The potential alternatives include continued application of cash flow from operations, asset sales and capital markets transactions. We continue to evaluate the performance of and opportunities to divest operations that do not maximize operating efficiencies or provide an adequate return on invested capital. Capital markets transactions could include issuance of debt with longer maturities, issuance of equity, or a combination of both.
We generally meet operational liquidity needs with operating cash flows. Our liquidity needs are primarily for working capital, capital expenditures for vehicles, containers and landfill development, capping, closure, post-closure and environmental expenditures, debt service costs, cash taxes, and scheduled debt maturities.
When we cannot meet our liquidity needs with operating cash flow, we meet those needs with borrowings under our 2005 Credit Facility. We have a $1.575 billion commitment until 2010 under our 2005 Credit Facility, which we believe is adequate to meet our liquidity needs based on current conditions. At December 31, 2006, we had no loans outstanding and $398.7 million in letters of credit drawn on the 2005 Revolver, leaving approximately $1.176 billion of availability. Both the $25 million Incremental Revolving Letter of Credit Facility and $490 million Institutional Letter of Credit Facility were fully utilized at December 31, 2006. During the third and fourth quarters of 2006, we made optional prepayments of $40 million and $130 million, respectively, on the 2005 Term Loan. These payments were made with excess cash flow from operations and proceeds from the sale of assets.
Our cash flows from operating, investing and financing activities for the last three years were as follows (in millions):

	Years Ended December 31,
	2006	2005	2004
Operating Activities:
Net income	$160.9	$203.8	$49.3
Discontinued operations, net of tax	(5.1)	(14.8)	6.2
Non-cash expenses (1)	821.1	705.6	680.3
Gain on sale of fixed assets	(9.9)	(3.5)	(4.8)
Non-cash gain on non-hedge accounting interest rate swap contracts	—	—	(16.2)
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	—	—	6.7
Change in working capital	(27.8)	(154.3)	(47.8)
Capping, closure, post-closure and environmental expenditures, net of accretion	(35.9)	(41.1)	(41.4)

Cash provided by operating activities from continuing operations	903.3	695.7	632.3

Investing Activities:
Proceeds from divestitures less the cost of acquisitions, net of cash divested/acquired (2)	50.4	0.9	36.2
Proceeds from sale of fixed assets	21.7	20.2	10.7
Capital expenditures, excluding acquisitions	(661.1)	(685.6)	(569.9)
Capitalized interest	(17.2)	(14.1)	(12.7)
Change in deferred acquisition costs, notes receivable and other	4.6	6.1	10.8

Cash used for investing activities from continuing operations	(601.6)	(672.5)	(524.9)

Financing Activities:
Net proceeds from sale of Series D preferred stock	—	580.8	—
Proceeds from long-term debt, net of issuance costs	1,239.3	3,043.5	3,082.6
Payments of long-term debt	(1,438.4)	(3,740.2)	(3,609.1)
Payment of preferred stock dividends	(48.3)	(48.9)	(21.6)
Change in disbursement account	(47.3)	21.9	53.8
Net proceeds from sale of common stock, exercise of stock options and other	19.9	97.4	5.1

Cash used for financing activities from continuing operations	(274.8)	(45.5)	(489.2)

Cash provided by discontinued operations	11.1	10.4	5.1

Increase (decrease) in cash and cash equivalents	$38.0	$(11.9)	$(376.7)

(1)	Consists principally of provisions for depreciation and amortization, stock-based compensation expense, allowance for doubtful accounts, accretion of debt and amortization of debt issuance costs, write-off of deferred debt issuance costs, non-cash reduction in acquisition accruals, non-cash portion of realignment costs, non-cash asset impairments and loss on divestitures, deferred income taxes and cumulative effect of change in accounting principle, net of tax.

(2)	During 2006, we acquired solid waste operations representing approximately $8.3 million ($8.2 million, net of intercompany eliminations) in annual revenues and sold operations representing approximately $116.2 million ($103.6 million, net of intercompany eliminations) in annual revenues. During 2005, we acquired solid waste operations representing approximately $19.5 million ($19.5 million, net of intercompany eliminations) in annual revenues and sold operations representing approximately $16.4 million ($16.4 million, net of intercompany eliminations) in annual revenues. During 2004, we acquired solid waste operations representing approximately $16.6 million ($16.6 million, net of intercompany eliminations) in annual revenues and sold operations representing approximately $62.2 million ($60.8 million, net of intercompany eliminations) in annual revenues.

Cash provided by operating activities from continuing operations increased 30% in 2006 compared to 2005. The increase was primarily due to an increase in net income from continuing operations after adjusting for the impact of deferred taxes and a decreased use of working capital of approximately $126.5 million, primarily related to the timing of operating activities and capital expenditure disbursements. Cash used for investing activities declined by 11% over 2005, as a result of the increase in proceeds from divestitures, net of costs of acquisitions of approximately $49.5 million, and slightly lower capital expenditures. Debt repayments, including the $170 million Term Loan prepayments in the third and fourth quarters and the change in disbursement account are the primary drivers in the increase of cash used for financing activities. The disbursement account represents outstanding checks as of December 31, 2006.
Following is a summary of the primary sources and uses of cash during 2006, 2005 and 2004 (in millions):

	2006	2005	2004
Sources of cash:
Cash provided by continuing operations	$903.3	$695.7	$632.3
Net proceeds from issuance of common stock and exercise of stock options	19.9	97.4	5.1
Net proceeds from issuance of preferred stock	—	580.8	—
Decrease in cash balance	—	11.9	376.7
Increase in disbursement account	—	21.9	53.8
Net proceeds from divestitures, net of acquisitions	50.4	0.9	36.2
Proceeds from the sale of fixed assets	21.7	20.2	10.7

Total	$995.3	$1,428.8	$1,114.8

	2006	2005	2004
Uses of cash:
Capital expenditures	$661.1	$685.6	$569.9
Debt repayments, net of debt proceeds	187.4	666.8	488.2
Debt issuance costs	11.7	29.9	38.3
Increase in cash balance	38.0	—	—
Decrease in disbursement account	47.3	—	—
Payment of preferred stock cash dividends	48.3	48.9	21.6
Other non-operating net cash outflows	1.5	(2.4)	(3.2)

Total	$995.3	$1,428.8	$1,114.8

Capital expenditures. In addition to funding our working capital needs and reducing debt, we are committed to efficiently investing in our capital asset base. Our goal is to generate returns that are above our weighted average cost of capital. Our capital expenditures are primarily for the construction and build-out of our landfills, for the vehicles and containers used by our collection operations and for heavy equipment used in both our collection and landfill operations. We maintain a level of annual capital expenditures in order to control repair and maintenance costs, improve productivity and improve quality of customer service. We expect our capital expenditures to be approximately $700 million in 2007. We expect this investment, along with improved maintenance practices, to reduce the total cost of our truck fleet ownership.
Following is a summary of capital expenditures for the years ended December 31 (in millions):

	2006	2005	2004
Vehicles, containers and heavy equipment	$361.4	$370.1	$211.6
Landfill development	247.2	264.7	289.0
Other (1)	52.5	50.8	69.3

Total capital expenditures, excluding acquisitions	$661.1	$685.6	$569.9

(1)	Includes land and improvements, buildings and improvements, and furniture and office equipment.
Financing activities. We continuously seek opportunities to increase our cash flow through improvements in operations and reduction of our interest cost. Historically, we have used bank financings and capital markets transactions to meet our refinancing and liquidity requirements. Under our 2005 Credit Facility, we are required to meet certain financial covenants. Our objective is to maintain sufficient surplus between the required covenant ratios and the actual ratios calculated according to the 2005 Credit Agreement. We monitor the surplus carefully and will seek to take action if the surplus becomes too small. We have not historically experienced difficulty in obtaining financing or refinancing existing debt. We expect to continue to seek such opportunities in the future to the extent such opportunities are available to us. We cannot assure you opportunities to obtain financing or to refinance existing debt will be available to us on favorable terms, or at all. (See also Debt Covenants in Contractual Obligations and Commitments.)

Significant financing events in 2006. On April 1, 2006, each of the outstanding shares of our 6.25% Series C preferred stock automatically converted into 4.9358 shares of our common stock pursuant to the terms of the related certificate of designations. This increased our common shares outstanding by approximately 34.1 million shares as of April 1, 2006, and eliminated annual cash dividends of $21.6 million.
The conversion rate, pursuant to the terms set forth in the certificate of designations, was equal to $50.00 divided by $10.13 (the threshold appreciation price), as the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on March 29, 2006 (the third trading day preceding the conversion date) was greater than the threshold appreciation price. Each holder of Series C preferred stock on the applicable record date received a cash payment equal to the amount of accrued and unpaid dividends. As a result of the automatic conversion, we no longer pay quarterly dividends in cash or stock with respect to the Series C preferred stock. Each holder of Series C preferred stock on the conversion date received cash in lieu of any fractional shares of common stock issued upon conversion of the Series C preferred stock.
In April 2006, we completed the re-pricing of the 2005 Term Loan and Institutional Letter of Credit portions of our 2005 Credit Facility. The 2005 Term Loan and Institutional Letter of Credit Facility re-priced at LIBOR plus 175 basis points (or ABR plus 75 basis points), a reduction of 25 basis points. This re-pricing is expected to generate more than $4 million in annual interest savings. The pricing will further decrease to LIBOR plus 150 basis points (or ABR plus 50 basis points) when our leverage ratio is equal to or less than 4.25x.
In May 2006, we issued $600 million of 7.125% senior notes due 2016 at a discounted price equal to 99.123% of the aggregate principal amount and used the net proceeds to fund a portion of the tender offer for our 8.875% senior notes due 2008. The refinancing of the senior notes is expected to generate approximately $6 million in annual interest savings. In conjunction with the re-pricing and refinancing transactions in 2006, we expensed approximately $41.3 million of costs related to premiums paid, deferred financing and other costs.
In June 2006, we filed an automatic shelf registration statement with the SEC. It allows us to issue, from time to time, an unrestricted amount of debt securities, preferred stock, common stock, debt and equity warrants, depositary shares (including an indeterminate amount of debt securities, preferred stock and common stock as may be issued upon conversion or exchange for any of our other securities). The registration statement was effective immediately.
Contractual Obligations and Commitments
Following is a summary of our debt structure and the associated interest cost (in millions, except percentages):

	December 31, 2006			December 31, 2005
	Ending	Effective	Annual	Ending	Effective	Annual
	Debt	Interest	Interest	Debt	Interest	Interest
Debt Instrument	Balance	Rate (1)	Expense	Balance	Rate (1)	Expense
Revolving credit facility (2)	$—	8.81%	$19.6	$3.7	9.00%	$17.4
2005 Term loans	1,105.0	7.34	88.3	1,275.0	6.33	79.2
Senior secured notes	4,644.6	7.60	363.1	4,644.1	7.83	368.7
Senior unsecured notes	400.0	7.55	30.2	400.0	7.55	30.2
Senior subordinated convertible debenture	230.0	4.34	10.0	230.0	4.34	10.0
Senior subordinated notes	—	—	—	—	—	4.5
Receivables secured loan	230.0	6.02	13.1	230.0	4.90	8.9
Other	301.0	6.95	22.8	308.9	6.89	22.6

Total	$6,910.6	7.37	$547.1	$7,091.7	7.29	$541.5

(1)	Includes the effect of our interest costs incurred, amortization of deferred debt issuance costs and premiums or discounts.

(2)	Reflects weighted average interest rate and excludes fees. There were no borrowings outstanding at December 31, 2006; the rate presented is the average of the Adjusted LIBOR rate and the ABR plus applicable margins.

The following table provides additional maturity detail of our long-term debt at December 31, 2006 (in millions):

Debt	2007	2008	2009	2010	2011	Thereafter	Total
Revolving 2005 Credit Facility(1)	$—	$—	$—	$—	$—	$—	$—
Term loan B	—	—	—	—	—	1,105.0	1,105.0
Receivables secured loan(2)	230.0	—	—	—	—	—	230.0
6.375% BFI Senior notes	—	161.2	—	—	—	—	161.2
8.50% Senior notes	—	750.0	—	—	—	—	750.0
6.50% Senior notes	—	—	—	350.0	—	—	350.0
5.75% Senior notes	—	—	—	—	400.0	—	400.0
6.375% Senior notes	—	—	—	—	275.0	—	275.0
9.25% Senior notes due 2012	—	—	—	—	—	250.0	250.0
7.875% Senior notes due 2013	—	—	—	—	—	450.0	450.0
6.125% Senior notes due 2014	—	—	—	—	—	425.0	425.0
7.25% Senior notes due 2015	—	—	—	—	—	600.0	600.0
7.125% Senior notes due 2016	—	—	—	—	—	600.0	600.0
9.25% BFI debentures due 2021	—	—	—	—	—	99.5	99.5
7.40% BFI debentures due 2035	—	—	—	—	—	360.0	360.0
4.25% Senior subordinated convertible debentures due 2034	—	—	—	—	—	230.0	230.0
7.375% Senior unsecured notes due 2014	—	—	—	—	—	400.0	400.0
Other debt	6.6	1.9	2.0	25.3	1.3	266.7	303.8

Total principal due	$236.6	$913.1	$2.0	$375.3	$676.3	$4,786.2	6,989.5
Discount, net							(78.9)

Total debt balance							$6,910.6

(1)	At December 31, 2006, under our 2005 Credit Facility, we had revolving commitments totaling $1.575 billion with no loans outstanding and $398.7 million of letters of credit outstanding, providing us remaining availability of approximately $1.176 billion. In addition, we had an Institutional Letter of Credit Facility of $490 million and an Incremental Revolving Letter of Credit Facility of $25 million available under the 2005 Credit Facility, all of which were used for letters of credit outstanding.

(2)	The receivables secured loan is a 364-day liquidity facility with a maturity date of May 29, 2007. Although we intend to renew the liquidity facility on May 29, 2007, the outstanding balance is classified as a current liability because it has a contractual maturity of less than one year.
The following table outlines what we regard as our material, fixed, non-cancelable contractual cash obligations, their payment dates and expirations. Amounts related to operating leases and purchase obligations are not recorded as a liability on our December 31, 2006 consolidated balance sheet and will be recorded as appropriate in future periods. This table excludes certain obligations that we have reflected on our consolidated balance sheet, such as pension obligations of $18.2 million, for which we do not expect to have cash funding requirements and excludes amounts related to environmental liabilities of $217.0 million and income tax contingencies of $559.3 million for which the timing of payments is not determinable.

Contractual Obligations	2007	2008	2009	2010	2011	Thereafter	Total
Recorded obligations:
Long-term debt principal (1)	$235.3	$912.1	$1.0	$374.1	$675.4	$4,779.2	$6,977.1
Long-term debt interest (1)	490.4	448.0	416.1	403.9	371.2	1,693.5	3,823.1
Capital lease obligations (2)	2.4	2.0	1.9	1.9	1.6	9.5	19.3
Capping, closure and post- closure obligations	59.8	45.7	79.3	69.1	60.1	3,098.0	3,412.0
Other long-term liabilities (3)	—	63.4	47.9	34.9	26.1	120.9	293.2
Unrecorded obligations:
Operating leases	35.2	33.0	27.1	21.0	16.7	91.8	224.8
Purchase obligations:(4)
Disposal related	83.9	61.3	50.2	37.0	33.9	88.5	354.8
Other	34.7	30.7	32.2	19.0	16.6	228.5	361.7

Total cash contractual obligations	$941.7	$1,596.2	$655.7	$960.9	$1,201.6	$10,109.9	$15,466.0

(1)	Amount represents scheduled principal and interest due (excluding discounts) as well as principal due on capital leases which are shown separately below. Scheduled interest payment obligations are calculated using stated coupons for fixed debt and interest rates effective as of December 31, 2006 for variable rate debt.

(2)	Amount represents scheduled principal and interest due on capital leases.

(3)	The current portion of other long-term obligations is not reflected here, as it is included in the other accrued liabilities balance.

(4)	Purchase obligations consist primarily of (i) disposal related agreements which include fixed or minimum royalty payments, host agreements, and take-or-pay and put-or-pay agreements and (ii) other obligations including, committed capital expenditures and consulting services arrangements.

Debt covenants. Our 2005 Credit Facility and the indentures relating to our senior subordinated notes and our senior notes contain financial covenants and restrictions on our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions.
Under the 2005 Credit Facility, our primary financial covenants are:
Minimum Interest Coverage:

From the Quarter Ending	Through the Quarter Ending	EBITDA(1)/Interest
January 1, 2005	December 31, 2005	1.85x
January 1, 2006	June 30, 2006	1.95x
July 1, 2006	December 31, 2006	2.00x
January 1, 2007	March 31, 2007	2.10x
April 1, 2007	June 30, 2007	2.15x
July 1, 2007	March 31, 2008	2.20x
April 1, 2008	September 30, 2008	2.25x
October 1, 2008	December 31, 2008	2.30x
January 1, 2009	June 30, 2009	2.40x
July 1, 2009	December 31, 2009	2.55x
January 1, 2010	Thereafter	2.75x

Maximum Leverage:

From the Quarter Ending	Through the Quarter Ending	Total Debt/EBITDA(1)
January 1, 2005	December 31, 2005	6.50x
January 1, 2006	June 30, 2006	6.25x
July 1, 2006	December 31, 2006	6.00x
January 1, 2007	June 30, 2007	5.75x
July 1, 2007	December 31, 2008	5.50x
January 1, 2009	June 30, 2009	5.25x
July 1, 2009	December 31, 2009	5.00x
January 1, 2010	Thereafter	4.50x
At December 31, 2006, we were in compliance with all financial and other covenants under our 2005 Credit Facility. We are not subject to any minimum net worth covenants. At December 31, 2006, Total Debt/EBITDA(1) ratio, as defined by the 2005 Credit Facility, was 4.49:1 and our EBITDA(1)/Interest ratio was 2.54:1.

(1)	EBITDA, which is a non-GAAP measure, used for covenants, is calculated in accordance with the definition in the 2005 Credit Facility agreement. In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants and is not comparable to EBITDA used by other companies.
Failure to comply with the financial and other covenants under our 2005 Credit Facility, as well as the occurrence of certain material adverse events, would constitute default under the credit agreement and would allow the lenders under the 2005 Credit Facility to accelerate the maturity of all indebtedness under the credit agreement. This could also have an adverse impact on availability of financial assurances. In addition, maturity acceleration on the 2005 Credit Facility constitutes an event of default under our other debt instruments, including our senior notes and, therefore, these would also be subject to acceleration of maturity. If such acceleration of maturities of indebtedness were to occur, we would not have sufficient liquidity available to repay the indebtedness. We would likely have to seek an amendment under the 2005 Credit Facility for relief from the financial covenants or repay the debt with proceeds from the issuance of new debt or equity, and/or assets sales, if necessary. We may be unable to amend the 2005 Credit Facility or raise sufficient capital to repay such obligations in the event the maturities are accelerated.
Prepayments. Under our 2005 Credit Facility, if we generate cash flow in excess of specified levels, we must prepay a portion of our Term Loan borrowings annually (prior to the stated maturity). To make these payments, if required, we may have to use the 2005 Revolver to accommodate cash timing differences. Factors primarily increasing Excess Cash Flow, as defined in the 2005 Credit Agreement, could include increases in operating cash flow, lower capital expenditures and working capital requirements, net divestitures or other favorable cash generating activities. In addition, we are required to make prepayments on the 2005 Credit Facility upon completion of certain transactions as defined in the 2005 Credit Agreement, including asset sales and issuances of debt or equity securities.

Financial assurances. We are required to provide financial assurances to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs, and/or related to our performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. The amount of the financial assurance requirements for capping, closure and post-closure costs are determined by the applicable state environmental regulations, which vary by state. The financial assurance requirements for capping, closure and post-closure costs can either be for costs associated with a portion of the landfill or the entire landfill. Generally, states will require a third-party engineering specialist to determine the estimated capping, closure and post-closure costs that are used to determine the required amount of financial assurance for a landfill. The amount of financial assurances required can, and generally will, differ from the obligation determined and recorded under GAAP. The amount of the financial assurance requirements related to contract performance varies by contract.
Additionally, we are required to provide financial assurance for our insurance program and collateral required for certain performance obligations. We do not expect a material increase in financial assurances during 2007, although the mix of financial assurance instruments may change.
At December 31, 2006, we had the following financial assurance instruments and collateral in place (in millions):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total
Insurance policies	$647.4	$—	$—	$—	$647.4
Surety bonds	582.6	503.5	—	—	1,086.1
Trust deposits	83.4	—	—	—	83.4
Letters of credit (1)	456.4	58.7	273.5	125.1	913.7

Total	$1,769.8	$562.2	$273.5	$125.1	$2,730.6

(1)	These amounts were issued under the 2005 Revolver, the Incremental Revolving Letter of Credit and the Institutional Letter of Credit Facility under our 2005 Credit Facility.
These financial instruments are issued in the normal course of business and are not debt of our company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying consolidated balance sheets. However, we record capping, closure and post-closure liabilities and self-insurance liabilities as they are incurred. The underlying obligations of the financial assurance instruments, in excess of those already reflected in our consolidated balance sheets, would be recorded if it is probable that we would be unable to fulfill our related obligations. We do not expect this to occur.
Off-Balance Sheet Financing
We have no off-balance sheet debt or similar obligations, other than financial assurance instruments and operating leases that are not classified as debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third-party debt.
Interest Rate Risk Management
We believe it is important to have a mix of fixed and floating rate debt to provide financing flexibility. Our policy requires that no less than 70% of our total debt is fixed, either directly or effectively through interest rate swap agreements. At December 31, 2006, approximately 80% of our debt was fixed, all directly.
From time to time, we have entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Our strategy is to use interest rate swap contracts when such transactions will serve to reduce our aggregate exposure and meet the objectives of our interest rate policy. These contracts are not entered into for trading purposes. At December 31, 2006, we had no interest rate swap agreements outstanding.

Contingencies
Securities litigation —
A consolidated amended class action complaint was filed against us and five of our current and former officers on March 31, 2005 in the U.S. District Court for the District of Arizona, consolidating three lawsuits previously filed on August 9, 2004, August 27, 2004 and September 30, 2004. The amended complaint asserted claims against all defendants under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and claims against the officers under Section 20(a) of the Securities Exchange Act. The complaint alleged that from February 10, 2004 to September 13, 2004, the defendants caused false and misleading statements to be issued in our public filings and public statements regarding our anticipated results for fiscal year 2004. The lawsuit sought an unspecified amount of damages. We filed a motion to dismiss the complaint on May 2, 2005. On December 15, 2005, the U.S. District Court for the District of Arizona granted our motion and dismissed the lawsuit with prejudice. Plaintiffs have appealed the dismissal to the 9th Circuit Court of Appeals. On October 6, 2006 the plaintiffs filed their opening appellate brief. The company and four individual defendants filed their brief in opposition on December 15, 2006, and the plaintiffs filed their reply brief on January 24, 2007. We do not believe the outcome of this matter will have a material adverse effect on our consolidated liquidity, financial position or results of operations.
Landfill permitting —
In September 1999, neighboring parties and the county drainage district filed a civil lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at our 131-acre landfill in Donna, Texas. They claimed BFI had agreed not to expand the landfill based on a pre-existing Settlement Agreement from an unrelated dispute years ago related to drainage discharge rights. In 2001, the TCEQ granted BFI an expansion permit (the administrative expansion permit proceeding), and, based on this expansion permit, the landfill has an estimated remaining capacity of approximately 2.4 million tons at December 31, 2006. Nonetheless, the parties opposing the expansion continued to litigate the civil lawsuit and pursue their efforts in preventing the expansion. In November 2003, a judgment issued by a Texas state trial court in the civil lawsuit effectively revoked the expansion permit that was granted by the TCEQ in 2001, which would require us to operate the landfill according to a prior permit granted in 1988. On appeal, the Texas Court of Appeals stayed the trial court’s order, allowing us to continue to place waste in the landfill in accordance with the expansion permit granted in 2001. In the administrative expansion proceeding on October 28, 2005, the Texas Supreme Court denied review of the neighboring parties’ appeal of the expansion permit, thereby confirming that the TCEQ properly granted our expansion permit.
In April 2006, the Texas Court of Appeals ruled on the civil litigation. The court dissolved the permanent injunction which would have effectively prevented us from operating the landfill under the expansion permit, but also required us to pay a damage award of approximately $2 million plus attorney fees and interest. On April 27, 2006, all parties filed motions for rehearing, which were denied by the Texas Court of Appeals. All parties have filed petitions for review to the Texas Supreme Court. The Texas Supreme Court has not yet decided if they will grant or deny review.
Environmental —
On March 14, 2006, our wholly-owned subsidiary, BFI Waste Systems of Mississippi, LLC, received a Notice of Violation from the Environmental Protection Agency (the “EPA”) alleging that it was in violation of certain Clean Air Act provisions governing federal Emissions Guidelines for Municipal Solid Waste Landfills, New Source Performance Standards for Municipal Solid Waste Landfills, and the facility Operating Permit at its Little Dixie Landfill. The majority of these alleged violations involve the failure to file reports or permit applications, including but not limited to design capacity reports, NMOC emission rate reports and collection and control system design plans, with the EPA in a timely manner. If we are found to be in violation of such regulations we may be subject to remedial action under EPA regulations, including monetary sanctions of up to $32,500 per day. By letter dated January 17, 2007, the EPA notified the company that EPA had referred the matter to the U.S. Department of Justice for purposes bringing an enforcement action and invited the company to engage in settlement negotiations.

On June 27, 2006, our wholly-owned subsidiary, American Disposal Services of West Virginia, Inc., received a proposed Settlement Agreement and Consent Order from the West Virginia Department of Environmental Protection seeking to assess a civil penalty of $150,000 and seeking to require the facility to perform a Supplemental Environmental Project (SEP) with a value of not less than $100,000 to resolve several alleged environmental violations under the West Virginia Solid Waste Management Act that occurred over the past three years at its Short Creek Landfill in Ohio County, West Virginia. In a Settlement Agreement and Consent Order effective September 12, 2006, our subsidiary agreed to pay a civil penalty of $150,000 and to perform a SEP with a value of not less than $100,000.
Tax —
We are subject to various federal, state and local tax rules and regulations. Although these rules are extensive and often complex, we are required to interpret and apply them to our transactions. Positions taken in tax filings are subject to challenge by taxing authorities. Accordingly, we may have exposure for additional tax liabilities if, upon audit, any positions taken are disallowed by the taxing authorities.
We are currently under examination or administrative review by various state and federal taxing authorities for certain tax years, including federal income tax audits for calendar years 1998 through 2003. Two significant matters relating to these audits are discussed below.
Prior to our acquisition of BFI on July 30, 1999, BFI operating companies, as part of a risk management initiative to effectively manage and reduce costs associated with certain liabilities, contributed assets and existing environmental and self-insurance liabilities to six fully consolidated BFI risk management companies (RMCs) in exchange for stock representing a minority ownership interest in the RMCs. Subsequently, the BFI operating companies sold that stock in the RMCs to third parties at fair market value which resulted in a capital loss of approximately $900 million for tax purposes, calculated as the excess of the tax basis of the stock over the cash proceeds received.
On January 18, 2001, the IRS designated this type of transaction and other similar transactions as a “potentially abusive tax shelter” under IRS regulations. During 2002, the IRS proposed the disallowance of all of this capital loss. At the time of the disallowance, the primary argument advanced by the IRS for disallowing the capital loss was that the tax basis of the stock of the RMCs received by the BFI operating companies was required to be reduced by the amount of liabilities assumed by the RMCs even though such liabilities were contingent and, therefore, not liabilities recognized for tax purposes. Under the IRS interpretation, there was no capital loss on the sale of the stock since the tax basis of the stock should have approximately equaled the proceeds received. We protested the disallowance to the Appeals Office of the IRS in August 2002.
In April 2005, the Appeals Office of the IRS upheld the disallowance of the capital loss deduction. As a result, in late April 2005 we paid a deficiency to the IRS of $23 million for BFI tax years prior to the acquisition. In July 2005, we filed a suit for refund in the United States Court of Federal Claims. In December 2005, the government filed a counterclaim for assessed interest of $12.8 million and an assessed penalty of $5.4 million. The IRS has agreed to suspend the collection of the assessed interest and penalty until a decision is rendered on our suit for refund.
Based on the complexity of the case, we estimate it will likely take a number of years to fully try the case and obtain a decision. Furthermore, depending on the circumstances at that time, the losing party may appeal the decision to the United States Court of Appeals for the Federal Circuit. A settlement, however, could occur at any time during the litigation process.
The remaining tax years affected by the capital loss issue are currently being audited or reviewed by the IRS. A decision by the Court of Federal Claims in the pending suit for refund, or by the Federal Circuit if the case is appealed, should resolve the issue in these years as well. If we were to win the case, the initial payments would be refunded to us. If we were to lose the case, the deficiency associated with the remaining tax years would be due. If we were to settle the case, the settlement would likely cover all affected tax years and any resulting deficiency would become due in the ordinary course of the audits.

On July 12, 2006, the Federal Circuit reversed a decision by the Court of Federal Claims favorable to the taxpayer in Coltec v. United States, 454 F.3d 1340 (Fed. Cir. 2006), in a case involving a similar transaction. We are not a party to this proceeding. The Federal Circuit nonetheless affirmed the taxpayer’s position regarding the technical interpretation of the relevant tax code provisions.
Although we continue to believe that our suit for refund in the Court of Federal Claims is factually distinguishable from Coltec, the legal bases upon which the decision was reached by the Federal Circuit may impact our litigation.
If the capital loss deduction is fully disallowed, we estimate it could have a potential federal and state cash tax impact (excluding penalties) of approximately $280 million, of which approximately $33 million has been paid, plus accrued interest through December 31, 2006 of approximately $131 million ($79 million net of tax benefit). Additionally, the IRS could ultimately impose penalties and interest on those penalties for any amount up to approximately $130 million, after tax.
In April 2002, we exchanged minority partnership interests in four waste to energy facilities for majority partnership interests in equipment purchasing businesses, which are now wholly-owned subsidiaries. The IRS is contending that the exchange was a sale on which a corresponding gain should have been recognized. Although we intend to vigorously defend our position on this matter, if the exchange is treated as a sale, we estimate it could have a potential federal and state cash tax impact of approximately $160 million plus accrued interest through December 31, 2006 of approximately $31 million ($19 million, net of tax benefit). Also, the IRS could propose a penalty of up to 40% of the additional income tax due. Because of several meritorious defenses, we believe the successful assertion of penalties is unlikely.
The potential tax and interest (but not penalties or penalty-related interest) impact of the above matters has been fully reserved on our consolidated balance sheet. With regard to tax and accrued interest through December 31, 2006, a disallowance would not materially affect our consolidated results of operations; however, a deficiency payment would adversely impact our cash flow in the period the payment was made. The accrual of additional interest charges through the time these matters are resolved will affect our consolidated results of operations. In addition, the successful assertion by the IRS of penalties could have a material adverse impact on our consolidated liquidity, financial position and results of operations.
Indemnification —
We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that relate to our activities prior to the divestiture and that may become known in the future. As of December 31, 2006, we estimated the contingent obligations associated with these indemnifications to be insignificant.
Landfill costs —
Subtitle D under RCRA and other regulations that apply to the non-hazardous solid waste disposal industry have required us, as well as others in the industry, to alter operations and to modify or replace pre-Subtitle D landfills. Such expenditures have been and will continue to be substantial. Further regulatory changes could accelerate expenditures for closure and post-closure monitoring and obligate us to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase our operating costs and our ability to invest in our facilities.
Related Party Transactions
For a description of related party transactions, see Note 15, Related Party Transactions, to our consolidated financial statements included herein.

Accounting for Stock Options Granted to Employees
For a description of our accounting for stock options granted to employees, see Note 11, Stock Plans, to our consolidated financial statements included herein.
Critical Accounting Judgments and Estimates
Our consolidated financial statements have been prepared using accounting principles generally accepted in the United States and necessarily include certain estimates and judgments made by management. The following is a list of accounting policies that we believe are the most critical in understanding our company’s financial position and results of operations and that may require management to make subjective or complex judgments about matters that are inherently uncertain. Such critical accounting policies, estimates and judgments are applicable to all of our reportable segments.
We have noted examples of the residual accounting and business risks inherent in these accounting policies. Residual accounting and business risk is defined as the inherent risk that we face after the application of our policies and processes and is generally outside of our control.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Landfill Accounting

Landfill operating costs are treated as period expenses and are not discussed further herein.

Our landfill assets fall into the following two categories, each of which require accounting judgments and estimates:

• Landfill development costs that are capitalized as an asset as incurred.

• Landfill retirement obligations that result in an asset when we record our capping, closure and post-closure liabilities.

We use the life-cycle accounting method for landfills and the related capping, closure and post-closure liabilities. In life-cycle accounting, all capitalizable costs to acquire, develop and retire a site are recorded to amortization expense based upon the consumption of disposal capacity. Estimates of future landfill disposal capacity are updated periodically (at least annually) based on third-party aerial surveys.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Landfill Development

Site permit

In order to develop, construct and operate a landfill, we are required to obtain permits from various regulatory agencies at the local, state and federal level. The permitting process requires an initial siting study to determine whether the location is feasible for landfill operations. The studies are typically prepared by third-party consultants and reviewed by our environmental management group. The initial studies are submitted to the regulatory agencies for approval.

During the development stage we capitalize certain costs prior to the receipt of all required permits.
Changes in legislative or regulatory requirements may cause changes in the landfill site permitting process. These changes could make it more difficult and/or costly to obtain a landfill permit.

Studies performed by third parties could be inaccurate which could result in the revocation of a permit and changes to accounting assumptions. Conditions could exist that were not identified in the study, which make the location not feasible for a landfill and could result in the revocation of a permit. Revocation of a permit could materially impair the recorded value of the landfill asset.

Actions by neighboring parties, private citizen groups or others to oppose our efforts to obtain permits could result in revocation or suspension of a permit, which could adversely impact the economic viability of the landfill and could materially impair the recorded value of the landfill. As a result of opposition to our obtaining a permit, improved technical information as a project progresses, or changes in the anticipated economics associated with a project, we may decide to reduce the scope or abandon a project which could result in a loss or asset impairment.

Technical landfill design

Upon receipt of initial regulatory approval, technical landfill designs are prepared. These designs are compiled by third-party consultants and reviewed by our environmental management group. The technical designs include the detailed specifications to develop and construct all components of the landfill including the types and quantities of materials that will be required. The technical designs are submitted to the regulatory agencies for approval. Upon approval of the technical designs, the regulatory agencies issue permits to develop and operate the landfill.
Changes in legislative or regulatory requirements may require changes in the landfill technical design. These changes could make it more difficult and/or costly to meet new design standards.

Technical design requirements, as approved, may need modifications at some future point in time.

Third-party designs could be inaccurate and could result in increased construction costs or difficulty in obtaining a permit.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Landfill disposal capacity

Included in the technical designs are factors that determine the ultimate disposal capacity of the landfill. These factors include the area over which the landfill will be developed, the depth of excavation, the height of the landfill elevation and the angle of the side-slope construction. The disposal capacity of the landfill is calculated in cubic yards. This measurement of volume is then converted to a disposal capacity expressed in tons based on a site-specific expected density to be achieved over the remaining operating life of the landfill.
Estimates of future disposal capacity may change as a result of changes in legislative or regulatory design requirements.

The density of waste may vary due to variations in operating conditions, including waste compaction practices, site design, climate and the nature of the waste.

Capacity is defined in cubic yards but waste received is measured in tons. The number of tons/cubic yard varies by type of waste.

Development costs

The types of costs that are detailed in the technical design specifications generally include excavation, natural and synthetic liners, construction of leachate collection systems, installation of methane gas collection systems and monitoring probes, installation of groundwater monitoring wells, construction of leachate management facilities and other costs associated with the development of the site. We review the adequacy of our cost estimates used in the annual update of development costs by comparing estimated costs with third-party bids or contractual arrangements, reviewing the changes in year over year cost estimates for reasonableness and comparing our resulting development cost per acre with prior period costs. These development costs, together with any costs incurred to acquire, design and permit the landfill, including capitalized interest, are recorded to the landfill asset on the balance sheet as incurred.
Actual future costs of construction materials and third-party labor could differ from the costs we have estimated because of the impact from general economic conditions on the availability of the required materials and labor. Technical designs could be altered due to unexpected operating conditions, regulatory changes or legislative changes.

Landfill development asset amortization

In order to match the expense related to the landfill asset with the revenue generated by the landfill operations, we amortize the landfill development asset over its operating life on a per-ton basis as waste is accepted at the landfill. At the end of a landfill’s operating life, the landfill asset is fully amortized. The per-ton rate is calculated by dividing the sum of the landfill net book value plus estimated future development costs (as described above) for the landfill by the landfill’s estimated remaining disposal capacity. The expected future development costs are not inflated and discounted, but rather expressed in nominal dollars. This rate is applied to each ton accepted at the landfill and recorded as a charge to amortization expense.
Increases and decreases in our future development cost estimates and changes in disposal capacity will normally result in a change in our amortization rates on a prospective basis. An unexpected significant increase in estimated costs or reduction in disposal capacity could affect the ongoing economic viability of the landfill and result in an asset impairment.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Amortization rates are influenced by the original cost basis of the landfill, including acquisition costs, which in turn is determined by geographic location and market values. We have secured significant landfill assets through business acquisitions in the past and valued them at the time of acquisition based upon market value. Amortization rates are also influenced by site-specific engineering and cost factors.

Estimate updates

On at least an annual basis, we update the estimates of future development costs and remaining disposal capacity for each landfill. These costs and disposal capacity estimates are reviewed and approved by senior operation management annually. Changes in cost estimates and disposal capacity are reflected prospectively in the landfill amortization rates that are updated annually.

Landfill Retirement Obligation

We have two types of retirement obligations related to landfills: (1) capping and (2) closure and post-closure monitoring.

Landfill capping

As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. These requirements are detailed in the technical design of the landfill siting process described above.

Changes in legislative or regulatory requirements including changes in capping, closure activities or post-closure monitoring activities, types and quantities of materials used, or term of post-closure care could cause changes in our cost estimates.

Closure and post-closure monitoring

Closure costs are costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which generally extends for a period of 30 years. Costs associated with closure and post-closure requirements generally include maintenance of the site and monitoring methane gas collection systems and groundwater systems, and other activities that occur after the site has ceased accepting waste. Costs associated with post-closure monitoring generally include groundwater sampling, analysis and statistical reports, third-party labor associated with gas system operations and maintenance, transportation and disposal of leachate and erosion control costs related to the final cap.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Landfill retirement obligation liability/asset

Estimates of the total future costs required to cap, close and monitor the landfill as specified by each landfill permit are updated annually. The estimates include inflation, the specific timing of future cash outflows, and the anticipated waste flow into the capping events. Our cost estimates are inflated to the period of performance using an estimate of inflation, which is updated annually (2.5% in both 2006 and 2005).

The present value of the remaining capping costs for a specific capping event and the remaining closure and post-closure costs for the landfill are recorded as incurred on a per-ton basis. These liabilities are incurred as disposal capacity is consumed at the landfill.

Capping, closure and post-closure liabilities are recorded in layers and discounted using our credit-adjusted risk-free rate in effect at the time the obligation is incurred.

The retirement obligation is increased each year to reflect the passage of time by accreting the balance at the same credit-adjusted risk-free rate that was used to calculate each layer of the recorded liability. This accretion expense is charged to cost of operations.

Actual cash expenditures reduce the asset retirement obligation liability as they are made.

A corresponding retirement obligation asset is recorded for the same value as the additions to the capping, closure and post-closure liabilities.

The retirement obligation asset is amortized to expense on a per-ton basis as disposal capacity is consumed. The per-ton rate is calculated by dividing the sum of the recorded retirement obligation asset net book value and expected future additions to the retirement obligation asset by the remaining disposal capacity. A per-ton rate is determined for each separate capping event based on the disposal capacity relating to that event. Closure and post-closure per-ton rates are based on the total disposal capacity of the landfill.
Actual timing of disposal capacity utilization could differ from projected timing, causing differences in timing of when amortization and accretion expense is recognized for capping, closure and post-closure liabilities.

Changes in inflation rates could impact our actual future costs and our total liabilities.

Changes in our capital structure or market conditions could result in changes to the credit-adjusted risk-free rate used to discount the liabilities, which could cause changes in future recorded liabilities, assets and expense.

Changes in the landfill retirement obligation due to changes in the anticipated waste flow, cost estimates or the timing of expenditures for closed landfills and fully incurred but unpaid capping events are recorded in results of operations as new information becomes available. This could result in unanticipated increases or decreases in expense.

Amortization rates could change in the future based on the evaluation of new facts and circumstances relating to landfill capping design, post-closure monitoring requirements, or the inflation or discount rate.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Estimate updates

On an annual basis, we update the estimate of future capping, closure and post-closure costs and estimates of future disposal capacity for each landfill. Revisions in estimates of our costs or timing of expenditures are recognized immediately as increases or decreases to the capping, closure and post-closure liabilities and corresponding retirement obligation asset. Changes in the asset resulting in changes to the amortization rates are applied prospectively, except for fully incurred capping events and closed landfills, where the changes are recorded immediately in results of operations since the associated disposal capacity has already been consumed.

Disposal capacity

As described previously, disposal capacity is determined by the specifications detailed in the landfill permit obtained. We classify this disposal capacity as permitted. We also include probable expansion disposal capacity in our remaining disposal capacity estimates, which relate to additional disposal capacity being sought through means of a permit expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our internal criteria to classify disposal capacity as probable expansion are as follows:
We may be unsuccessful in obtaining permits for probable expansion disposal capacity because of the failure to obtain the final local, state or federal permits or due to other unknown reasons. If we are unsuccessful in obtaining permits for probable expansion disposal capacity, or the disposal capacity for which we obtain approvals is less than what was estimated, both costs and disposal capacity will change, which will generally increase the rates we charge for landfill amortization and capping, closure and post-closure accruals. An unexpected decrease in disposal capacity could cause an asset impairment.

1. We have control of and access to the land where the expansion permit is being sought

2. All geological and other technical siting criteria for a landfill have been met or an exception from such requirements has been received (or can reasonably be expected to be achieved).

3. The political process has been assessed and there are no identified impediments that cannot be resolved.

4. We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.

5. Senior operation management approval has been obtained.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

After successfully meeting these criteria, the disposal capacity that will result from the planned expansion is included in our remaining disposal capacity estimates. Additionally, for purposes of calculating landfill amortization and capping, closure and post-closure rates, we include the incremental costs to develop, construct, close and monitor the related probable expansion disposal capacity.

Environmental Liabilities

Environmental liabilities arise from contamination existing at our landfills or at third-party landfills or other sites that we (or a predecessor company) have delivered or transported waste to. These liabilities are based on our estimates of future costs that we will incur for remediation activities and the related litigation costs. To determine our ultimate liability at these sites, we have used third-party environmental engineers and legal counsel to assist in the evaluation of several factors, including the extent of contamination at each identified site, the most appropriate remedy, the financial viability of other potentially responsible parties and the apportionment of responsibility among the potentially responsible parties. We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. The majority of our environmental liabilities are obligations that we assumed in connection with an acquisition. Any changes in the assumed accruals for environmental liabilities from the amounts recorded by the predecessor are charged or credited to operating expense after one year. If the liabilities arise through the normal course of business, the accruals are also charged to operating expense.
Actual settlement of these liabilities could differ from our estimates due to a number of uncertainties, such as the extent of contamination at a particular site, the final remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties.

Actual amounts could differ from the estimated liability as a result of changes in estimated future litigation costs to pursue the matter to ultimate resolution including both legal and remedial costs.

An unanticipated environmental liability that arises could result in a material charge to operating expense.

Estimate updates

We periodically consult with third-party legal counsel and environmental engineers to review the status of all environmental matters and to assist our environmental and legal management in updating our estimates of the likelihood and amounts of remediation. As the timing of cash payments for these liabilities is uncertain, the liabilities are not discounted. Changes in the liabilities resulting from these reviews are recorded to operating income in the period in which the change in estimate is made.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Summary

We have determined that the recorded liability for environmental matters as of December 31, 2006 and 2005 of approximately $217.0 million and $272.5 million, respectively, represents the most probable outcome of these matters. Cash paid for environmental matters during 2006 and 2005 was $20.1 million and $31.3 million, respectively.

We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, based on our review of the variability inherent in these estimates, we believe it is reasonably possible that the ultimate outcome of environmental matters, excluding capping, closure and post-closure costs, could result in approximately $24 million of additional liability. Due to the nature of these matters, the cash flow impact would not be immediate and would most likely occur over a period greater than five years.

Self-insurance Liabilities and Related Costs

We maintain high deductibles for commercial general liability, automobile liability and workers’ compensation coverages, ranging from $1 million to $3 million. Our insurance claim liabilities are reflected in our consolidated balance sheet as an accrued liability. Prior to December 31, 2006, we reported our insurance claim liabilities net of amounts due from insurers on claims in excess of the related deductible. As we are the primary obligor for payment of all claims, we determined that we should report our insurance claim liabilities on a gross basis along with a corresponding amount due from insurers. As a result of this revision in classification, we have increased our insurance claims reserves as of December 31, 2006 and 2005, by $34.5 million and $35.7 million, with a corresponding amount due from our insurers. This revision in classification had no impact on our financial condition or results of operations.
Incident rates, including frequency and severity, could increase or decrease during a year causing our current and future actuarially determined obligations to increase or decrease.

The settlement costs to discharge our obligations, including legal and health care costs, could increase or decrease causing current and/or prior estimates of our self-insurance liability to change.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Our insurance claim liabilities are determined by a third-party actuary and are based primarily upon our past claims experience, which considers both the frequency and settlement amount of claims. We use a third-party administrator to track and evaluate actual claims experience used in the annual actuarial valuation. Our insurance claim liabilities are recorded on an undiscounted basis.

As of December 31, 2006 and 2005, we had approximately $294.6 million and $294.1 million of insurance claim liabilities and amounts due from insurers of $34.5 million and $35.7 million on our balance sheet. Cash paid for insurance claims during 2006 and 2005 was $250.2 million and $248.4 million, respectively.

Loss Contingencies

We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. We determine whether to disclose or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable and whether it can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess the potential liability. Management’s assessment is developed in consultation with third-party legal counsel and other advisors and is based on an analysis of possible outcomes under various strategies.

Generally, we record losses related to contingencies in cost of operations or selling, general and administrative expenses, depending on the nature of the underlying transaction leading to the loss contingency.
Actual costs can vary from estimates for a variety of reasons. For example, the costs from settlement of claims and litigation can vary from estimates based on differing interpretations of laws, opinions on culpability and assessments of the amount of damages.

Loss contingency assumptions involve judgments that are inherently subjective and generally involve business matters that are by nature unpredictable. If a loss contingency results in an adverse judgment or is settled for significant amounts, it could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such judgment or settlement occurs.

Asset Impairment

Valuation methodology

We evaluate our long-lived assets for impairment based on projected cash flows anticipated to be generated from the ongoing operation of those assets.	If we have events or changes in circumstances, including reductions in anticipated cash flows generated by our operations or determinations to divest assets, certain assets could be impaired which would result in a non-cash charge to earnings.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Evaluation criteria

We test long-lived assets for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which we use a long-lived asset, a change in its physical condition, or new circumstances that would cause an expectation that it is more likely than not that we would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.
Our most significant asset impairment exposure, other than goodwill (see discussion below) is our investment in landfills. A significant reduction in our estimated disposal capacity as a result of unanticipated events such as regulatory developments and aerial surveys could trigger an impairment charge.

Recognition criteria

If such circumstances arise, we recognize an impairment for the difference between the carrying amount and fair value of the asset, if the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. We generally use the present value of the expected cash flows from that asset to determine fair value.

Goodwill Impairment

Valuation methodology

We evaluate goodwill for impairment based on the estimated fair value of each reporting unit. We define reporting units as our five geographic operating segments. We estimate fair value based on projected net cash flows discounted using a weighted average cost of capital, which was approximately 7.5% in 2006 and 7.4% in 2005. In performing this analysis we periodically engage the services of third party consultants.
The estimated fair value of our reporting units could change with changes in our capital structure, cost of debt, interest rates, actual capital expenditure levels, ability to perform at levels that were forecasted, or the market capitalization of the company. For example, a reduction in long-term growth assumptions could reduce the estimated fair value to below carrying value, which would trigger an impairment charge. Similarly, an increase in our weighted average cost of capital could trigger an impairment charge.

Evaluation criteria

We test goodwill for recoverability on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Examples of such events could include a significant adverse change in legal factors, our liquidity or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, or new circumstances that would cause an expectation that it is more likely than not that we would sell or otherwise dispose of a reporting unit or a significant portion of a reporting unit.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Recognition criteria

We recognize an impairment if the net book value of a reporting unit exceeds the related fair value. At the time of a divestiture of an individual business unit within a reporting unit, goodwill of the reporting unit is allocated to that business unit based on the relative fair value of the unit being disposed to the total fair value of the reporting unit and a gain or loss on disposal is determined. Subsequently, the remaining goodwill in the reporting unit from which the assets were divested is re-evaluated for impairment, which could result in an additional loss.
In the past, we have incurred non-cash losses on sales of business units driven primarily by the goodwill allocated to the business units divested. If similar divestiture decisions are made in the future, we could incur additional non-cash losses.

Summary

At December 31, 2006 and 2005, we had recorded goodwill of $8.1 billion and $8.2 billion, respectively, all of which was considered to be recoverable from future operations based on estimated future discounted cash flows.

Tax Accruals

We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax bases of assets, other than non-deductible goodwill, and liabilities. The differences are measured using the income tax rate in effect during the year in which the differences are expected to reverse. We utilize outside experts and legal counsel to assist in the development or review of significant tax positions used in establishing our liability.

We provide a valuation allowance for deferred tax assets (including net operating loss, capital loss and minimum tax credit carryforwards) when it is more likely than not that we will not be able to realize the future benefits giving rise to the deferred tax asset.

We record liabilities for probable tax adjustments proposed or expected by tax authorities at the federal and state level.

The acquisition of BFI in 1999, which was accounted for as a purchase business combination, resulted in approximately $6.8 billion of goodwill, $6.5 billion of which is non-deductible for tax purposes. At December 31, 2006, approximately $5.8 billion of non-deductible goodwill remains on our balance sheet.
The balance sheet classification and amount of the tax accounts established relating to acquisitions are based on certain assumptions that could possibly change based on the ultimate outcome of certain tax matters. As these tax accounts were established in purchase accounting, any future changes relating to these amounts will result in an adjustment to goodwill.

Changes in estimated realizability of deferred tax assets could result in adjustments to income tax expense.

We are currently under examination or administrative review by various state and federal taxing authorities for certain tax years. The Internal Revenue Code (IRC) and Income Tax Regulations are a complex set of rules that we are required to interpret and apply to our transactions. Positions taken in tax years under examination or subsequent years may be uncertain and are subject to challenge. Accordingly, we may have exposure for additional tax liabilities arising from these audits if any positions taken are disallowed by the taxing authorities. (See Note 13 of our consolidated financial statements included herein.)

Actual income tax rates can vary from period to period as a result of differences between estimated and actual earnings, non-deductible items and net operating loss or tax credit utilization. An increase or decrease in the tax

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Income tax expense is recorded on an interim basis based on the expected annual effective tax rate and discrete period items. The annual effective tax rate is determined using estimated full year earnings, non-deductible items and tax credits that are anticipated to be utilized.
rate could have a material impact on our results of operations.

Summary

As of December 31, 2006, we have federal and state net operating loss and minimum tax credit carryforwards with an after tax benefit totaling $271.6 million most of which will expire if not used. Valuation allowances have been established for the possibility that certain of the state carryforwards may not be used.

Defined Benefit Pension Plans

Recognition criteria

Our defined benefit retirement plan was assumed in connection with the acquisition of BFI. The benefits of approximately 97% of the current plan participants were frozen upon acquisition.

The benefit obligation and associated income or expense is determined by an independent third party actuary based on assumptions we believe are reasonable. We use a third party to administer the plan and maintain certain data that is provided to the actuary. The plan assets are managed by a third party that is not affiliated with our actuary. Beginning December 31, 2006, we have recognized a pension asset on our balance sheet for the difference between the fair value of the plan’s assets and its projected benefit obligation.

Our funding policy is to make annual contributions to the pension plan as determined to be required by the plan’s actuary to meet the minimum requirements of the Employee Retirement Income Security Act (ERISA) and the IRC as amended by the Pension Protection Act of 2006. No contributions were required during the last three years and no contributions are anticipated for 2007.

The pension plan’s assets are invested as determined by our Retirement Benefits Committee. At December 31, 2006, approximately 41% of the total plan assets of $371 million, were invested in fixed income bond funds and approximately 59% in equity funds.
Changes in the plan’s investment mix and performance of the equity and bond markets and of fund managers could impact the amount of pension income or expense recorded, the funded status of the plan and the need for future cash contributions. At December 31, 2006, the plan was over-funded by $11.6 million.

Accounting Policy and Process	Residual Accounting and
Use of Estimates	Business Risk

Assumptions

The assumptions used in the measurement of the plan’s benefit obligations as of September 30 and net periodic pension cost for the following years are summarized below:

	2006	2005
Discount rate	6.00%	5.75%
Expected return on plan assets	8.25%	8.50%
Average rate of compensation increase	5.00%	5.00%

The assumed discount rate is based on a model which matches the timing and amount of expected benefit payments to maturities of high-quality bonds priced as of the measurement date. Where that timing does not correspond to a published high-quality bond rate, the model uses an expected yield curve to determine an appropriate current discount rate.
Our assumed discount rate is sensitive to changes in market-based interest rates. A decrease in the discount rate will increase our related benefit plan obligation.

The expected return on our plan assets represents a long-term view of returns based on our current asset mix. In developing our expected rate of return assumption, we evaluate long-term expected and historical actual returns on the plan assets from our investment managers, which give consideration to our asset mix and the anticipated duration of our plan obligations.
Our annual pension expense would be impacted if the actual return on plan assets varies from the expected returns.

The average rate of compensation increase reflects our expectations of average pay increases over the period benefits are earned and applies only to the portion of the plan that is not frozen. Less than 3% of plan participants continue to earn service benefits.

We annually review our asset allocation, as well as other actuarial assumptions and adjust them as deemed necessary.

New Accounting Standards
For a description of the new accounting standards that affect us, see Note 1, Organization and Summary of Significant Accounting Policies, to our consolidated financial statements included herein.
Disclosure Regarding Forward Looking Statements
This Form 8-K and our Form 10-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Forward Looking Statements). All statements, other than statements of historical fact included in this report, are Forward Looking Statements. Although we believe that the expectations reflected in such Forward Looking Statements are reasonable, we can give no assurance that such expectations will prove to be correct. Examples of these Forward Looking Statements include, among others, statements regarding:
•	our business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies;

•	our ability to obtain financing, refinance existing debt, increase liquidity, reduce interest cost, extend debt maturities and provide adequate financial liquidity;

•	the adequacy of our operating cash flow and revolving credit facility to make payments on our indebtedness, support our capital reinvestment needs and fund other liquidity needs;

•	our expected interest savings in connection with the refinancing of portions of our 2005 Credit Facility and the tender offer of a portion of our 8.875% senior notes;

•	our expectation of the amounts we will spend on capital expenditures, closure, post-closure and remediation expenditures related to landfill operations;

•	our ability to generate free cash flows from operations;

•	our ability to achieve credit ratios that would allow us to receive benefits of a cross-over investment grade company and/or investment grade-like cost of capital;

•	our ability to achieve price and volume increases and cost reductions in the future;

•	our estimates of future annual interest costs reductions;

•	our ability to perform our obligations under financial assurance contracts and our expectation that financial assurance contracts will not materially increase;

•	underlying assumptions related to general economic and financial market condition;

•	our expectation that our casualty, property or environmental claims or other contingencies will not have a material effect on our operations;

•	our belief that the costs of settlements or judgments arising from litigation and the effects of settlements or judgments on our consolidated liquidity, financial position or results of operation will not be material;

•	our ability to implement environmental safeguards to comply with governmental requirements;

•	the impact of fuel costs and fuel recovery fees on our operations;

•	our ability to meet our projected capital expenditures spending;

•	our ability to achieve benefits, including the timing and amount of any benefits, resulting from the implementation of standards and best practices program;

•	our estimates of future costs and savings related to the realignment of our operating organization;

•	our ability to renew our receivables liquidity facility;

•	our expectations regarding the utilization of tax loss carryforwards;

•	our ability to sustain uncertain tax positions;

•	our ability to maintain sufficient surplus between our covenant ratios;

•	the amount, timing and sources of additional cash payments to the IRS and other taxing authorities;

•	our ability to avoid penalties from the IRS;

•	the ability to anticipate the impact of changes in federal, state, or local laws or regulations; and,

•	the impact or effect of new accounting pronouncements on the company.

See Item 1A, “Risk Factors”, in our Form 10-K filed February 23, 2007 for a description of some of the risks and uncertainties that could cause our actual results to differ materially from the expectations reflected in our Forward-Looking Statements.
Quantitative and Qualitative Disclosures About Market Risk
Interest rate risk. We are subject to interest rate risk on our variable rate long-term debt. From time to time, to reduce the risk from interest rate fluctuations, we have entered into hedging transactions that have been authorized pursuant to our policies and procedures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives. We currently have no outstanding interest rate swap arrangements at December 31, 2006.
Increases or decreases in short-term market rates did not materially impact cash flow in 2006. At December 31, 2006, we have $1.4 billion of floating rate debt. If interest rates increased or decreased by 100 basis points, annualized interest expense and cash payments for interest would increase or decrease by approximately $14.2 million ($8.5 million after tax). This analysis does not reflect the effect that interest rates would have on other items, such as new borrowings. See Notes 4 and 5 to our consolidated financial statements in this Form 8-K for additional information regarding how we manage interest rate risk.
Fuel prices. Fuel costs represent a significant operating expense. Historically, we have mitigated fuel cost exposure with fixed price purchase contracts. A significant portion of these contracts expired in the first quarter of 2005 and the remainder in the first quarter of 2006.
When economically practical, we may enter into new or renewed contracts, or engage in other strategies to mitigate market risk. Where appropriate, we have implemented a fuel recovery fee that is designed to recover our fuel costs. However, while we charge these fees to a majority of our customers, we are unable to charge such fees to all customers. Consequently, an increase in fuel costs results in (1) an increase in our costs of operations, (2) a smaller increase in our revenues (from the fuel recovery fee) and (3) a decrease in our operating margin percentage, since the increase in revenue is more than offset by the increase in cost. Conversely, a decrease in fuel costs results in (1) a decrease in our costs of operations, (2) a smaller decrease in our revenues and (3) an increase in our operating margin percentage.
At our current consumption levels, a one-cent change in the price of diesel fuel changes our fuel costs by approximately $1.2 million ($0.7 million, after tax) on an annual basis, which would be partially offset by a smaller change in the fuel recovery fees charged to our customers. Accordingly, a substantial rise or drop in fuel costs could result in a material impact to our revenues and costs of operations.
Commodities prices. We market recycled products such as cardboard and newspaper from our material recycling facilities. As a result, changes in the market prices of these items will impact our results of operations. Revenues from sales of recycled cardboard and newspaper in 2006 were approximately $91 million compared to $105 million in 2005.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Allied Waste Industries, Inc.
We have completed integrated audits of Allied Waste Industries, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. (the Company) and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for conditional asset retirement obligations effective December 31, 2005, its method of accounting for stock-based compensation effective January 1, 2006, and its method of accounting for the funded status of its defined benefit pension obligations effective December 31, 2006.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Report on Internal Control over Financial Reporting appearing under Item 9A. Controls and Procedures, in the Company’s 2006 Annual Report on Form 10-K (not presented separately herein) that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Phoenix, Arizona
February 22, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 1 to the consolidated financial statements as to which the date is December 3, 2007.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,
	2006	2005
ASSETS
Current Assets —
Cash and cash equivalents	$94.1	$56.1
Accounts receivable, net of allowance of $18.4 and $17.0	687.5	674.6
Prepaid and other current assets	93.6	96.4
Deferred income taxes	172.5	93.3

Total current assets	1,047.7	920.4
Property and equipment, net	4,258.7	4,176.1
Goodwill	8,126.0	8,184.2
Other assets, net	378.6	380.6

Total assets	$13,811.0	$13,661.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$236.6	$238.5
Accounts payable	494.4	556.4
Current portion of accrued capping, closure, post-closure and environmental costs	95.8	95.8
Accrued interest	106.9	116.5
Other accrued liabilities	369.8	343.9
Unearned revenue	229.2	224.4

Total current liabilities	1,532.7	1,575.5
Long-term debt, less current portion	6,674.0	6,853.2
Deferred income taxes	357.3	305.5
Accrued capping, closure, post-closure and environmental costs, less current portion	760.3	790.2
Other long-term obligations	887.8	697.5
Commitments and Contingencies
Stockholders’ Equity —
Series C senior mandatory convertible preferred stock, $0.10 par value, 6.9 million shares authorized, issued and outstanding, liquidation preference of $50.00 per share, net of $11.9 million of issuance costs	—	333.1
Series D senior mandatory convertible preferred stock, $0.10 par value, 2.8 million shares authorized, 2.4 million shares issued and outstanding, liquidation preference of $250.00 per share, net of $19.2 million of issuance costs	580.8	580.8
Common stock; $0.01 par value; 525 million authorized shares; 367.9 million and 331.2 million shares issued and outstanding	3.7	3.3
Additional paid-in capital	2,802.0	2,440.7
Accumulated other comprehensive loss	(57.4)	(70.3)
Retained earnings	269.8	151.8

Total stockholders’ equity	3,598.9	3,439.4

Total liabilities and stockholders’ equity	$13,811.0	$13,661.3

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
Revenues	$5,908.5	$5,612.2	$5,396.5
Cost of operations (exclusive of depreciation and amortization shown below)	3,786.4	3,654.6	3,428.8
Selling, general and administrative expenses	587.3	510.2	544.7
Depreciation and amortization	557.7	543.6	547.1
Loss from divestitures and asset impairments	22.5	—	—

Operating income	954.6	903.8	875.9
Interest expense and other	563.4	583.1	752.5

Income before income taxes	391.2	320.7	123.4
Income tax expense	235.3	131.1	70.6
Minority interest	0.1	(0.2)	(2.7)

Income from continuing operations	155.8	189.8	55.5
Income (loss) from discontinued operations, net of tax	5.1	14.8	(6.2)
Cumulative effect of change in accounting principle, net of tax	—	(0.8)	—

Net income	160.9	203.8	49.3
Dividends on preferred stock	(42.9)	(52.0)	(21.6)

Net income available to common shareholders	$118.0	$151.8	$27.7

Basic EPS:
Continuing operations	$0.32	$0.42	$0.11
Discontinued operations	0.01	0.04	(0.02)
Cumulative effect of change in accounting principle	—	(0.00)	—

Net income available to common shareholders	$0.33	$0.46	$0.09

Weighted average common shares	356.7	326.9	315.0

Diluted EPS:
Continuing operations	$0.32	$0.42	$0.11
Discontinued operations	0.01	0.04	(0.02)
Cumulative effect of change in accounting principle	—	(0.00)	—

Net income available to common shareholders	$0.33	$0.46	$0.09

Weighted average common and common equivalent shares	359.3	330.1	319.7

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

				Accumulated
			Additional	Other	Retained	Total
	Preferred	Common	Paid-In	Comprehensive	Earnings	Stockholders’
	Stock	Stock	Capital	Loss	(Deficit)	Equity
Balance as of December 31, 2003	$333.1	$3.2	$2,318.5	$(94.5)	$(42.6)	$2,517.7

Common stock issued, net	—	—	20.3	—	—	20.3
Stock options	—	—	14.1	—	—	14.1
Dividends paid on Series C mandatory convertible preferred stock	—	—	(14.9)	—	(6.7)	(21.6)
Net income	—	—	—	—	49.3	49.3
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	—	—	18.2	—	18.2
Net loss on hedging derivatives reclassified to earnings	—	—	—	4.3	—	4.3
Employee benefits plan liability adjustment	—	—	—	2.6	—	2.6

Balance as of December 31, 2004	$333.1	$3.2	$2,338.0	$(69.4)	$—	$2,604.9

Common stock issued, net	—	0.1	100.5	—	—	100.6
Stock options	—	—	2.2	—	—	2.2
Issuance of Series D mandatory convertible preferred stock	580.8	—	—	—	—	580.8
Dividends paid on Series C mandatory convertible preferred stock	—	—	—	—	(21.6)	(21.6)
Dividends paid on Series D mandatory convertible preferred stock	—	—	—	—	(30.4)	(30.4)
Net income	—	—	—	—	203.8	203.8
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	—	—	1.3	—	1.3
Employee benefits plan liability adjustment	—	—	—	(2.2)	—	(2.2)

Balance as of December 31, 2005	$913.9	$3.3	$2,440.7	$(70.3)	$151.8	$3,439.4

Common stock issued for stock awards and other, net	—	—	14.4	—	—	14.4
Stock based compensation, net	—	—	14.2	—	—	14.2
Conversion of Series C mandatory convertible preferred stock into common stock	(333.1)	0.4	332.7	—	—	—
Dividends paid on Series C mandatory convertible preferred stock	—	—	—	—	(5.4)	(5.4)
Dividends paid on Series D mandatory convertible preferred stock	—	—	—	—	(37.5)	(37.5)
Net income	—	—	—	—	160.9	160.9
Other comprehensive income, net of tax:
Employee benefits plan liability adjustment	—	—	—	70.3	—	70.3
Adjustment to initially apply SFAS 158	—	—	—	(57.4)	—	(57.4)

Balance as of December 31, 2006	$580.8	$3.7	$2,802.0	$(57.4)	$269.8	$3,598.9

Comprehensive Income —

	Year ended December 31,
	2006	2005	2004
Net income	$160.9	$203.8	$49.3
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	1.3	18.2
Net loss on hedging derivatives reclassified to earnings	—	—	4.3
Employee benefits plan liability adjustment	70.3	(2.2)	2.6

	$231.2	$202.9	$74.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2006	2005	2004
Operating activities —
Net income	$160.9	$203.8	$49.3
Discontinued operations, net of tax	(5.1)	(14.8)	6.2
Adjustments to reconcile net income to cash provided by operating activities from continuing operations—
Provisions for:
Depreciation and amortization	557.7	543.6	547.1
Stock-based compensation expense	10.5	5.6	10.9
Doubtful accounts	18.3	17.7	18.2
Accretion of debt and amortization of debt issuance costs	21.8	22.7	26.9
Deferred income tax expense	202.5	117.2	45.3
Gain on sale of fixed assets	(9.9)	(3.5)	(4.8)
Non-cash reduction in acquisition and environmental accruals	(16.3)	(21.6)	(11.9)
Loss from divestitures and asset impairments	22.5	5.9	—
Non-cash gain on non-hedge accounting interest rate swap contracts	—	—	(16.2)
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	—	—	6.7
Write-off of deferred debt issuance costs	4.1	13.7	26.4
Non-cash portion of realignment and executive departure costs	—	—	17.4
Cumulative effect of change in accounting principle, net of tax	—	0.8	—
Change in operating assets and liabilities, excluding the effects of acquisitions—
Accounts receivable, prepaid expenses, inventories and other assets	(35.5)	(48.0)	(36.8)
Accounts payable, accrued liabilities, unearned income and other	7.7	(106.3)	(11.0)
Capping, closure and post-closure accretion	48.8	49.8	47.5
Capping, closure, post-closure and environmental expenditures	(84.7)	(90.9)	(88.9)

Cash provided by operating activities from continuing operations	903.3	695.7	632.3

Investing activities —
Cost of acquisitions, net of cash acquired	(10.7)	(8.0)	(21.5)
Proceeds from divestitures, net of cash divested	61.1	8.9	57.7
Proceeds from sale of fixed assets	21.7	20.2	10.7
Capital expenditures, excluding acquisitions	(661.1)	(685.6)	(569.9)
Capitalized interest	(17.2)	(14.1)	(12.7)
Change in deferred acquisition costs, notes receivable and other	4.6	6.1	10.8

Cash used for investing activities from continuing operations	(601.6)	(672.5)	(524.9)

Financing activities —
Net proceeds from sale of Series D preferred stock	—	580.8	—
Proceeds from long-term debt, net of issuance costs	1,239.3	3,043.5	3,082.6
Payments of long-term debt	(1,438.4)	(3,740.2)	(3,609.1)
Payments of preferred stock dividends	(48.3)	(48.9)	(21.6)
Net change in disbursement account	(47.3)	21.9	53.8
Net proceeds from sale of common stock, exercise of stock options and other	19.9	97.4	5.1

Cash used for financing activities from continuing operations	(274.8)	(45.5)	(489.2)

Discontinued operations –
Provided by operating activities	18.1	20.9	18.1
Used by investing activities	(7.0)	(10.5)	(13.0)

Cash provided by discontinued operations	11.1	10.4	5.1

Increase (decrease) in cash and cash equivalents	38.0	(11.9)	(376.7)
Cash and cash equivalents, beginning of year	56.1	68.0	444.7

Cash and cash equivalents, end of year	$94.1	$56.1	$68.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Summary of Significant Accounting Policies
Allied Waste Industries, Inc. (Allied, we or the Company), a Delaware corporation, is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous waste collection, transfer, recycling and disposal services in 37 states and Puerto Rico, geographically identified as the Midwestern, Northeastern, Southeastern, Southwestern and Western regions.
Principles of consolidation and presentation —
The consolidated financial statements include the accounts of Allied and its subsidiaries and complies with Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities — an interpretation of ARB No. 51 (revised December 2003). All significant intercompany accounts and transactions are eliminated in consolidation.
Certain reclassifications have been made to the prior period financial statements to conform to the current year presentation.
Assets held for sale –
Certain operations were classified as assets held for sale in 2005, which did not qualify as discontinued operations. In 2005, we recorded a $4.8 million pre-tax loss in cost of operations and a benefit of approximately $27.0 million in our provision for income taxes, of which $25.5 million related to the stock basis of these assets held for sale. Since certain of these operations were sold pursuant to a stock sale agreement, we were able to recognize as a deferred tax asset the tax basis in the stock of these operations in 2005, which previously could not be recognized under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109). The sale of these assets was completed in 2006.
Discontinued operations –
During the third quarter of 2007, we sold hauling, transfer and landfill operations in Georgia, Indiana, Illinois and Kentucky for net proceeds of approximately $89.9 million. During the first quarter of 2007, we sold hauling, transfer and recycling operations in Florida as well as the stock in an unrelated immaterial subsidiary in a single transaction for net proceeds of approximately $69.4 million. The results of these operations, including those related to prior years, have been classified as discontinued operations in the accompanying consolidated financial statements.
During 2003, we determined that certain operations that were divested or held for sale were discontinued operations. Certain operations in Florida reported as discontinued operations were sold in 2004. We received net proceeds of $41.7 million from the transactions, which were used to repay debt.
A summary of discontinued operations on the consolidated balance sheet, which are included in other current assets, other long-term assets, other accrued liabilities and other long-term liabilities is as follows (in millions):

	December 31,	December 31,
	2006	2005
Accounts receivable, net	$13.9	$15.9
Other current assets	0.9	0.9
Property and equipment, net	95.3	97.3

Total assets	$110.1	$114.1

Current liabilities	$21.3	$22.0
Long-term liabilities	9.2	6.6

Total liabilities	$30.5	$28.6

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Results of operations for the discontinued operations for the years ended December 31, were as follows (in millions):

	2006	2005	2004
Revenues (1)	$122.6	$126.5	$135.3

Income before tax	$8.3	$9.4	$0.8
Gain on divestiture	—	15.3	4.7
Income tax expense	3.2	9.9	11.7

Discontinued operations, net of tax	$5.1	$14.8	$(6.2)

(1)	Includes revenue from divisions not part of the disposal group, which were treated as intercompany revenues prior to the divestiture, of $2.3 million, $3.9 million and $4.4 million for the years ended December 31, 2006, 2005 and 2004 respectively.
Discontinued operations in 2006 included $8.3 million of pre-tax income from operations ($5.1 million income, net of tax).
During 2005, we recognized a previously deferred gain of approximately $15.3 million ($9.2 million gain, net of tax). This deferred gain was attributable to a divestiture that occurred in 2003 where the acquirer had the right to sell the operations back to us for a period of time (a “put” agreement), thus constituting a form of continuing involvement on our part and precluding recognition of the gain in 2003. These operations were sold in 2005 to another third party and the put agreement was cancelled. Discontinued operations in 2005 also included a $2.7 million pre-tax benefit ($1.6 million income, net of tax) primarily the result of adjustments to our insurance liabilities related to divestitures previously reported as discontinued operations and $6.7 million of pre-tax income ($4.0 million income, net of tax) from operations.
The businesses or assets divested, including goodwill, were adjusted to the lower of carrying value or fair value. Fair value was based on the actual or anticipated sales price. Included in the results for discontinued operations for the year ended December 31, 2004, is a gain of approximately $1.8 million ($8.5 million loss, net of tax) for the assets, including $28.1 million of goodwill, divested during the period. Also included in the results for discontinued operations for the year ended December 31, 2004, is a gain of $2.9 million ($1.7 million gain, net of tax) as a result of purchase price adjustments. Discontinued operations in 2004 also included $0.8 million of pre-tax income ($0.6 million income, net of tax) from operations.
In accordance with EITF Issue No. 87-24, Allocation of Interest to Discontinued Operations, we allocate interest to discontinued operations based on the ratio of net assets sold to the sum of consolidated net assets plus consolidated debt. We do not allocate interest on debt that is directly attributable to other operations outside of the discontinued operations. For the years ended December 31, 2006, 2005 and 2004, we allocated $4.5 million, $4.9 million and $6.8 million of interest expense to discontinued operations.
Business combinations –
All acquisitions in 2006, 2005 and 2004 are reflected in our results of operations since the effective date of the acquisition. We allocate the cost of the acquired business to the assets acquired and liabilities assumed based upon their estimated fair values. These estimates are revised during the allocation period as necessary when, and if, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Purchase accounting adjustments, acquisition related costs and other possible charges that may arise from the acquisitions may materially impact our financial condition, results of operations and liquidity in the future.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes acquisitions for the three years ended December 31:

	2006	2005	2004
Number of businesses acquired	4	11	17
Total consideration (in millions)	$12.6	$12.4	$27.7
The pro forma effect of these acquisitions, individually and collectively, was not material.
Realignment —
We realigned our operating organization by reducing the number of regions to five from nine and realigned some of our districts in the fourth quarter of 2005 with some refinements made during 2006. These actions reflect our on-going efforts to maximize efficiency and improve effectiveness by reducing costs and improving communications. As a result of these actions, severance and other costs of approximately $1.6 million and $0.9 million were expensed in 2006 and 2005, respectively.
Cash and cash equivalents —
We consider any liquid investments with an original maturity of three months or less to be cash equivalents. Amounts are stated at quoted market prices. We use a cash management system under which our book balance reflects a credit for our primary disbursement account. This amount represents uncleared checks which have not been presented to our bank by the end of our reporting period. Our funds are transferred as checks are presented. At December 31, 2006 and 2005, the book credit balance of $98.9 million and $146.2 million, respectively, in our primary disbursement account was reported in accounts payable and reflected as a financing activity in the consolidated statement of cash flows.
Concentration of credit risk —
Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and manage the amount of credit exposure with any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base.
Receivable realization allowance —
We provide services to customers throughout the United States and Puerto Rico. We perform credit evaluations of our significant customers and establish a receivable realization allowance based on the aging of our receivables, payment performance factors, historical trends and other information. In general, we reserve 50% of those receivables outstanding 90 to 120 days and 100% of those outstanding over 120 days. We also review outstanding balances on an account specific basis. Our reserve is evaluated and revised on a monthly basis. In addition, we recognize a sales valuation allowance based on our historical analysis of revenue reversals and credits issued after the month of billing. Revenue reversals and credits typically relate to resolution of customer disputes and billing adjustments. The total allowance as of December 31, 2006 and 2005 for our continuing operations was approximately $18.4 million and $17.0 million, respectively.
Other assets —
The following table shows the balances included in other assets as of December 31 (in millions):

	2006	2005
Deferred financing costs	$77.0	$85.1
Landfill closure deposits	35.8	32.8
Insurance recoveries	34.5	35.7
Notes receivable	17.1	15.0
Assets held for sale	—	17.1
Other	214.2	194.9

Total	$378.6	$380.6

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Upon funding of debt offerings, financing costs are capitalized and amortized using the effective-interest method over the term of the related debt. Deferred financing costs represent transaction costs directly attributable to obtaining financing. In 2006, 2005 and 2004, we wrote off $4.1 million, $13.7 million and $26.4 million, respectively, of deferred financing costs in connection with the repayment of debt before its maturity date.
Other accrued liabilities —
The following table shows the balances included in other accrued liabilities as of December 31 (in millions):

	2006	2005
Accrued payroll	$97.0	$80.7
Accrued insurance	94.1	94.5
Accrued landfill taxes, hosting fees and royalties	35.0	27.7
Accrued franchise and sales taxes	33.3	24.0
Accrued property taxes	15.1	11.6
Current portion of non-recurring acquisition accruals	8.9	19.0
Other	86.4	86.4

Total	$369.8	$343.9

Accrued capping, closure and post-closure costs —
Accrued capping, closure and post-closure costs represent an estimate of the present value of the future obligation incurred associated with capping, closure and post-closure monitoring of the landfills we currently own and/or operate. Site specific capping, closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by us for which we have capping, closure and post-closure responsibilities. The present value of estimated future costs are accrued on a per unit basis as landfill disposal capacity is consumed. Changes in estimates based on the annual update are accounted for prospectively for active landfills, while changes in estimates for closed landfill sites and fully incurred capping projects are recognized immediately.
Environmental costs —
We accrue for costs associated with environmental remediation obligations when such costs are probable and can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value, as the timing of payments cannot reliably be determined. Recoveries of environmental remediation costs from other parties are recorded when their receipt is deemed probable. Environmental liabilities and apportionment of responsibility among potentially responsible parties are accounted for in accordance with the guidance provided by the American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities.
Self-Insurance —
We maintain high deductibles for commercial general liability, automobile liability, and workers’ compensation coverages, ranging from $1 million to $3 million. Our insurance claim liabilities are reflected in our consolidated balance sheet as an accrued liability. Prior to December 31, 2006, we reported our insurance claim liabilities net of amounts due from insurers on claims in excess of the related deductible. As we are the primary obligor for payment of all claims, we determined that we should report our insurance claim liabilities on a gross basis along with a corresponding amount due from our insurers. As a result of this revision in classification, we have increased our insurance claim reserves as of December 31, 2006, 2005 and 2004 by $34.5 million, $35.7 million and $45.3 million, respectively, with a corresponding amount due from our insurers. This revision in classification had no impact on our financial condition or results of operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Our insurance claims liabilities are determined using actuarial valuations provided by a third party. We use a third party administrator to track and evaluate actual claims experience used in the annual actuarial valuation. Our insurance claim liabilities are recorded on an undiscounted basis.
The following table shows the activity in our insurance claim liabilities for the years ended December 31 (in millions):

	2006	2005
Gross insurance claim liabilities, beginning of year	$294.1	$294.5
Less amount due from insurers	35.7	45.3

Net insurance claim liabilities, beginning of year	258.4	249.2
Claims payments made during the year	(250.2)	(248.4)
Provision charged to cost of operations	251.9	257.6

Net insurance claim liabilities, end of year	260.1	258.4
Plus amount due from insurers	34.5	35.7

Gross insurance claim liabilities, end of year	294.6	294.1
Less current portion	87.6	89.9

Long-term portion	$207.0	$204.2

Other long-term obligations –
The following table shows the balances included in other long-term obligations as of December 31 (in millions):

	2006	2005
Contingencies (1)	$559.3	$350.4
Self-insurance claim liabilities	207.0	204.2
Non-current portion of non-recurring acquisition accruals	46.6	73.1
Pension liability (2)	16.8	14.8
Other	58.1	55.0

Total	$887.8	$697.5

(1)	Primarily related to tax matters. See Note 13, Income Taxes for additional disclosures.

(2)	See Note 8, Employee Benefit Plans for additional disclosures.
Contingent liabilities —
We are subject to various legal proceedings, claims and regulatory matters, the outcomes of which are subject to significant uncertainty. We determine whether to disclose and accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable and whether it can be reasonably estimated in accordance with SFAS No. 5, Accounting for Contingencies (SFAS 5) and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. We assess our potential liability relating to litigation and regulatory matters based on information available to us. Management’s assessment is developed in consultation with third-party legal counsel and other advisors and is based on an analysis of possible outcomes under various strategies. We accrue for loss contingencies when such amounts are probable and reasonably estimable. If a contingent liability is reasonably possible, we will disclose the potential range of the loss, if estimable.
Revenue —
Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contract terms are generally for multiple years and commonly have renewal options. Our landfill operations include both company-owned landfills and landfills that we operate on behalf of municipalities and others. Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Non-recurring acquisition accruals —
At the time of an acquisition, we evaluate and record the assets and liabilities of the acquired company at estimated fair value. Assumed liabilities as well as liabilities resulting directly from the completion of the acquisition are considered in the net assets acquired and resulting purchase price allocation. Any changes to the estimated fair value of assumed liabilities (other than tax matters) subsequent to the one-year allocation period are recorded in results of operations.
At December 31, 2006 and 2005, we had approximately $49.2 million and $75.2 million, respectively, of non-recurring acquisition accruals remaining on our consolidated balance sheets, consisting primarily of loss contracts, litigation, insurance liabilities and other commitments associated with the acquisition of Browning-Ferris Industries, Inc. (BFI) in 1999. In 2005, we reversed $21.6 million of such accruals primarily as a result of favorable legal rulings or settlements. Expenditures against non-recurring acquisition accruals in 2006 and 2005 were $17.2 million and $24.3 million, respectively.
Loss from divestitures and asset impairments –
During 2006, we recorded losses of approximately $22.5 million related to divestitures and asset impairments. The divestitures, completed during the third and fourth quarters of 2006 as a result of our market rationalization focus, generated a pre-tax loss of approximately $7.6 million. These losses were primarily related to operations in our Northeastern and Midwestern regions. During 2006, we also recorded landfill asset impairments of approximately $9.7 million as a result of management’s decision to discontinue development and/or operations of three landfill sites. Additionally, we recognized a $5.2 million charge related to the relocation of our operations support center.
Interest expense and other —
Interest expense and other includes interest paid to third parties for our debt obligations (net of amounts capitalized), cash settlements on interest rate swap contracts, interest income, accretion of debt discounts and amortization of debt issuance costs, costs incurred to early extinguish debt, non-cash gain or loss on non-hedge accounting interest rate swap contracts and the amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts.
Interest expense capitalized —
We capitalize interest in connection with the construction of our landfill assets. Actual acquisition, permitting and construction costs incurred which relate to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use.
During the years ended December 31, 2006, 2005 and 2004, we incurred gross interest expense (including payments under interest rate swap contracts) of $526.6 million, $520.2 million and $601.2 million respectively, of which $17.2 million, $14.1 million and $12.7 million, respectively, was capitalized.
Income taxes —
We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax bases of assets, other than non-deductible goodwill, and liabilities. The differences are measured using the income tax rate in effect during the year in which the differences are expected to reverse.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Statements of cash flows —
The supplemental cash flow disclosures and non-cash transactions for the three years ended December 31 are as follows (in millions):

	2006	2005	2004
Supplemental disclosures -
Interest paid (net of amounts capitalized)	$516.5	$528.5	$620.2
Income taxes paid (net of refunds)	30.6	16.2	36.6

Non-cash transactions -
Debt incurred or assumed in acquisitions	$0.1	$3.4	$—
Liabilities incurred or assumed in acquisitions	0.1	1.6	12.6
Capital lease obligations incurred	—	1.5	4.6
Accrued dividends on preferred stock	3.1	8.5	5.4
Conversion of Series C Preferred Stock	345.0	—	—
Use of estimates —
The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available and assumptions about the future. Actual results may differ significantly from the estimates.
Fair value of financial instruments —
Our financial instruments as defined by SFAS No. 107, Disclosures About Fair Value of Financial Instruments include cash, money market funds, accounts receivable, accounts payable, long-term debt and derivatives. We have determined the estimated fair value amounts at December 31, 2006 and 2005 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, our estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.
The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments. (See Notes 4 and 5 for fair value of debt and derivative instruments).
Stock-based compensation plans —
Effective January 1, 2006, we adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which establishes the accounting for stock-based awards exchanged for employee services. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be measured at fair value and expensed in the consolidated statement of operations over the service period (generally the vesting period). We previously accounted for share-based compensation plans under Accounting Principle Board (APB) No. 25, Accounting for Stock Issued to Employees (APB 25) and the related interpretations and provided the required SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS 123) pro forma disclosures for employee stock options.
We adopted SFAS 123(R) using the modified prospective transition method, whereby stock-based compensation is recognized in the consolidated statement of operations beginning January 1, 2006. Accordingly, stock-based compensation amounts for prior periods are contained in the Company’s footnotes but the consolidated financial statements have not been restated to reflect, and do not include, the impact of SFAS 123(R). See Note 11, Stock Plans, for additional disclosures.
We have elected to adopt the alternative transition method for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method represents a

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
simplified approach to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and the consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon the adoption of SFAS 123(R).
Change in accounting principle —
In April 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143 (FIN 47). The interpretation expands on the accounting guidance of SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143), providing clarification of the term “conditional asset retirement obligation” and guidelines for the timing of recording the obligation. We adopted SFAS 143 effective January 1, 2003 (see Note 7). The adoption of FIN 47 as of December 31, 2005 resulted in an increase to our asset retirement obligations of approximately $1.3 million and a cumulative effect of change in accounting principle, net of tax, of $0.8 million. This liability represents the estimated fair value of our future obligation to remove underground storage tanks on properties that we own.
Recently issued accounting pronouncements –
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No.157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measurement and requires expanded disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but is used in conjunction with other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for us beginning January 1, 2008. We are evaluating the impact of the adoption of SFAS 157 on our financial position and results of operations.
In September 2006, the FASB issued SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or a liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. We adopted the recognition provisions of this standard effective December 31, 2006 with a charge to other comprehensive loss, net of tax of $57.4 million. See Note 8, Employee Benefit Plans, for additional disclosures. SFAS 158 also requires an employer to measure the funded status of a plan as of the employer’s year-end reporting date. The measurement date provisions of SFAS 158 are effective for us for the year ending December 31, 2008. We do not expect the adoption of the measurement date provisions of SFAS 158 to have a material impact on our financial position or results of operations.
In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). Traditionally, there have been two methods for quantifying the effect of financial statement misstatements: the roll-over method which focuses on correcting the income statement as of the reporting date and the iron-curtain method which focuses on correcting the balance sheet as of the reporting date. We currently utilize the iron-curtain method for quantifying financial statement misstatements. SAB 108 establishes a more restrictive approach by requiring companies to quantify errors under both methods. SAB 108 is effective for us in the fourth quarter of 2006. The adoption of SAB 108 did not have a material impact on our financial position.
In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and provides guidance on the recognition, de-recognition and measurement of benefits related to an entity’s uncertain income tax positions. Our current policy is to record a liability associated with an uncertain tax position when disallowance is considered probable and estimable. FIN 48 is effective for us beginning January 1, 2007. We do not expect the impact of adopting FIN 48 to have a material impact on our financial position.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Property and Equipment
Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase, until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives. The estimated useful lives of assets are: buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (4-8 years). For building improvements, the depreciable life can be the shorter of (i) the improvements’ estimated useful lives or (ii) the related lease terms. We do not assume a residual value on our depreciable assets. In accordance with SFAS No.144, Accounting for Impairment or Disposal of Long-Lived Assets (SFAS 144), we evaluate our long-lived assets, such as property and equipment and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate the carrying amount of the asset or asset group may not be recoverable.
The cost of landfill airspace, including original acquisition cost and incurred and projected landfill construction costs, is amortized over the capacity of the landfill based on a per unit basis as landfill airspace is consumed. We periodically review the recoverablilty of our operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review will be made in accordance with SFAS 144 and EITF Issue No. 95-23, The Treatment of Certain Site Restoration/Environmental Exit Costs When Testing a Long-Lived Asset for Impairment. The EITF outlines how cash flows for environmental exit costs should be determined and measured.
Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For example, under certain circumstances, the replacement of vehicle transmissions or engine rebuilds are capitalized, whereas repairs to vehicle brakes are expensed. For the years ended December 31, 2006, 2005 and 2004, maintenance and repairs expenses charged to cost of operations were $482.7 million, $478.3 million and $457.3 million, respectively. When property is retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of operations. For the years ended December 31, 2006, 2005 and 2004, we recognized net pre-tax gains on the disposal of fixed assets of $9.9 million, $3.5 million and $4.8 million, respectively.
The following tables show the activity and balances related to property and equipment from December 31, 2004 through December 31, 2006 (in millions):

	Property and Equipment
	Balance at			Acquisitions,	Transfers	Balance at
	December 31,	Capital	Sales and	Net of	and	December 31,
	2005	Additions	Retirements	Divestitures	Other (1)	2006
Land and improvements	$464.5	$18.3	$(5.7)	$(2.1)	$(1.9)	$473.1
Land held for permitting as landfills	114.0	6.5	—	(7.1)	(18.3)	95.1
Landfills	3,873.3	240.7	(0.2)	12.2	29.5	4,155.5
Buildings and improvements	499.6	27.7	(5.7)	(12.6)	(4.7)	504.3
Vehicles and equipment	2,003.0	282.9	(75.3)	(20.0)	1.7	2,192.3
Containers and compactors	901.0	78.5	(18.3)	(9.0)	(0.1)	952.1
Furniture and office equipment	52.3	6.5	(5.2)	(0.4)	—	53.2

Total	$7,907.7	$661.1	$(110.4)	$(39.0)	$6.2	$8,425.6

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Accumulated Depreciation and Amortization
		Depreciation
	Balance at	and		Acquisitions,	Transfers	Balance at
	December 31,	Amortization	Sales and	Net of	and	December 31,
	2005	Expense	Retirements	Divestitures	Other (1)	2006
Land and improvements	$(31.0)	$(5.8)	$0.2	$0.1	$(0.1)	$(36.6)
Landfills	(1,800.8)	(245.3)	—	—	—	(2,046.1)
Buildings and improvements	(148.1)	(26.1)	4.8	2.9	0.2	(166.3)
Vehicles and equipment	(1,135.8)	(194.2)	71.9	15.3	(3.0)	(1,245.8)
Containers and compactors	(576.9)	(81.0)	17.5	7.0	0.1	(633.3)
Furniture and office equipment	(39.0)	(4.4)	4.2	0.3	0.1	(38.8)

Total	$(3,731.6)	$(556.8)	$98.6	$25.6	$(2.7)	$(4,166.9)

Property and equipment, net	$4,176.1	$104.3	$(11.8)	$(13.4)	$3.5	$4,258.7

(1)	Primarily consists of $17.2 million capitalized interest, $9.7 million landfill asset impairments, $11.4 million reclassification of landfill cover from land held for landfills and $7.4 million relating to changes in landfill retirement obligation assets for recognition of and adjustments to capping, closure and post-closure costs (see Note 7, Landfill Accounting).

	Property and Equipment
	Balance at			Acquisitions,	Transfers	Balance at
	December 31,	Capital	Sales and	Net of	and	December 31,
	2004	Additions	Retirements	Divestitures	Other(1)	2005
Land and improvements	$455.6	$22.3	$(10.0)	$(0.5)	$(2.9)	$464.5
Land held for permitting as landfills	108.9	14.6	—	—	(9.5)	114.0
Landfills	3,578.2	250.1	(0.1)	5.9	39.2	3,873.3
Buildings and improvements	485.2	24.8	(9.1)	2.1	(3.4)	499.6
Vehicles and equipment	1,792.6	279.0	(54.0)	0.2	(14.8)	2,003.0
Containers and compactors	825.7	91.1	(13.2)	(1.0)	(1.6)	901.0
Furniture and office equipment	49.6	3.7	(0.9)	—	(0.1)	52.3

Total	$7,295.8	$685.6	$(87.3)	$6.7	$6.9	$7,907.7

	Accumulated Depreciation and Amortization
		Depreciation
	Balance at	and		Acquisitions,	Transfers	Balance at
	December 31,	Amortization	Sales and	Net of	and	December 31,
	2004	Expense	Retirements	Divestitures	Other(1)	2005
Land and improvements	$(25.5)	$(5.6)	$0.2	$—	$(0.1)	$(31.0)
Landfills	(1,556.7)	(244.1)	—	—	—	(1,800.8)
Buildings and improvements	(125.9)	(25.4)	1.6	0.3	1.3	(148.1)
Vehicles and equipment	(1,010.3)	(180.0)	50.3	0.8	3.4	(1,135.8)
Containers and compactors	(511.2)	(81.3)	12.5	1.3	1.8	(576.9)
Furniture and office equipment	(34.2)	(5.8)	0.8	—	0.2	(39.0)

Total	$(3,263.8)	$(542.2)	$65.4	$2.4	$6.6	$(3,731.6)

Property and equipment, net	$4,032.0	$143.4	$(21.9)	$9.1	$13.5	$4,176.1

(1)	Primarily consists of $14.1 million capitalized interest, $8.2 million reclassifications to assets held for sale and $10.9 million relating to changes in landfill retirement obligation asset for recognition of and adjustments to capping, closure and post-closure costs (see Note 7, Landfill Accounting).
3. Goodwill and Intangible Assets
At least annually, we perform an assessment of goodwill impairment by applying a fair value based test to each of our reporting units, which we define as each of our geographic operating segments. We completed our annual assessment of goodwill in the fourth quarter of 2006 and an impairment charge was not required. The calculation of fair value is subject to judgments and estimates about future events. We estimated fair value based on each reporting units’ projected net cash flows discounted using a weighted average cost of capital of approximately 7.5% in 2006 and 7.4% in 2005. The estimated fair value of our reporting units could change if there were future changes in

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or changes to the market capitalization of our company. As a result of evaluating goodwill for impairment, we may recognize an impairment in one or more reporting units even though our fair value test indicates our other reporting units are not impaired.
We may conduct an impairment test of goodwill more frequently than annually under certain conditions. For example, a significant adverse change in our liquidity or the business environment, unanticipated competition, a significant adverse action by a regulator or the disposal of a significant portion of a reporting unit could prompt an impairment test between annual assessments.
Our reporting units are comprised of several vertically integrated businesses. At the time of a divestiture of an individual business within a reporting unit, goodwill is allocated to that business based on its relative fair value to its reporting unit and a gain or loss on disposal is determined. The remaining goodwill in the reporting unit from which the assets were divested would be re-evaluated for recoverability, which could result in an additional recognized loss.
We have incurred non-cash losses on sales of assets when we believed that re-deployment of the proceeds from the sale of such assets could reduce debt or improve operations and was economically beneficial. If we decide to sell additional assets in the future, we could incur additional non-cash losses on asset sales.
The following table shows the activity and balances related to goodwill by reporting unit from December 31, 2004 through December 31, 2006 (in millions):

	Balance at				Balance at
	December 31,				December 31,
	2005	Acquisitions	Divestitures	Adjustments(1)	2006
Midwestern	$2,169.1	$—	$(6.2)	$(6.5)	$2,156.4
Northeastern	1,796.5	—	(25.8)	(7.8)	1,762.9
Southeastern	1,584.0	—	—	(5.0)	1,579.0
Southwestern	1,316.9	0.8	—	55.2	1,372.9
Western	1,317.7	—	—	(62.9)	1,254.8

Total	$8,184.2	$0.8	$(32.0)	$(27.0)	$8,126.0

	Balance at				Balance at
	December 31,				December 31,
	2004	Acquisitions	Divestitures	Adjustments(2)	2005
Atlantic	$914.9	$0.3	$—	$(915.2)	$—
Great Lakes	1,097.7	0.1	—	(1,097.8)	—
Midstates	959.1	—	—	(959.1)	—
Mountain	650.7	—	—	(650.7)	—
North Central	1,193.5	—	—	(1,193.5)	—
Northeast (old)	725.4	—	—	(725.4)	—
Pacific	726.1	—	—	(726.1)	—
Southeast (old)	872.3	1.4	—	(873.7)	—
Southwest (old)	1,062.2	0.1	(0.2)	(1,062.1)	—
Midwestern	—	—	—	2,169.1	2,169.1
Northeastern	—	—	—	1,796.5	1,796.5
Southeastern	—	—	(2.7)	1,586.7	1,584.0
Southwestern	—	—	—	1,316.9	1,316.9
Western	—	—	—	1,317.7	1,317.7

Total	$8,201.9	$1.9	$(2.9)	$(16.7)	$8,184.2

(1)	Includes income tax related adjustments associated with the acquisition of BFI in 1999 and a reallocation among regions related to refinements to the regional organization structure.

(2)	Primarily relates to reallocation of goodwill in connection with our realignment of field operations, reclassification of goodwill in connection with assets held for sale and purchase accounting adjustments.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In addition, we have other amortizable intangible assets that consist primarily of the following at December 31, 2006 (in millions):

	Gross Carrying	Accumulated	Net Carrying
	Value	Amortization	Value
Non-compete agreements	$6.7	$5.9	$0.8
Other	2.9	0.7	2.2

Total	$9.6	$6.6	$3.0

Amortization expense for the three years ended December 31, 2006, 2005 and 2004 was $0.8 million, $1.1 million and $1.8 million, respectively. Based upon the amortizable assets recorded in the balance sheet at December 31, 2006, amortization expense for each of the next five years is estimated to be declining from $0.6 million to $0.3 million.
4. Long-term Debt
Long-term debt at December 31, 2006 and 2005 consists of the amounts listed in the following table. The effective interest rate includes our interest cost incurred, amortization of deferred debt issuance cost and the amortization or accretion of discounts or premiums (in millions, except percentages).

	Debt Balance at		Effective Interest Rate
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Revolving credit facility ABR borrowings*	$—	$3.7	9.75%	9.00%
Revolving credit facility Adjusted LIBOR borrowings*	—	—	7.86	7.29
2005 Term Loan B due 2012	1,105.0	1,275.0	7.34	6.33
Receivables secured loan	230.0	230.0	6.02	4.90
6.375% senior notes due 2008	157.9	154.7	8.34	8.34
8.875% senior notes due 2008	—	600.0	—	9.15
8.50% senior notes due 2008	750.0	750.0	8.78	8.78
6.50% senior notes due 2010	350.0	350.0	6.76	6.76
5.75% senior notes due 2011	400.0	400.0	6.00	6.00
6.375% senior notes due 2011	275.0	275.0	6.63	6.63
9.25% senior notes due 2012	250.9	251.1	9.40	9.40
7.875% senior notes due 2013	450.0	450.0	8.09	8.09
6.125% senior notes due 2014	425.0	425.0	6.30	6.30
7.25% senior notes due 2015	600.0	600.0	7.43	7.43
7.125% senior notes due 2016	595.1	—	7.38	—
9.25% debentures due 2021	96.3	96.1	9.47	9.47
7.40% debentures due 2035	294.4	292.2	8.03	8.03
4.25% senior subordinated convertible debentures due 2034	230.0	230.0	4.34	4.34
7.375% senior unsecured notes due 2014	400.0	400.0	7.55	7.55
Solid waste revenue bond obligations, principal payable through 2031	280.6	283.9	6.85	6.81
Notes payable to banks, finance companies, and individuals, interest rates of 2.37% to 11.25%, and principal payable through 2014, secured by vehicles, equipment, real estate or accounts receivable **	2.3	5.1	6.00	4.32
Obligations under capital leases of vehicles and equipment **	12.4	13.2	8.92	9.08
Notes payable to individuals and commercial company, interest rates of 5.99% to 9.50%, principal payable through 2010, unsecured **	5.7	6.7	8.07	7.93

Total debt **	6,910.6	7,091.7	7.37	7.29
Less: Current portion	236.6	238.5

Long-term portion	$6,674.0	$6,853.2

*	Excludes fees

**	Reflects weighted average interest rate

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Refinancings —
In April 2006, we completed the re-pricing of the $1.105 billion Term Loan B due January 2012 (2005 Term Loan) and Institutional Letter of Credit portions of our senior secured credit facility (2005 Credit Facility). The 2005 Term Loan and Institutional Letter of Credit Facility were re-priced at LIBOR plus 175 basis points (or ABR plus 75 basis points), a reduction of 25 basis points. The pricing will further decrease to LIBOR plus 150 basis points (or ABR plus 50 basis points) when our total debt to EBITDA, as defined, is equal to or less than 4.25x.
In May 2006, we issued $600 million of 7.125% senior notes due 2016 at a discounted price equal to 99.123% of the aggregate principal amount and used the net proceeds to fund our tender offer for our $600 million of 8.875% senior notes due 2008.
During the first quarter of 2005, we executed a multifaceted refinancing plan (the 2005 Refinancing), which included:
•	the issuance of 12.75 million shares of common stock for $101 million;

•	the issuance of 6.25% mandatory convertible preferred stock with a conversion premium of 25% for $600 million; and

•	the issuance of 7.25% senior notes due 2015 for $600 million.
The proceeds of the issuances above were used to retire the following:
•	$195 million of the remaining 10% senior subordinated notes due 2009;

•	$125 million of the 9.25% senior notes due 2012;

•	$600 million 7.625% senior notes due 2006;

•	$206 million of term loans; and

•	$70 million of the 7.875% senior notes due 2005.
The balance of the proceeds was used to pay premiums and fees and for general corporate purposes.
In addition, we refinanced the pre-existing credit facility (the 2003 Credit Facility), which included modifying financial covenants, increasing the size of the Revolving Credit Facility and the Institutional Letter of Credit Facility by a combined $377 million, and lowering the interest margin paid on the term loan by 75 basis points and on the Revolving Credit Facility by 25 basis points.
Costs incurred to early extinguish debt during the years ended December 31, 2006, 2005 and 2004 were $41.3 million, $62.6 million and $156.2 million, respectively. These costs were recorded in interest expense and other.
2005 Credit Facility —
We have a senior secured credit facility referred to as the 2005 Credit Facility that includes at December 31, 2006: (i) a $1.575 billion Revolving Credit Facility due January 2010 (the 2005 Revolver), (ii) a $1.105 billion Term Loan due January 2012 referred to as the 2005 Term Loan, (iii) a $490 million Institutional Letter of Credit Facility due January 2012, and (iv) a $25 million Incremental Revolving Letter of Credit Facility due January 2010. Of the $1.575 billion available under the 2005 Revolver, the entire amount may be used to support the issuance of letters of credit. At December 31, 2006, we had no loans outstanding and $398.7 million in letters of credit drawn on the 2005 Revolver, leaving approximately $1.176 billion capacity available under the 2005 Revolver. Both the $25 million Incremental Revolving Letter of Credit Facility and $490 million Institutional Letter of Credit Facility were fully utilized at December 31, 2006.
The 2005 Credit Facility bears interest at (a) an Alternative Base Rate (ABR), or (b) an Adjusted LIBOR, both terms defined in the 2005 Credit Facility agreement, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2005 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We are required to make prepayments on the 2005 Credit Facility upon completion of certain transactions as defined in the 2005 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions, in certain circumstances, are required to be applied to amounts due under the 2005 Credit Facility pursuant to the 2005 Credit Facility agreement. We are also required to make prepayments on the 2005 Credit Facility for 50% of any excess cash flows from operations, as defined in the 2005 Credit Facility agreement. The agreement also requires scheduled amortization on the 2005 Term Loan and Institutional Letter of Credit Facility. During 2006, a $5.0 million scheduled amortization of the Institutional Letter of Credit Facility reduced the funded amount to $490 million from $495 million. There is no further scheduled amortization on the 2005 Term Loan with the exception of the outstanding balance at maturity on January 15, 2012.
Senior notes and debentures —
In May 2006, we issued $600 million of 7.125% senior notes due 2016 at a discounted price equal to 99.123% of the aggregate principal amount. Interest is payable semi-annually on May 15th and November 15th. These senior notes have a make-whole call provision that is exercisable any time prior to May 15, 2011 at the stated redemption price. These notes may also be redeemed on or after May 15, 2011 at the stated redemption price. We used the net proceeds to fund our tender offer for our $600 million of 8.875% senior notes due 2008. At December 31, 2006, the remaining unamortized discount was $4.9 million.
In March 2005, we issued $600 million of 7.25% senior notes due 2015 as part of the 2005 Refinancing. Interest is payable semi-annually on March 15th and September 15th. These senior notes have a make-whole call provision that is exercisable any time prior to March 15, 2010 at the stated redemption price. These notes may also be redeemed on or after March 15, 2010 at the stated redemption price.
In April 2004, we issued $275 million of 6.375% senior notes due 2011 to fund a portion of the tender offer of 10% senior subordinated notes due 2009. Interest is payable semi-annually on April 15th and October 15th. These senior notes have a make-whole call provision that is exercisable at any time at the stated redemption price.
In addition, in April 2004, we issued $400 million of 7.375% senior unsecured notes due 2014 to fund a portion of the tender offer of 10% senior subordinated notes due 2009. Interest is payable semi-annually on April 15th and October 15th. These notes have a make-whole call provision that is exercisable any time prior to April 15, 2009 at the stated redemption price. The notes may also be redeemed after April 15, 2009 at the stated redemption prices.
In January 2004, we issued $400 million of 5.75% senior notes due 2011 and $425 million of 6.125% senior notes due 2014 to fund the redemption of $825 million of our $875 million 7.875% senior notes due 2009. Interest is payable semi-annually on February 15th and August 15th. The $400 million senior notes have a make-whole call provision that is exercisable at any time at the stated redemption price. The $425 million senior notes have a make-whole call provision that is exercisable at any time prior to February 15, 2009 at the stated redemption price. The notes may also be redeemed after February 15, 2009 at the stated redemption prices.
In November 2003, we issued $350 million of 6.50% senior notes due 2010. These senior notes have a make-whole call provision that is exercisable at any time at a stated redemption price. Interest is payable semi-annually on February 15th and August 15th. We used proceeds from this issuance to repurchase a portion of our 10% senior subordinated notes in 2003.
In April 2003, we issued $450 million of 7.875% senior notes due 2013. The senior notes have a no call provision until 2008. Interest is payable semi-annually on April 1st and October 1st. We used the proceeds to reduce term loan borrowings under our credit facility in effect at the time.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In November 2002, we issued $375.0 million of 9.25% senior notes due 2012. These notes have no call provision until 2007. Interest is payable semi-annually on March 1st and September 1st. We used the net proceeds of $370.6 million from the sale of these notes to repay term loans under our credit facility in effect at the time.
In November 2001, we issued $750 million of 8.50% senior notes due 2008. Interest is payable semi-annually on June 1st and September 1st. We used the proceeds to reduce term loan borrowings under our credit facility in effect at the time.
In connection with the BFI acquisition on July 30, 1999, we assumed all of BFI’s debt securities with the exception of commercial paper that was paid off in connection with the acquisition. BFI’s debt securities were recorded at their fair market values as of the date of the acquisition in accordance with EITF Issue No. 98-1 — Valuation of Debt Assumed in a Purchase Business Combination. The effect of revaluing the debt securities resulted in an aggregate discount from the historical face amount of $137.0 million. At December 31, 2006, the remaining unamortized net discount related to the debt securities of BFI was $74.9 million.
The $161.2 million of 6.375% senior notes due 2008 and $99.5 million of 9.25% debentures due 2021 assumed from BFI are not redeemable prior to maturity and are not subject to any sinking fund.
The $360.0 million of 7.40% debentures due 2035 assumed from BFI are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of the principal amount of the debentures and the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture.
Receivables secured loan —
We have an accounts receivable securitization program with two financial institutions that allows us to borrow up to $230 million on a revolving basis under a loan agreement secured by receivables. The agreements include a 364-day liquidity facility and a three-year purchase commitment. If we are unable to renew the liquidity facility when it matures on May 29, 2007, we will refinance any amounts outstanding with the portion of our 2005 Revolver or with other long-term borrowings. Although we intend to renew the liquidity facility on May 29, 2007 and do not expect to repay the amounts within the next twelve months, the loan is classified as a current liability because it has a contractual maturity of less than one year.
The borrowings are secured by our accounts receivable that are owned by a wholly-owned and fully consolidated subsidiary. This subsidiary is a separate corporate entity whose assets, or collateral securing the borrowings, are available first to satisfy the claims of the subsidiary’s creditors. Under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of FASB Statement 125, the securitization program is accounted for as a secured borrowing with a pledge of collateral. The receivables and debt obligation remain on our consolidated balance sheet. At December 31, 2006, we had outstanding borrowings under this program of $230.0 million. The borrowings under this program bear interest at the financial institution’s commercial paper rate plus an applicable spread and interest is payable monthly. There is also a fee on any undrawn portion available for borrowing.
Senior subordinated notes —
In July 1999, we issued $2.0 billion of 10.00% senior subordinated notes that mature in 2009. We used the proceeds from these senior subordinated notes as partial financing of the acquisition of BFI. During 2004 and 2003, we completed open market repurchases and a tender offer of these senior subordinated notes in aggregate principal amounts of approximately $1.3 billion and $506.1 million, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During the first quarter of 2005, through open market repurchases and a tender offer, we completed the repurchase of the remaining balance of these senior subordinated notes in an aggregate principal amount of $195.0 million. In connection with these repurchases and tender offer we paid premiums of approximately $10.3 million and wrote-off deferred financing costs of $1.7 million, both of which were recorded as a charge to interest expense and other.
Senior subordinated convertible debentures —
In April 2004, we issued $230 million of 4.25% senior subordinated convertible debentures due 2034 that are unsecured and are not guaranteed. They are convertible into 11.3 million shares of our common stock at a conversion price of $20.43 per share. Common stock transactions such as cash or stock dividends, splits, combinations or reclassifications and issuances at less than current market price will require an adjustment to the conversion rate as defined per the indenture. Certain of the conversion features contained in the convertible debentures are deemed to be embedded derivatives, as defined under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133), however, these embedded derivatives currently have no value.
These debentures are convertible at the option of the holder anytime if any of the following occurs: (i) our closing stock price is in excess of $25.5375 for 20 of 30 consecutive trading days ending on the last day of the quarter, (ii) during the five business day period after any three consecutive trading days in which the average trading price per debenture is less than 98% of the product of the closing price for our common stock times the conversion rate, (iii) we issue a call notice, or (iv) certain specified corporate events such as a merger or change in control.
We can elect to settle the conversion in stock, cash or a combination of stock and cash. If settled in stock, the holder will receive the fixed number of shares based on the conversion rate except if conversion occurs after 2029 as a result of item (ii) above, the holder will receive shares equal to the par value divided by the trading stock price. If settled in cash, the holder will receive the cash equivalent of the number of shares based on the conversion rate at the average trading stock price over a ten day period except if conversion occurs as a result of item (iv) above, the holder will then receive cash equal to the par value only.
We can elect to call the debentures at any time after April 15, 2009 at par for cash only. The holders can require us to redeem the debentures on April 15th of 2011, 2014, 2019, 2024 and 2029 at par for stock, cash or a combination of stock and cash at our option. If the debentures are redeemed in stock, the number of shares issued will be determined as the par value of the debentures divided by the average trading stock price over a five-day period.
Future maturities of long-term debt —
Aggregate future scheduled maturities of long-term debt as of December 31, 2006 are as follows (in millions):

Maturity
2007 (1)	$236.6
2008	913.1
2009	2.0
2010	375.3
2011	676.3
Thereafter	4,786.2

Gross Principal	6,989.5
Discount, net	(78.9)

Total Debt	$6,910.6

(1)	Includes the receivables secured loan, which is a 364-day liquidity facility with a maturity date of May 29, 2007 and has a balance of $230.0 million at December 31, 2006. Although we intend to renew the liquidity facility prior to its maturity date, the outstanding balance is classified as a current liability because it has a contractual maturity of less than one year.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Future payments under capital leases, the principal amounts of which are included above in future maturities of long-term debt, are as follows at December 31, 2006 (in millions):

Maturity	Principal	Interest	Total
2007	$1.3	$1.1	$2.4
2008	1.0	1.0	2.0
2009	1.0	0.9	1.9
2010	1.2	0.7	1.9
2011	0.9	0.7	1.6
Thereafter	7.0	2.5	9.5

	$12.4	$6.9	$19.3

Fair value of debt —
The fair value of our debt is subject to change as a result of potential changes in market rates and prices. The table below provides information about our long-term debt by aggregate principal and weighted average interest rates for instruments that are sensitive to interest rates. The financial instruments are grouped by market risk exposure category (in millions, except percentages):

	Balance at	Fair Value at	Balance at	Fair Value at
	December 31,	December 31,	December 31,	December 31,
	2006	2006	2005	2005
Fixed Rate Debt:
Principal amount	$5,490.8	$5,560.6	$5,498.3	$5,555.1
Weighted average interest rate	7.25%		7.44%
Variable Rate Debt:
Principal amount	$1,419.8	$1,423.9	$1,593.4	$1,601.4
Weighted average interest rate(1)	6.76%		5.83%

(1)	Reflects the rate in effect as of December 31, 2006 and 2005 and includes all applicable margins. Actual future rates may vary.
Debt covenants –
Under the 2005 Credit Facility, we are subject to the following financial covenants:
Minimum Interest Coverage:

From the Quarter Ending	Through the Quarter Ending	EBITDA(1)/Interest
January 1, 2005	December 31, 2005	1.85x
January 1, 2006	June 30, 2006	1.95x
July 1, 2006	December 31, 2006	2.00x
January 1, 2007	March 31, 2007	2.10x
April 1, 2007	June 30, 2007	2.15x
July 1, 2007	March 31, 2008	2.20x
April 1, 2008	September 30, 2008	2.25x
October 1, 2008	December 31, 2008	2.30x
January 1, 2009	June 30, 2009	2.40x
July 1, 2009	December 31, 2009	2.55x
January 1, 2010	Thereafter	2.75x
Maximum Leverage:

From the Quarter Ending	Through the Quarter Ending	Total Debt/EBITDA(1)
January 1, 2005	December 31, 2005	6.50x
January 1, 2006	June 30, 2006	6.25x
July 1, 2006	December 31, 2006	6.00x
January 1, 2007	June 30, 2007	5.75x
July 1, 2007	December 31, 2008	5.50x
January 1, 2009	June 30, 2009	5.25x
July 1, 2009	December 31, 2009	5.00x
January 1, 2010	Thereafter	4.50x

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2006, we were in compliance with all financial and other covenants under our 2005 Credit Facility. We are not subject to any minimum net worth covenants. At December 31, 2006, Total Debt/EBITDA(1) ratio, as defined by the 2005 Credit Facility, was 4.49:1 and our EBITDA(1)/Interest ratio was 2.54:1.

(1)	EBITDA, which is a non-GAAP measure, used for covenants is calculated in accordance with the definition in the 2005 Credit Facility agreement. In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants and is not comparable to EBITDA used by other companies.
In addition, the 2005 Credit Facility restricts us from making certain types of payments, including dividend payments on our common and preferred stock. However, we are able to pay cash dividends on our outstanding 6.25% Series D senior mandatory convertible preferred stock (Series D preferred stock).
All of our notes contain certain financial covenants and restrictions, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At December 31, 2006, we were in compliance with all applicable covenants.
Guarantees –
Substantially all of our subsidiaries are jointly and severally liable for the obligations under the 8.50% senior notes due 2008, the 6.50% senior notes due 2010, the 5.75% senior notes due 2011, the 6.375% senior notes due 2011, the 9.25% senior notes due 2012, the 7.875% senior notes due 2013, the 6.125% senior notes due 2014, the 7.375% senior unsecured notes due 2014, the 7.25% senior notes due 2015 and the 7.125% senior notes due 2016, certain other debt issued by BFI and the 2005 Credit Facility through unconditional guarantees issued by current and future subsidiaries. Allied Waste North America, Inc. (Allied NA), our wholly-owned subsidiary, and Allied are jointly and severally liable for the obligations under the 6.375% senior notes due 2008, the 9.25% debentures due 2021 and the 7.40% debentures due 2035 issued by BFI through an unconditional, joint and several, guarantee issued by Allied NA and Allied. At December 31, 2006, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the 2005 Credit Facility. (See Note 18, Condensed Consolidating Financial Statements.) In accordance with FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, (FIN 45) the guarantees are not recorded in our consolidated financial statements as they represent parent-subsidiary guarantees. We do not guarantee any third-party debt.
Collateral —
Our 2005 Credit Facility is secured by the stock of substantially all of our subsidiaries and a security interest in substantially all of our assets. A portion of the collateral that collateralizes the 2005 Credit Facility is shared as collateral with the holders of certain of our senior secured notes and debentures.
The senior secured notes and debentures are collateralized by the stock of substantially all of the BFI subsidiaries along with certain other Allied subsidiaries and a security interest in the assets of BFI, its domestic subsidiaries and certain other Allied subsidiaries. In accordance with the Securities and Exchange Commission’s (SEC) Rule 3-16 of Regulation S-X, separate financial statements for BFI are presented in this Form 8-K for the year ended December 31, 2006.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Following is a summary of the balance sheets for BFI and the other Allied subsidiaries that serve as collateral as of December 31, 2006 (in millions):

		Other Allied
	BFI	Collateral	Combined
Condensed Balance Sheet (1):
Current assets	$229.9	$237.3	$467.2
Property and equipment, net	1,020.2	821.2	1,841.4
Goodwill	3,322.3	3,010.9	6,333.2
Other assets, net	148.0	37.1	185.1

Total assets	$4,720.4	$4,106.5	$8,826.9

Current liabilities	$442.3	$257.2	$699.5
Long-term debt, less current portion	5,183.9	6.0	5,189.9
Other long-term obligations	639.2	66.6	705.8
Due to parent	401.6	1,565.4	1,967.0
Total equity (deficit)	(1,946.6)	2,211.3	264.7

Total liabilities and equity (deficit)	$4,720.4	$4,106.5	$8,826.9

(1)	All transactions between BFI and the Other Allied collateral have been eliminated.
5. Derivative Instruments and Hedging Activities
Our policy requires that no less than 70% of our debt be at a fixed rate, either directly or effectively through interest rate swap contracts. From time to time, in order to adhere to the policy, we have entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Our strategy is to use interest rate swap contracts when such transactions will serve to reduce our aggregate exposure and meet the objectives of our interest rate risk management policy. These contracts are not entered into for trading purposes.
We believe it is important to have a mix of fixed and floating rate debt to provide financing flexibility. At December 31, 2006, approximately 80% of our debt was fixed and 20% had variable interest rates. We had no interest rate swap contracts outstanding at December 31, 2006 or 2005.
Designated interest rate swap contracts accounted for as hedges –
We had no designated interest rate swap contracts at December 31, 2006 or 2005, as all of our designated interest rate swap contracts had reached their contractual maturity. At December 31, 2004, we had a designated interest rate swap contract (floating to fixed rate) with a notional amount of $250 million that matured in March 2005. The fair value liability of this contract at December 31, 2004 was $1.8 million. Our designated cash flow interest rate swap contract was effective as a hedge of our variable rate debt. The notional amounts, indices, repricing dates and all other significant terms of the swap agreement were matched to the provisions and terms of the variable rate debt being hedged achieving 100% effectiveness. If significant terms did not match, we were required to assess ineffectiveness and record any related impact immediately in interest expense in our statement of operations.
Changes in fair value of our designated interest rate swap contracts were reflected in accumulated other comprehensive loss (AOCL). At December 31, 2006 or 2005, there was no gain or loss included in AOCL. At December 31, 2004, a loss of approximately $1.8 million ($1.3 million, net of tax) was included in AOCL.
Expense or income related to swap settlements is recorded in interest expense and other for the related variable rate debt over the term of the agreements.
Non-hedge accounting interest rate swap contracts —
We had certain interest rate swap contracts that we had elected not to apply hedge accounting under SFAS 133, in order to have flexibility to repay debt prior to maturity and to refinance debt when economically feasible. Following is a description of the accounting for these interest rate swap contracts.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
De-designated interest rate swap contracts. All of our de-designated interest rate swap contracts had reached their contractual maturity by June 30, 2004 and therefore no amounts were recorded after June 30, 2004 for these swap contracts. Settlement payments and periodic changes in market values of our de-designated interest rate swap contracts were recorded as a gain or loss on derivative contracts included in interest expense and other in our consolidated statements of operations. During the year ended December 31, 2004, we recorded $15.2 million of net gains related to changes in market values and $15.3 million of settlement costs.
When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in AOCL at the time of de-designation are isolated and amortized over the remaining original hedged interest payment. For contracts de-designated, no balance remained in AOCL after June 30, 2004; therefore, no amortization expense was recorded after June 30, 2004. Amortization expense of $6.7 million for the year ended December 31, 2004, that related to the accumulated losses in AOCL for interest rate swap contracts that were de-designated was recorded in interest expense and other in our consolidated statements of operations.
Fair value interest rate swap contracts. We have used fair value (fixed rate to floating rate) interest rate swap contracts to achieve our targeted mix of fixed and floating rate debt. In the fourth quarter of 2004, we terminated all such contracts. We had no fair value interest rate swap contracts in place during 2006 or 2005. We elected to not apply hedge accounting to the fair value interest rate contracts outstanding during 2004. Settlement payments and periodic changes in market values of our fair value interest rate swap contracts were recorded as a gain or loss on derivative contracts included in interest expense and other in our consolidated statements of operations. We recorded $1.0 million of net gains related to changes in market values and received net settlements of $6.8 million during the year ended December 31, 2004.
6. Accumulated Other Comprehensive Loss
The components of the ending balances of accumulated other comprehensive loss, as reflected in stockholders’ equity are as follows (in millions):

	December 31,	December 31,
	2006	2005
Employee benefits plan liability adjustment, net of taxes of $46.8	$—	$(70.3)
Adjustment to initially apply SFAS 158, net of taxes of $39.4	(57.4)	—

Accumulated other comprehensive loss	$(57.4)	$(70.3)

7. Landfill Accounting
We have a network of 163 owned or operated active landfills with a net book value of approximately $2.1 billion at December 31, 2006. In addition, we own or have responsibility for 112 closed landfills.
We use a life-cycle accounting method for landfills and the related capping, closure and post-closure liabilities. This method applies the costs to be capitalized associated with acquiring, developing, closing and monitoring the landfills over the associated consumption of landfill capacity.
Specifically, we record landfill retirement obligations at fair value as a liability with a corresponding increase to the landfill asset as waste is disposed. The amortizable landfill asset includes landfill development costs incurred, landfill development costs expected to be incurred over the life of the landfill, the recorded capping, closure and post-closure asset retirement cost and the present value of cost estimates for future capping, closure and post-closure costs. We amortize the landfill asset over the remaining capacity of the landfill as volume is consumed during the life of the landfill with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization is based on the costs and capacity of each specific capping event.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs) and capping, closure and post-closure cost estimates for each landfill. Additionally, future capacity estimates (sometimes referred to as airspace) are updated annually using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. The overall cost and capacity estimates are reviewed and approved by senior operations management annually.
Landfill assets —
We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the remaining costs (including any unamortized amounts recorded) associated with acquiring, permitting and developing the entire landfill plus the present value of the total remaining costs for specific capping events, closure and post-closure by the total remaining disposal capacity of that landfill (except for capping costs, which are divided by the total remaining capacity of the specific capping event). The resulting per ton amortization rates are applied to each ton disposed at the landfill and are recorded as expense for that period. We expensed approximately $245.3 million, $244.1 million and $250.7 million, or an average of $3.17, $3.11 and $3.27 per ton consumed, related to landfill amortization during the years ended December 31, 2006, 2005 and 2004, respectively. The following is a rollforward of our investment in our landfill assets excluding project costs and land held for permitting as landfills (in millions):

	Net Book Value		Capping,
	of Landfills	Landfill	Closure and
Net Book Value at	Acquired, net of	Development	Post-Closure	Landfill		Net Book Value at
December 31, 2005	Divestitures	Costs	Accruals	Amortization	Other(1)	December 31, 2006
$2,072.5	$12.2	$257.9	$7.4	$(245.3)	$4.7	$2,109.4

(1)	Relates primarily to capitalized expansion costs transferred to the landfill amortization base.
Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, methane gas collection system installation, engineering and legal fees, and capitalized interest. Estimated total future development costs for our 163 active landfills at December 31, 2006 was approximately $4.3 billion, excluding capitalized interest, and we expect that this amount will be spent over the remaining operating lives of the landfills.
We classify disposal capacity as either permitted (having received the final permit from the governing authorities) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our requirements to classify disposal capacity as probable expansion are as follows:
1.	We have control of and access to the land where the expansion permit is being sought.

2.	All geological and other technical siting criteria for a landfill have been met, or an exception from such requirements has been received (or can reasonably be expected to be received).

3.	The political process has been assessed and there are no identified impediments that cannot be resolved.

4.	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.

5.	Senior operations management approval has been obtained.
Upon successfully meeting the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the life-cycle cost of the landfill and reflected in the calculation of the amortization rate and the rate at which capping, closure and post-closure is accrued.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We, together with our engineering and legal consultants, continually monitor the progress of obtaining local, state and federal approval for each of our expansion permits. If it is determined that the expansion no longer meets our criteria then (a) the disposal capacity is removed from our total available disposal capacity; (b) the costs to develop that disposal capacity and the associated capping, closure and post-closure costs are removed from the landfill amortization base; and (c) rates are adjusted prospectively. In addition, any value assigned to probable expansion capacity is written-off to expense during the period in which it is determined that the criteria are no longer met.
Capping, closure and post-closure —
In addition to our portfolio of 163 active landfills, we own or have responsibility for 112 closed landfills no longer accepting waste. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, capping activities include the installation of compacted clay, geosynthetic liners, drainage channels, compacted soil layers and vegetative soil barriers over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.
Closure costs are those costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which generally extends for a period of 30 years. Post-closure requirements include maintenance and operational costs of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for capping, closure and post-closure as required under Subtitle D regulations are compiled and updated annually for each landfill by local and regional company engineers. The following table is a summary of the capping, closure and post-closure costs at December 31, 2006 (in millions):

Discounted Capping, Closure and Post-Closure Liability Recorded:
Current Portion	$59.8
Non-Current Portion	579.3

Total	$639.1

Estimated Remaining Capping, Closure and Post-Closure Costs to be Expended:
2007	$59.8
2008	45.7
2009	79.3
2010	69.1
2011	60.1
Thereafter	3,098.0

Estimated Remaining Undiscounted Capping, Closure and Post-Closure Costs to be Expended	$3,412.0

Estimated Remaining Discounted Capping, Closure and Post-Closure Costs to be Expended	$1,087.2

Total remaining discounted costs to be expended include the recorded liability on our balance sheet as well as amounts expected to be recorded in future periods as disposal capacity is consumed.
SFAS 143 requires landfill obligations to be recorded at fair value. Quoted market prices in active markets are the best evidence of fair value. Since quoted market prices for landfill retirement obligations are not available to determine fair value, we use discounted cash flows of capping, closure and post-closure cost estimates to approximate fair value. The cost estimates are prepared by our local management and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements and are intended to approximate fair value.
Capping, closure and post-closure costs are estimated for the period of performance, utilizing estimates a third-party would charge (including profit margins) to perform those activities in full compliance with Subtitle D or the applicable permit or regulatory requirements. If we perform the capping, closure and post-closure activities internally, the difference between amounts accrued, based upon third-party cost estimates (including profit margins) and our actual cost incurred is recognized as a component of cost of operations in the period earned. An estimate of fair value should include the price that marketplace participants are able to receive for bearing the uncertainties in cash flows. However, when utilizing discounted cash flows, reliable estimates of

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
market risk premiums may not be obtainable. In our industry, there is no market that exists for selling the responsibility for capping, closure and post-closure independent of selling the entire landfill. Accordingly, we believe that it is not possible to develop a methodology to reliably estimate a market risk premium and have excluded a market risk premium from our determination of expected cash flows for capping, closure and post-closure liability. Our cost estimates are inflated to the period of performance using an estimate of inflation that is updated annually. We used an estimated inflation rate of 2.5% in both 2006 and 2005.
We discounted our capping, closure and post-closure costs using our credit-adjusted, risk-free rate. Capping, closure and post-closure liabilities are recorded in layers and discounted using the credit-adjusted risk-free rate in effect at the time the obligation is incurred (8.5% in 2006 and 8.75% in 2005). The credit-adjusted, risk-free rate is based on the risk-free interest rate on obligations of similar maturity adjusted for our own credit rating. Changes in our credit-adjusted, risk-free rate do not impact recorded liabilities, but subsequently recognized obligations are measured using the revised credit-adjusted, risk-free rate.
Accretion expense is necessary to increase the accrued capping, closure and post-closure accrual balance to its future undiscounted value. To accomplish this, we accrete our capping, closure and post-closure accrual balance using the applicable credit-adjusted, risk-free rate and charge this accretion as an operating expense each period. Accretion expense on landfill liabilities is recorded to cost of operations from the time the liability is recognized until the costs are paid.
Accretion expense for capping, closure and post-closure for the years ended December 31, 2006, 2005 and 2004 was $48.8 million, $49.8 million and $47.5 million, respectively, or an average of $0.63, $0.63 and $0.62 per ton consumed, respectively.
Changes in estimates of costs or disposal capacity are treated on a prospective basis for operating landfills and are recorded immediately in results of operations for fully incurred capping events and closed landfills.
Landfill maintenance costs —
Daily maintenance costs incurred during the operating life of the landfill are expensed to cost of operations as incurred. Daily maintenance costs include leachate treatment and disposal, methane gas and groundwater system monitoring and maintenance, interim cap maintenance, environmental monitoring and costs associated with the application of daily cover materials.
Financial assurance costs—
Costs of financial assurances related to our capping, closure and post-closure obligations for open and closed landfills are expensed to cost of operations as incurred.
Environmental costs -—
Environmental liabilities arise primarily from contamination at sites that we own or operate or third-party sites where we deliver or transport waste. These liabilities primarily include costs associated with remediating groundwater, surface water and soil contamination as well as controlling and containing methane gas migration. We engage third-party environmental consulting firms to assist us in conducting environmental assessments of existing landfills or other properties, and in connection with companies acquired from third parties.
We cannot determine with precision the ultimate amounts for environmental liabilities. We make estimates of our potential liabilities in consultation with our third-party environmental engineers and legal counsel. These estimates require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Our ultimate liabilities for environmental matters may differ from the estimates determined in our assessment to date. We have determined that the recorded undiscounted liability for environmental matters as of December 31, 2006 and 2005 of approximately $217.0 million and $272.5 million, respectively, represents the most probable outcome of these matters. In connection with evaluating liabilities for environmental matters, we estimate a range of potential impacts and the most likely outcome. The recorded liabilities represent our estimate of the most likely outcome of the matters for which we have determined liability is probable. We re-evaluate these matters as additional information becomes available to ascertain whether the accrued liabilities are adequate. We do not expect that near-term adjustments to our estimates will have a material effect on our consolidated liquidity, financial position or results of operations. Using the high end of our estimate of the reasonably possible range, the outcome of these matters would result in approximately $24 million of additional liability. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, the expected amount of proceeds is recorded as an offset to environmental expense in operating income and a receivable is recorded in the periods when that determination is made. There were no significant recovery receivables outstanding as of December 31, 2006 or 2005.
The following table shows the activity and balances related to environmental accruals and for capping, closure and post-closure accruals related to open and closed landfills from December 31, 2003 through December 31, 2006 (in millions):

	Balance at	Charges to			Balance at
	12/31/03	Expense	Other (1)	Payments	12/31/04
Environmental accruals	$337.0	$—	$(0.8)	$(31.8)	$304.4
Open landfills capping, closure and post-closure accruals	369.3	32.1	30.4	(28.3)	403.5
Closed landfills capping, closure and post-closure accruals	171.5	15.4	60.5	(28.8)	218.6

Total	$877.8	$47.5	$90.1	$(88.9)	$926.5

	Balance at	Charges to			Balance at
	12/31/04	Expense	Other (1)	Payments	12/31/05
Environmental accruals	$304.4	$—	$(0.6)	$(31.3)	$272.5
Open landfills capping, closure and post-closure accruals	403.5	33.7	9.0	(32.7)	413.5
Closed landfills capping, closure and post-closure accruals	218.6	16.1	(7.8)	(26.9)	200.0

Total	$926.5	$49.8	$0.6	$(90.9)	$886.0

	Balance at	Charges to			Balance at
	12/31/05	Expense	Other (1) (2)	Payments	12/31/06
Environmental accruals	$272.5	$—	$(35.4)	$(20.1)	$217.0
Open landfills capping, closure and post-closure accruals	413.5	33.5	9.9	(36.5)	420.4
Closed landfills capping, closure and post-closure accruals	200.0	15.3	31.5	(28.1)	218.7

Total	$886.0	$48.8	$6.0	$(84.7)	$856.1

(1)	Amounts for open and closed landfills consist primarily of liabilities related to acquired and divested companies and amounts accrued for capping, closure and post-closure liabilities and charged to landfill assets during the period.

(2)	Includes an environmental adjustment recorded in 2006 due to the selection by a regulatory agency of a lower cost remediation plan related to a Superfund site, combined with a reclassification of approximately $27.2 million from environmental to closed site capping, closure and post-closure.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8. Employee Benefit Plans
Defined benefit pension plan —
We currently have one qualified defined benefit retirement plan, the BFI Retirement Plan (BFI Pension Plan), as a result of Allied’s acquisition of BFI. The BFI Pension Plan covers certain BFI employees in the United States, including some employees subject to collective bargaining agreements.
The BFI Pension Plan was amended on July 30, 1999 to freeze future benefit accruals for participants. However, interest credits continue to be earned by participants in the BFI Pension Plan. Also, participants whose collective bargaining agreements provided for additional benefit accruals under the BFI Pension Plan continued to receive those credits in accordance with the terms of their bargaining agreements. The BFI Pension Plan utilizes a cash balance design.
During 2002, the BFI Pension Plan and the Pension Plan of San Mateo County Scavenger Company and Affiliated Divisions of Browning-Ferris Industries of California, Inc. (San Mateo Pension Plan) were merged into one plan. However, benefits continue to be determined under each of the two separate benefit structures.
The San Mateo Pension Plan covers certain employees at our San Mateo location. However, it excludes employees who are covered under collective bargaining agreements under which benefits had been the subject of good faith bargaining unless the collective bargaining agreement otherwise provides for such coverage. Benefits are based on the participant’s highest 5-year average earnings out of the last fifteen years of service. The San Mateo Pension Plan was amended in July 2003 to provide unreduced benefits, under certain circumstances, to participants who retire at or after a special early retirement date occurring on or after January 1, 2004. The San Mateo Plan was also amended in October 2005 to freeze participation by highly compensated employees after 2005 and to provide that no employees hired or rehired after 2005 be eligible to participate in or accrue a benefit under the San Mateo Pension Plan after 2005.
Our general funding policy is to make annual contributions to the plan as determined to be required by the plan’s actuary and as required by the Employee Retirement Income Security Act (ERISA) and the Internal Revenue Code (IRC) as amended by the Pension Protection Act of 2006. No contributions were required during 2006, 2005 or 2004. No contributions are anticipated for 2007.
Actuarial valuation reports were prepared as of the measurement dates of September 30, 2006 and 2005, and used as permitted by SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits, for disclosures included in the tables below.
The Company adopted the recognition provisions of SFAS 158 that became effective December 31, 2006. These provisions require an employer to fully recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or a liability in its consolidated balance sheets and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. The pension asset or liability equals the difference between the fair value of the plan’s assets and its benefit obligation, which for the BFI Retirement Plan would be the projected benefit obligation. Previously, the Company had recorded the minimum unfunded liability in its consolidated balance sheets with the benefit obligation representing the accumulated benefit obligation. The adoption of the recognition provisions of SFAS 158 for all employee benefit plans did not impact the Company’s compliance with its debt covenants.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table provides a reconciliation of the changes in the plan’s benefit obligations and the fair value of plan assets for the twelve-month period ended September 30 (in millions):

	2006	2005
Projected benefit obligation at beginning of period	$377.4	$353.0
Service cost	0.2	0.6
Interest cost	21.1	20.7
Curtailment loss	(0.7)	—
Actuarial (gain) loss	(22.7)	20.9
Benefits paid	(16.0)	(17.8)

Projected benefit obligation at end of period	$359.3	$377.4

Fair value of plan assets at beginning of period	$361.1	$339.4
Actual return on plan assets	25.8	39.5
Benefits paid	(16.0)	(17.8)

Fair value of plan assets at end of period	$370.9	$361.1

The following table provides the funded status of the plan and amounts recognized in the balance sheets as of December 31 (in millions):

	2006	2005
Funded status	$11.6	$(16.3)

Non-current asset	$11.6	$103.7
Non-current liabilities	—	(117.8)
The additional minimum liability (AML) for 2006 and the impact of the adoption of SFAS 158 at December 31, 2006 are as follows (in millions):

	12/31/06		12/31/06		12/31/06
	Balance	AML	Balance	Adjustment	Balance
	Prior to AML	Adjustment	Post AML	to Initially	Post AML
	& SFAS 158	Per	Pre-SFAS 158	Apply	& SFAS 158
	Adjustment	SFAS 87	Adjustment	SFAS 158	Adjustment
Prepaid pension asset	$104.1	$0.4	$104.5	$(104.5)	$—
Accrued pension liability	(117.8)	117.8	—	—	—
Intangible asset	0.7	(0.7)	—	—	—
Non-current asset	—	—	—	11.6	11.6
Deferred tax asset	46.8	(46.8)	—	37.8	37.8
AOCI, net of taxes	70.3	(70.3)	—	55.1	55.1
Amounts before tax benefit that have not been recognized as components of net periodic benefit cost included in AOCI at December 31, 2006 are as follows (in millions):

2006
Net actuarial loss	$92.3
Prior service cost	0.6

Total AOCI before tax benefit	$92.9

The accumulated benefit obligation for the BFI Pension Plan was $358.6 million and $375.9 million at December 31, 2006 and 2005, respectively. The primary difference between the projected benefit obligation and the accumulated benefit obligation is that the projected benefit obligation includes assumptions about future compensation levels and the accumulated benefit obligation does not.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table provides the components of net periodic benefit cost for the years ended December 31, 2006, 2005 and 2004 and the projected net periodic benefit cost for 2007 (in millions):

	2007	2006	2005	2004
Service cost	$0.2	$0.2	$0.6	$0.8
Interest cost	21.1	21.1	20.7	20.6
Expected return on plan assets	(29.9)	(29.9)	(28.2)	(28.0)
Recognized net actuarial loss	5.0	6.9	6.8	7.2
Amortization of prior service cost	0.1	0.1	0.1	0.1
Curtailment loss (gain)	—	0.1	—	1.1

Net periodic benefit cost	$(3.5)	$(1.5)	$—	$1.8

The following table provides additional information regarding our pension plan for the years ended December 31 (in millions, except percentages):

	2006	2005	2004
Actual return on plan assets	$25.8	$39.5	$37.8
Actual rate of return on plan assets	7.2%	11.7%	11.9%
The assumptions used in the measurement of our benefit obligations for the current year and net periodic cost for the following year are shown in the following table (weighted average assumptions as of September 30):

	2006	2005	2004
Discount rate	6.00%	5.75%	6.00%
Average rate of compensation increase	5.00%	5.00%	5.00%
Expected return on plan assets	8.25%	8.50%	8.50%
In order to determine the discount rate used in the calculation of our obligations, our actuaries match the timing and amount of our expected pension plan cash outflows to maturities of high-quality bonds as priced on our measurement date. Where that timing does not correspond to a currently published high-quality bond rate, the actuary’s model uses an expected yield curve to determine an appropriate current discount rate. The yields on the bonds are used to derive a discount rate for the liability. The term of our liability, based on the actuarial expected retirement dates of our workforce, is approximately 16.5 years.
We determine the expected long-term rate of return by averaging the expected earnings for the target asset portfolio. In developing our expected rate of return assumption, we evaluate an analysis of historical actual performance and long-term return projections from our investment managers, which give consideration to our asset mix and the anticipated timing of our pension plan outflows.
We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for what we consider a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and our financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Historically, we have not invested in derivative instruments in our investment portfolio. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes our plan target allocation for 2007, actual asset allocations at September 30, 2006 and 2005, and expected long-term rate of return by asset category for calendar year 2006:

	Target	Percentage of plan assets		Weighted average expected
	allocation	at September 30,		long-term rate of return for
	2007	2006	2005	calendar year 2006
Equity securities	60%	59%	63%	5.86%
Debt securities	40%	41%	37%	2.34%

Total	100%	100%	100%

The following table provides the estimated future pension benefit payments (in millions):

Estimated future payments:
2007	$15.5
2008	14.2
2009	15.7
2010	17.4
2011	18.4
Thereafter	130.3
BFI post retirement healthcare plan —
The BFI Post Retirement Healthcare Plan (provides continued medical coverage for certain former BFI employees following their retirement, including some employees subject to collective bargaining agreements. Eligibility for this plan is limited to (1) those BFI employees who had 10 or more years of service and were age 55 or older as of December 31, 1998, and (2) certain BFI employees in California who were hired on or before December 31, 2005 and who retire on or after age 55 with at least 30 years of service. Our related accrued liabilities were $6.4 million and $7.0 million at December 31, 2006 and 2005.
Supplemental executive retirement plan —
Under our Supplemental Executive Retirement Plan (SERP), which was adopted by the Board of Directors effective August 1, 2003, and restated on February 9, 2006, we pay retirement benefits to certain of our executives. Participants in the SERP are selected by the Management Development/Compensation Committee of the Board of Directors. There were eight and ten participants in the plan at December 31, 2006 and 2005, respectively. Qualifications to receive retirement payments under the SERP are specified in each participant’s employment agreement or in a schedule attached to the plan document. Depending on the terms of the specific agreement, upon bona fide retirement from Allied defined as: (a) the sum of the executive’s age and years of service with the Company must be equal to at least 63 to 65; (b) the executive must have completed at least 5 to 20 years of service with the Company; and (c) the executive must be at least age 55 to 58 years old, then the executive will be entitled to maximum retirement payments for each year during the ten years following retirement in an amount equal to 60% of the executive’s average base salary during the three consecutive full calendar years of employment immediately preceding the date of retirement.
With the adoption of the recognition provision of SFAS 158, we reflected the unfunded status of SERP on our consolidated balance sheet at December 31, 2006 as a liability equivalent to the plan’s projected benefit obligation. Previously, we recognized a liability equivalent to the plan’s accumulated benefit obligation.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table provides a reconciliation of the changes in the plan’s benefit obligations and the fair value of plan assets for the twelve-month period ended September 30 (in millions):

	2006	2005
Projected benefit obligation at beginning of period	$11.2	$15.5
Service cost	0.9	1.0
Interest cost	0.7	0.7
Amendments	—	0.6
Curtailment loss	(1.5)	(2.5)
Actuarial gain (loss)	0.9	(3.7)
Benefits paid	(0.4)	(0.4)

Projected benefit obligation at end of period	$11.8	$11.2

Fair value of plan assets at end of period	$—	$—

The following table provides the funded status of the plan and amounts recognized in the balance sheets as of December 31 (in millions):

	2006	2005
Funded status	$(11.8)	$(11.2)

Non-current asset	$—	$3.5
Current liabilities	(0.7)	—
Non-current liabilities	(11.1)	(9.1)
The AML for 2006 and the impact of the adoption of SFAS 158 at December 31, 2006 are as follows (in millions):

	12/31/06		12/31/06		12/31/06
	Balance	AML	Balance	Adjustment	Balance
	Prior to AML	Adjustment	Post AML	to Initially	Post AML &
	& SFAS 158	Per	Pre-SFAS 158	Apply	SFAS 158
	Adjustment	SFAS 87	Adjustment	SFAS 158	Adjustment
Accrued pension liability	$(11.6)	$1.2	$(10.4)	$(1.4)	$(11.8)
Intangible asset	3.5	(0.7)	2.8	(2.8)	—
Deferred tax asset	—	—	—	1.7	1.7
AOCI, net of taxes	—	—	—	2.5	2.5
Amounts before tax benefit that have not been recognized as components of net periodic benefit cost included in AOCI at December 31, 2006 are as follows (in millions):

2006
Net actuarial loss	$1.1
Prior service cost	3.1

Total AOCI before tax benefit	$4.2

The accumulated benefit obligation at December 31, 2006 and 2005 was $10.5 million and $9.2 million, respectively. The primary difference between the projected benefit obligation and the accumulated benefit obligation is that the projected benefit obligation includes assumptions about future compensation levels and the accumulated benefit obligation does not. The following table provides the components of net periodic benefit cost for the years ended December 31 (in millions):

	2006	2005	2004
Service cost	$0.9	$1.0	$0.9
Interest cost	0.7	0.7	0.9
Recognized net actuarial loss (gain)	0.1	(0.2)	—
Amortization of prior service cost	0.8	1.5	2.1
Curtailment gain (1)	—	(0.8)	(0.7)

Net periodic benefit cost	$2.5	$2.2	$3.2

(1)	The curtailment in 2006 includes a $0.9 million gain related to two participants leaving the plan offset by a net $0.9 million loss related to a participant’s early retirement.
The components of projected net periodic benefit cost for the year ended December 31, 2007 are expected to approximate the cost in 2006 assuming no changes occur with respect to participants in the SERP Plan.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The assumptions used in the measurement of our benefit obligations for the current year and net periodic cost for the following year are shown in the following table (weighted average assumptions as of September 30):

	2006	2005	2004
Discount rate	6.00%	5.75%	6.00%
Average rate of compensation increase	3.00%	3.00%	3.00%
The following table provides the estimated future SERP benefit payments (in millions):

Estimated future payments:
2007	$0.7
2008	0.7
2009	0.7
2010	0.7
2011	1.1
Years 2012 – 2016	5.2
401(k) plan —
We sponsor the Allied Waste Industries, Inc. 401(k) Plan (Allied 401(k) Plan), a defined contribution plan, which is available to all eligible employees except those residing in Puerto Rico and those represented under certain collective bargaining agreements where benefits have been the subject of good faith bargaining. Effective January 1, 2005, we created the Allied Waste Industries, Inc. 1165(e) Plan (Puerto Rico 401(k) Plan), a defined contribution plan, for employees residing in Puerto Rico. Plan participant balances in the Allied 401(k) Plan for these employees were transferred to the new plan in early 2005. Eligible employees for either plan may contribute up to 25% of their annual compensation on a pre-tax basis. Participants’ contributions are subject to certain restrictions as set forth in the IRC and Puerto Rico Internal Revenue Code of 1994. We match in cash 50% of employee contributions, up to the first 5% of the employee’s compensation. Participants’ contributions vest immediately, and the employer contributions vest in increments of 20% based upon years of service. Our matching contributions totaled $10.6 million, $9.6 million and $8.8 million in 2006, 2005 and 2004, respectively.
Long-term incentive plan —
Effective January 1, 2003, the Management Development/Compensation Committee of the Board of Directors granted new long-term performance incentive awards under the Long-Term Incentive Plan (LTIP) to key members of management for the fiscal 2003-2004 and 2003-2005 performance periods. In 2004, incentive goals and awards were established for the 2004-2006 performance period. On February 17, 2005, incentive goals and awards were established for the 2005-2007 performance period. Such awards were intended to provide continuing emphasis on specified performance goals that the Management Development/Compensation Committee considered to be important contributors to long-term stockholder value.
The awards are payable only if we achieve specified performance goals. The performance goals set by the Management Development/Compensation Committee may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. Under certain circumstances, the Management Development/Compensation Committee has the discretion to adjust the performance goals that are set for a performance period.
We record an accrual for the award to be paid in the period earned based on anticipated achievement of the performance goals. All awards are forfeited if the participant voluntarily terminates employment or is discharged for “cause” (as defined in the LTIP).
No awards were payable for the fiscal 2003-2005 or 2004-2006 performance periods.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9. Preferred Stock
At December 31, 2006, we had 10 million shares of preferred stock authorized.
Series D mandatory convertible preferred stock –
In March 2005, we issued 2.4 million shares of Series D preferred stock, par value of $0.10 at $250 per share, through a public offering for net proceeds of approximately $581 million. The Series D preferred stock has a dividend rate of 6.25% and is mandatorily convertible on March 1, 2008. On the conversion date, each share of Series D preferred stock will automatically convert into shares of common stock based on the following conversion table:

Applicable Market Value of Common Shares	Conversion Rate
Less than or equal to $7.90	31.6456:1
Between $7.90 and $9.88	31.6456:1 to 25.3165:1
Equal to or greater than $9.88	25.3165:1
The Series D preferred stock is convertible into common stock at any time prior to March 1, 2008 at the option of the holder at a conversion rate of 25.3165 shares of common stock for one share of Series D preferred stock. Any time prior to March 1, 2008, the Series D preferred stock can be required to be converted, at a conversion rate of 25.3165 shares of our common stock for each share of our Series D preferred stock, at our option if the closing price of our common stock is greater than $14.81 for 20 days within a 30-day consecutive period. If we elect to convert the Series D preferred stock, we are required to pay the holder the present value of the remaining dividend payments through and including March 1, 2008.
Series C mandatory convertible preferred stock —
In April 2003, we issued 6.9 million shares of Series C mandatory convertible preferred stock (Series C preferred stock), par value $0.10 at $50 per share, through a public offering for net proceeds of approximately $333 million. The Series C preferred stock had a dividend rate of 6.25%. The Series C preferred stock was mandatorily convertible on April 1, 2006.
In April 2006, each of the outstanding shares of our Series C preferred stock automatically converted into 4.9358 shares of our common stock pursuant to the terms of the certificate of designations governing the Series C preferred stock. The conversion rate, pursuant to the terms set forth in the certificate of designations, was equal to $50.00 divided by $10.13 (the threshold appreciation price), as the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on March 29, 2006 (the third trading day preceding the conversion date) was greater than the threshold appreciation price. Each holder of Series C preferred stock on the applicable record date received a cash payment equal to the amount of accrued and unpaid dividends. As a result of the conversion, we will no longer pay quarterly dividends in cash or stock in respect of the Series C preferred stock. Each holder of Series C preferred stock on the conversion date received cash in lieu of any fractional shares of common stock issued upon conversion of the Series C preferred stock. The conversion increased our common shares outstanding by approximately 34.1 million shares and eliminated annual cash dividends of $21.6 million.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Stockholders’ Equity
On March 9, 2005, we issued 12.75 million shares of common stock through a public offering for net proceeds of approximately $95.6 million. We had 525 million shares of common stock authorized at December 31, 2006. The par value of these shares is $0.01.
The following table shows the activity and balances related to our common stock, (net of treasury shares of 1.0 million, 0.8 million and 0.7 million in 2006, 2005 and 2004, respectively) for the years ended December 31 (in millions):

	2006	2005	2004
Balance at beginning of year	331.2	317.5	320.1
Common stock issued, net	34.6	13.4	(4.1)
Stock options and warrants exercised	2.1	0.3	1.5

Balance at end of year	367.9	331.2	317.5

11. Stock Plans
Employee plans –
In February 2006, the Board amended and restated the 1991 Employee Stock Plan to create the 2006 Incentive Stock Plan (2006 Plan). Our stockholders approved the 2006 Plan in May 2006. The 2006 Plan, the Amended and Restated 1993 Incentive Stock Plan (1993 Plan) and the Amended and Restated 1994 Incentive Stock Plan (1994 Plan) (collectively the Employee Plans), provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The 2006 Plan also provides for the grant of restricted stock units, stock appreciation rights, performance awards, dividend equivalents, cash awards, or other stock-based awards. Options granted under the Employee Plans typically vest over three to five years and expire ten years from their grant date. No further awards may be granted under the 1993 Plan and 1994 Plan. At December 31, 2006, there were approximately 32.9 million shares of common stock available for award under the 2006 Plan.
During 2006 and 2005, the Management Development/Compensation Committee approved grants of approximately 0.3 million and 1.1 million restricted stock units with a weighted average grant-date fair value of $10.38 and $8.83, respectively. These restricted stock units cannot be sold or transferred and are subject to forfeiture until they are fully vested. The restricted stock units vest over a period of three to five years, after which time they are automatically converted into shares of Allied’s common stock unless a participant has elected to defer the settlement of shares. Also during 2005, Allied granted 100,000 shares of restricted stock to its Chief Executive Officer. On May 27, 2006, 10,000 of those shares vested. Another 40,000 began vesting in June 2006 at a rate of 833 per month. The remaining 50,000 will vest solely upon whether certain performance targets are achieved over a period of not more than seven years beginning on January 1, 2006.
During 2000, our Management Development/Compensation Committee approved grants of approximately 7.0 million shares of restricted stock, with a weighted average grant-date fair value of $6.05, to key members of management under the Performance Accelerated Restricted Stock Agreement (PARSAP). Under the terms of the PARSAP, an award becomes partially vested after 4 years (1/7th at year 4 and 1/7th each year thereafter until fully vested at year 10). Generally, if the individual’s employment is terminated prior to vesting, the unvested shares are forfeited. However, unvested shares become vested if the individual’s employment is terminated as the result of death or disability. Also, if an individual’s employment is terminated by Allied without cause (as that term is defined in the 1991 Incentive Stock Plan) or due to the individual’s retirement, a pro-rata portion of the unvested shares becomes vested and the remaining unvested shares are forfeited. In addition, certain employees are entitled to continued vesting in their shares following termination of employment under certain circumstances.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2005 non-employee director equity compensation plan –
We provide restricted stock awards (or, at the discretion of the Management Development/ Compensation Committee of the Board of Directors, restricted stock units or stock options) to non-employee members of the Board of Directors under our 2005 Non-Employee Director Equity Compensation Plan (the Director Plan). Stock awards granted under the Director Plan generally vest over a period of one to three years and expire ten years from the grant date. Restricted stock awards cannot be sold or transferred and are subject to forfeiture until they are fully vested. The maximum number of shares to be granted under the Director Plan is 2.75 million common shares, of which approximately 1.4 million were available for issuance at December 31, 2006.
Stock-based compensation -
Effective January 1, 2006, we adopted the provisions of SFAS 123(R), which establishes the accounting for stock-based awards exchanged for employee services. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be measured at fair value and expensed in the consolidated statement of operations over the service period (generally the vesting period). We elected to adopt the modified prospective transition method as provided by SFAS 123(R). Under this method, we are required to recognize compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that were outstanding at the date of adoption. We previously accounted for share-based compensation plans under APB 25 and the related interpretations and provided the required SFAS 123 pro forma disclosures for employee stock options.
Stock-based compensation expense for the year ended December 31, 2006 is as follows (in millions, except per share data):

Year Ended
December 31,
2006
Stock-based compensation expense by type of award(1):
Stock options	$8.6
Restricted stock awards – employees	0.5
Restricted stock awards – non-employees	1.4

Total stock-based compensation expense	$10.5
Tax effect on stock-based compensation expense	(3.4)

Net effect on net income available to common shareholders	$7.1

Effect on earnings per share:
Basic	$0.02
Diluted	0.02

(1)	Included in selling, general and administrative expenses.
The following table presents the pro forma effect on net income available to common shareholders and earnings per share as if we had applied the fair value recognition provisions of SFAS 123 (in millions, except per share data):

	Year Ended December 31,
	2005	2004
Net income available to common shareholders, as reported	$151.8	$27.7
Add: Stock-based compensation expense included in reported net income available to common shareholders, net of tax	5.6	10.9
Less: Total stock-based employee compensation expense determined under fair value based method, net of tax	(10.0)	(17.9)

Net income available to common shareholders, pro forma	$147.4	$20.7

Basic earnings per share: As reported	$0.46	$0.09
Pro forma	0.45	0.07

Diluted earnings per share: As reported	$0.46	$0.09
Pro forma	0.45	0.06

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Valuation assumptions
In connection with the adoption of SFAS 123(R), we assessed our valuation technique and related assumptions. Consistent with the provisions of SFAS 123(R), Staff Accounting Bulletin No. 107 (SAB 107) and our prior period pro forma disclosures, we estimated the fair value of stock options on the date of grant using a Black-Scholes option valuation model and the assumptions in the following table. The fair value of each option grant is recognized using the straight-line attribution approach.

	Year Ended December 31,
	2006	2005	2004
Risk free interest rate	4.1%	3.4%	2.9%
Expected life (in years)	6.6	5.8	4.1
Dividend rate	0.0%	0.0%	0.0%
Expected volatility	42.1%	51.4%	64.1%
The risk-free interest rate is based on a zero-coupon U.S. Treasury bill rate on the date of grant with the maturity date approximately equal to the expected life at the grant date. The expected life of the options granted in 2006 was determined using the simplified method as provided by SAB 107. Allied has not declared any dividends on common stock and is currently restricted from paying such dividends under our 2005 Credit Facility. Based on this, the dividend rate is assumed to be zero. The Company derives its expected volatility based on a combination of the implied volatility of its traded options and daily historical volatility of its stock price. Prior to the adoption of SFAS 123(R), the Company used historical volatility of its stock price for its pro forma disclosures.
Stock options -
A summary of our stock option awards, including those granted to non-employee directors, for the year ended December 31, 2006 is as follows:

		Weighted	Weighted Average	Aggregate
	Number	Average	Remaining	Intrinsic
	of Shares	Exercise	Contractual Term	Value
	(in millions)	Price	(years)	(in millions)(1)
Outstanding at January 1, 2006	19.8	$11.57		$33.4
Granted	3.2	12.02		2.4
Exercised	(2.2)	9.69		(5.6)
Forfeited or expired	(0.9)	11.90		(1.2)

Outstanding at December 31, 2006	19.9	11.77	6.0	$29.0

Exercisable at December 31, 2006	13.5	12.52	4.5	$15.1

(1)	Based on our closing common stock price of $12.29 at December 29, 2006.
During the year ended December 31, 2006, we granted 3.2 million stock options with an estimated total grant-date fair value of $17.7 million. Of this amount, we estimated that the stock-based compensation for the awards not expected to vest will approximate $2.6 million. All options have no intrinsic value at date of grant. The weighted average fair value of options granted during the year ended December 31, 2006 was $5.52 per share.
At December 31, 2006, the unrecognized stock-based compensation, net of estimated forfeitures, related to stock options was $25.1 million and is expected to be recognized over an estimated weighted average amortization period of 3.7 years. The cash proceeds from stock option exercises during the year ended December 31, 2006 were $20.0 million. The income tax benefits from stock option exercises were approximately $1.7 million for the year ended December 31, 2006.
The weighted average per share grant-date fair value of stock options granted and vested are as follows:

	Year Ended December 31,
	2006	2005	2004
Weighted average grant-date fair value per share of stock options granted	$5.52	$4.50	$5.35
Weighted average grant-date fair value per share of stock options vested	4.88	5.56	5.98

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The intrinsic value of stock options exercised during the years ended December 31, 2006, 2005 and 2004 was $5.6 million, $0.6 million and $3.1 million, respectively.
The changes in non-vested stock options during the year ended December 31, 2006 are as follows:

	Number	Weighted
	of Shares	Average Grant
	(in millions)	Date Fair Value
Non-vested balance at January 1, 2006	5.6	$4.68
Granted	3.2	5.52
Vested	(1.9)	4.88
Forfeited	(0.5)	5.02

Non-vested balance at December 31, 2006	6.4	5.02

Restricted stock awards –
The changes in restricted stock awards, including those granted to non-employee directors, for the year ended December 31, 2006 is as follows:

			Weighted
		Weighted	Average	Aggregate
	Number	Average	Remaining	Intrinsic
	of Shares	Grant Date	Contractual	Value
	(in millions)	Fair Value	Term (years)	(in millions)(1)
Outstanding at January 1, 2006	4.9	$7.13		$60.1
Granted	0.3	10.64		3.7
Vested	(1.4)	7.29		(17.5)
Forfeited	(0.4)	7.60		(4.1)

Outstanding at December 31, 2006	3.4	7.32	3.3	$42.2

(1)	Based on our closing common stock price of $12.29 at December 29, 2006.
During the year ended December 31, 2006, Allied granted approximately 0.3 million restricted stock units with an estimated total grant-date fair value of $2.5 million. Of this amount, we estimated the stock-based compensation for the awards not expected to vest was $0.2 million. The weighted average fair value of restricted stock units granted during the year ended December 31, 2006 was $10.38 per share.
At December 31, 2006, the unrecognized stock-based compensation related to non-vested restricted stock awards was $13.0 million and is expected to be recognized over an estimated weighted average amortization period of 3.3 years.
The weighted average grant date fair value of restricted stock awards vested during the years ended December 31, 2006, 2005 and 2004 was $10.4 million, $7.9 million and $6.3 million, respectively. The income tax benefits from restricted stock awards vested were approximately $2.0 million for the year ended December 31, 2006.
Non-employee director stock awards
During the year ended December 31, 2006, Allied granted non-employee directors approximately 46,000 shares of restricted stock with an estimated total grant-date fair value of $0.6 million and weighted average fair value of $12.04 per share. During the year ended December 31, 2006, approximately 19,000 shares and 49,000 shares, respectively, were forfeited and vested. At December 31, 2006, the unrecognized stock-based compensation related to these awards was $0.2 million and is expected to be recognized over an estimated weighted average amortization period of one year.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. Net Income Per Common Share
Net income per common share is calculated by dividing net income, less dividend requirements on preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each period. The computation of basic earnings per share and diluted earnings per share is as follows (in millions, except per share data):

	Year Ended December 31,
	2006	2005	2004
Basic earnings per share computation:
Income from continuing operations	$155.8	$189.8	$55.5
Less: dividends on preferred stock	42.9	52.0	21.6

Income from continuing operations available to common shareholders	$112.9	$137.8	$33.9

Weighted average common shares outstanding	356.7	326.9	315.0

Basic earnings per share from continuing operations	$0.32	$0.42	$0.11

Diluted earnings per share computation:
Income from continuing operations	$155.8	$189.8	$55.5
Less: dividends on preferred stock	42.9	52.0	21.6

Income from continuing operations available to common shareholders	$112.9	$137.8	$33.9

Weighted average common shares outstanding	356.7	326.9	315.0
Dilutive effect of stock, stock options, warrants and contingently issuable shares	2.6	3.2	4.7

Weighted average common and common equivalent shares outstanding	359.3	330.1	319.7

Diluted earnings per share from continuing operations	$0.32	$0.42	$0.11

In calculating earnings per share, we have not assumed exercise or conversion of the following securities into common shares since the related effects would not be dilutive (in millions):

	Year Ended December 31,
	2006	2005	2004
Series C preferred stock	—	38.6	38.2
Series D preferred stock	60.8	54.6	—
Stock options	10.7	18.1	9.8
Senior subordinated convertible debentures	11.3	11.3	7.8
13. Income Taxes
The components of the income tax provision consist of the following (in millions):

	Year Ended December 31,
	2006	2005	2004
Current federal tax provision	$7.8	$2.7	$1.4
Current state tax provision	24.4	11.3	23.9
Deferred tax provision	203.1	117.1	45.3

Total	$235.3	$131.1	$70.6

The reconciliation of the federal statutory tax rate to our effective tax rate is as follows:

	Year Ended December 31,
	2006	2005	2004
Federal statutory tax rate	35.0%	35.0%	35.0%
Consolidated state taxes, net of federal benefit	6.5	3.4	10.4
Interest on tax contingencies, net of tax benefit	10.0	4.1	9.9
Tax basis in stock of assets held for sale	—	(8.0)	—
Valuation allowance on state net operating losses	2.4	3.4	(4.3)
Prior year state matters	3.4	—	—
Other	2.9	3.0	5.0

Effective tax rate	60.2%	40.9%	56.0%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Income tax expense increased by $104.2 million or 79% from $131.1 million in 2005 to $235.3 million in 2006 primarily due to increased pre-tax income. Other factors contributing to the increase included interest charges totaling $21.5 million on previously recorded liabilities currently under review by the applicable taxing authorities as a result of developments during the fourth quarter; adjustments attributable to prior periods totaling $13.4 million relating to two state income tax matters involving tax years prior to 2003 which were identified during the fourth quarter and which were determined to be immaterial to prior years’ financial statements (an additional $3.6 million was charged to goodwill for one of these matters); and a net increase in the valuation allowance of $9.5 million for the deferred tax assets relating to certain of our state net operating loss carryforwards (including a $12.0 million charge recorded in the fourth quarter) due to an updated recoverability assessment. In 2005, income tax expense was reduced by a $25.5 million benefit related to additional stock basis associated with a divestiture.
The components of the net deferred tax asset (liability) are as follows (in millions):

	December 31,
	2006	2005
Deferred tax liabilities relating to:
Goodwill	$(418.4)	$(370.8)
Property, equipment and other	(176.5)	(352.0)

Total deferred tax liabilities	(594.9)	(722.8)

Deferred tax assets relating to:
Environmental, capping, closure and post-closure reserves	151.8	186.0
Other reserves	73.6	52.7
Capital loss carryforward	30.5	—
Tax effect of capital loss on assets held for sale	—	34.2
Tax effect of ordinary loss on assets held for sale	—	14.7
Net operating loss and minimum tax credit carryforwards	271.6	339.5
Valuation allowance	(117.4)	(116.5)

Total deferred tax asset	410.1	510.6

Net deferred tax liability	$(184.8)	$(212.2)

The $175.5 million decrease in deferred tax liabilities relating to property, equipment and other from $352.0 million at December 31, 2005 to $176.5 million at December 31, 2006 is primarily attributable to the reclassification during the fourth quarter of approximately $160 million of deferred tax liabilities to other long-term obligations. The deferred tax liabilities related to outside basis differences in certain partnership interests which were exchanged for other partnerships interests. As described below, the IRS is contending that the exchange was a sale on which a corresponding gain should have been recognized.
We have federal net operating loss carryforwards of $344.5 million, with an estimated tax effect of $120.6 million, available at December 31, 2006. If unused, material portions of these losses will begin to expire in 2023. Additionally, we have state net operating loss carryforwards, with an estimated tax effect of $129.7 million, available at December 31, 2006. The state net operating losses will expire at various times between 2007 and 2026 if not used. We have established a valuation allowance of $117.4 million for the state loss carryforwards that are unlikely to be used prior to expiration. The net $0.9 million increase in the valuation allowance in 2006 reflects an $8.3 million increase due to state net operating losses generated during 2006, for which utilization is unlikely and a $9.5 million increase reflecting a change in our assessment of the utilization of our remaining state net operating loss carryforwards, partially offset by a $16.9 million decrease due to expirations of and other adjustments to our state net operating loss carryforwards. In addition to the net operating loss carryforwards, we have federal minimum tax and other credit carryforwards of approximately $21.3 million as of December 31, 2006, of which $17.9 million are not subject to expiration.
In connection with acquisitions, we record certain tax balances using assumptions that are subject to change and subsequent increases or decreases in these balances will generally be charged or credited to goodwill. The valuation allowance at December 31, 2006 includes approximately $11.8 million relating to the BFI acquisition. Subsequent adjustments to this amount will be reflected in goodwill.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Deferred income taxes have not been provided on the undistributed earnings of our Puerto Rican subsidiaries of $21.9 million and $22.2 million as of December 31, 2006 and 2005, respectively, as such earnings are considered to be permanently invested in those subsidiaries. If such earnings were to be remitted to us as dividends, we would incur an additional $8.0 million of federal income taxes.
We are currently under examination or administrative review by various state and federal taxing authorities for certain tax years, including federal income tax audits for calendar years 1998 through 2003. Two significant matters relating to these audits are discussed below.
Prior to our acquisition of BFI on July 30, 1999, BFI operating companies, as part of a risk management initiative to effectively manage and reduce costs associated with certain liabilities, contributed assets and existing environmental and self-insurance liabilities to six fully consolidated BFI risk management companies (RMCs) in exchange for stock representing a minority ownership interest in the RMCs. Subsequently, the BFI operating companies sold that stock in the RMCs to third parties at fair market value which resulted in a capital loss of approximately $900 million for tax purposes, calculated as the excess of the tax basis of the stock over the cash proceeds received.
On January 18, 2001, the IRS designated this type of transaction and other similar transactions as a “potentially abusive tax shelter” under IRS regulations. During 2002, the IRS proposed the disallowance of all of this capital loss. At the time of the disallowance, the primary argument advanced by the IRS for disallowing the capital loss was that the tax basis of the stock of the RMCs received by the BFI operating companies was required to be reduced by the amount of liabilities assumed by the RMCs even though such liabilities were contingent and, therefore, not liabilities recognized for tax purposes. Under the IRS interpretation, there was no capital loss on the sale of the stock since the tax basis of the stock should have approximately equaled the proceeds received. We protested the disallowance to the Appeals Office of the IRS in August 2002.
In April 2005, the Appeals Office of the IRS upheld the disallowance of the capital loss deduction. As a result, in late April 2005 we paid a deficiency to the IRS of $23 million for BFI tax years prior to the acquisition. In July 2005, we filed a suit for refund in the United States Court of Federal Claims. In December 2005, the government filed a counterclaim for assessed interest of $12.8 million and an assessed penalty of $5.4 million. The IRS has agreed to suspend the collection of the assessed interest and penalty until a decision is rendered on our suit for refund.
Based on the complexity of the case, we estimate it will likely take a number of years to fully try the case and obtain a decision. Furthermore, depending on the circumstances at that time, the losing party may appeal the decision to the United States Court of Appeals for the Federal Circuit. A settlement, however, could occur at any time during the litigation process.
The remaining tax years affected by the capital loss issue are currently being audited or reviewed by the IRS. A decision by the Court of Federal Claims in the pending suit for refund, or by the Federal Circuit if the case is appealed, should resolve the issue in these years as well. If we were to win the case, the initial payments would be refunded to us. If we were to lose the case, the deficiency associated with the remaining tax years would be due. If we were to settle the case, the settlement would likely cover all affected tax years and any resulting deficiency would become due in the ordinary course of the audits.
On July 12, 2006, the Federal Circuit reversed a decision by the Court of Federal Claims favorable to the taxpayer in Coltec v. United States, 454 F.3d 1340 (Fed. Cir. 2006), in a case involving a similar transaction. We are not a party to this proceeding. The Federal Circuit nonetheless affirmed the taxpayer’s position regarding the technical interpretation of the relevant tax code provisions.
Although we continue to believe that our suit for refund in the Court of Federal Claims is factually distinguishable from Coltec, the legal bases upon which the decision was reached by the Federal Circuit may impact our litigation.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
If the capital loss deduction is fully disallowed, we estimate it could have a potential federal and state cash tax impact (excluding penalties) of approximately $280 million, of which approximately $33 million has been paid, plus accrued interest through December 31, 2006 of approximately $131 million ($79 million net of tax benefit). Additionally, the IRS could ultimately impose penalties and interest on those penalties for any amount up to approximately $130 million, after tax.
In April 2002, we exchanged minority partnership interests in four waste to energy facilities for majority partnership interests in equipment purchasing businesses, which are now wholly-owned subsidiaries. The IRS is contending that the exchange was a sale on which a corresponding gain should have been recognized. Although we intend to vigorously defend our position on this matter, if the exchange is treated as a sale, we estimate it could have a potential federal and state cash tax impact of approximately $160 million plus accrued interest through December 31, 2006 of approximately $31 million ($19 million, net of tax benefit). Also, the IRS could propose a penalty of up to 40% of the additional income tax due. Because of several meritorious defenses, we believe the successful assertion of penalties is unlikely.
The potential tax and interest (but not penalties or penalty-related interest) impact of the above matters has been fully reserved on our consolidated balance sheet. With regard to tax and accrued interest through December 31, 2006, a disallowance would not materially affect our consolidated results of operations; however, a deficiency payment would adversely impact our cash flow in the period the payment was made. The accrual of additional interest charges through the time these matters are resolved will affect our consolidated results of operations. In addition, the successful assertion by the IRS of penalties could have a material adverse impact on our consolidated liquidity, financial position and results of operations.
14. Commitments and Contingencies
Litigation —
We are subject to extensive and evolving laws and regulations and have implemented our own safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may impact earnings for a particular period. We accrue for legal matters and regulatory compliance contingencies when such costs are probable and can be reasonably estimated. During the year ended December 31, 2005, we reduced our selling, general and administrative expenses by $22.1 million related to accruals for legal matters, primarily established at the time of the BFI acquisition. Except as described in Note 13, Income Taxes, in the discussion of our outstanding tax dispute with the IRS, we do not believe that matters in process at December 31, 2006 will have a material adverse effect on our consolidated liquidity, financial position or results of operations.
A consolidated amended class action complaint was filed against us and five of our current and former officers on March 31, 2005 in the U.S. District Court for the District of Arizona, consolidating three lawsuits previously filed on August 9, 2004, August 27, 2004 and September 30, 2004. The amended complaint asserted claims against all defendants under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and claims against the officers under Section 20(a) of the Securities Exchange Act. The complaint alleged that from February 10, 2004 to September 13, 2004, the defendants caused false and misleading statements to be issued in our public filings and public statements regarding our anticipated results for fiscal year 2004. The lawsuit sought an unspecified amount of damages. We filed a motion to dismiss the complaint on May 2, 2005. On December 15, 2005, the U.S. District Court for the District of Arizona granted our motion and dismissed the lawsuit with prejudice. Plaintiffs have appealed the dismissal to the 9th Circuit Court of Appeals. On October 6, 2006 the plaintiffs filed their opening appellate brief. The Company and four individual defendants filed their brief in opposition on December 15, 2006, and the plaintiffs filed their reply brief on January 24, 2007. We do not believe the outcome of this matter will have a material adverse effect on our consolidated liquidity, financial position or results of operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In the normal course of conducting our landfill operations, we are involved in legal and administrative proceedings relating to the process of obtaining and defending the permits that allow us to operate our landfills.
In September 1999, neighboring parties and the county drainage district filed a civil lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at our 131-acre landfill in Donna, Texas. They claimed BFI had agreed not to expand the landfill based on a pre-existing Settlement Agreement from an unrelated dispute years ago related to drainage discharge rights. In 2001, the Texas Commission on Environmental Quality (TCEQ) granted BFI an expansion permit (the administrative expansion permit proceeding), and, based on this expansion permit, the landfill has an estimated remaining capacity of approximately 2.4 million tons at December 31, 2006. Nonetheless, the parties opposing the expansion continued to litigate the civil lawsuit and pursue their efforts in preventing the expansion. In November 2003, a judgment issued by a Texas state trial court in the civil lawsuit effectively revoked the expansion permit that was granted by the TCEQ in 2001, which would require us to operate the landfill according to a prior permit granted in 1988. On appeal, the Texas Court of Appeals stayed the trial court’s order, allowing us to continue to place waste in the landfill in accordance with the expansion permit granted in 2001. In the administrative expansion proceeding on October 28, 2005, the Texas Supreme Court denied review of the neighboring parties’ appeal of the expansion permit, thereby confirming that the TCEQ properly granted our expansion permit.
In April 2006, the Texas Court of Appeals ruled on the civil litigation. The court dissolved the permanent injunction, which would have effectively prevented us from operating the landfill under the expansion permit, but also required us to pay a damage award of approximately $2 million plus attorney fees and interest. On April 27, 2006, all parties filed motions for rehearing, which were denied by the Texas Court of Appeals. All parties have filed petitions for review to the Texas Supreme Court. The Texas Supreme Court has not yet decided if they will grant or deny review.
On March 14, 2006, our wholly-owned subsidiary, BFI Waste Systems of Mississippi, LLC, received a Notice of Violation from the Environmental Protection Agency (the “EPA”) alleging that it was in violation of certain Clean Air Act provisions governing federal Emissions Guidelines for Municipal Solid Waste Landfills, New Source Performance Standards for Municipal Solid Waste Landfills, and the facility Operating Permit at its Little Dixie Landfill. The majority of these alleged violations involve the failure to file reports or permit applications, including but not limited to design capacity reports, NMOC emission rate reports and collection and control system design plans, with the EPA in a timely manner. If we are found to be in violation of such regulations we may be subject to remedial action under EPA regulations, including monetary sanctions of up to $32,500 per day. By letter dated January 17, 2007, the EPA notified the company that EPA had referred the matter to the U.S. Department of Justice for purposes bringing an enforcement action and invited the company to engage in settlement negotiations.
On June 27, 2006, our wholly-owned subsidiary, American Disposal Services of West Virginia, Inc., received a proposed Settlement Agreement and Consent Order from the West Virginia Department of Environmental Protection seeking to assess a civil penalty of $150,000 and seeking to require the facility to perform a Supplemental Environmental Project (SEP) with a value of not less than $100,000 to resolve several alleged environmental violations under the West Virginia Solid Waste Management Act that occurred over the past three years at its Short Creek Landfill in Ohio County, West Virginia. In a Settlement Agreement and Consent Order effective September 12, 2006, our subsidiary agreed to pay a civil penalty of $150,000 and to perform a SEP with a value of not less than $100,000.
Royalties —
In connection with certain acquisitions, we have entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The payments are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying consolidated balance sheets. Royalties are accrued as tonnage is disposed of in the landfill.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Lease agreements —
We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year as of December 31, 2006 are as follows (in millions):

2007	$35.2
2008	33.0
2009	27.1
2010	21.0
2011	16.7
Thereafter	91.8

Total	$224.8

Rental expense under such operating leases was approximately $32.5 million, $32.6 million and $31.4 million for each of the three years ended December 31, 2006, 2005 and 2004, respectively.
Employment agreements —
We have entered into employment agreements with certain of our executive officers for periods of up to two years. Under these agreements, in some circumstances, including a change in control as defined in the employment agreements, we may be obligated to pay an amount up to three times the sum of the executive’s base salary and targeted bonus. Also, in the event of a change in control, our executive officers may be entitled to a gross-up of certain excise taxes incurred, provided that the fair market value of our shares is at or greater than a specified price as of the date of the change in control. If an executive officer’s employment is terminated under certain circumstances, the executive may be entitled to continued medical, dental and/or vision coverage, continued vesting and exercisability of the executive’s stock options, and continued coverage under our directors’ and officers’ liability insurance, among other matters. In addition, our executive officers may be entitled to retirement payments equal to up to 60% of their base salary, paid over a period of 10 years under our Supplemental Executive Retirement Plan.
We expect that certain modifications may be required to be made to the employment agreements, as well as to related compensation plans, programs and arrangements, to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. The IRS has not released final guidance on Section 409A, and it is not certain when such guidance will be released or what modifications will be required. However, under proposed regulations released by the IRS in September 2005, as supplemented by Notice 2006-79, our Company is required to operate its employment and compensation agreements, plans, programs and arrangements in reasonable good faith compliance with Section 409A and the guidance issued thereunder during 2005, 2006 and 2007. Under the proposed regulations, we generally will have until December 31, 2007 to amend documents to comply with Section 409A.
Financial assurances —
We are required to provide financial assurances to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs and/or related to our performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurances for our insurance program and collateral required for certain performance obligations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2006, we had the following financial assurance instruments and collateral in place (in millions):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total
Insurance policies	$647.4	$—	$—	$—	$647.4
Surety bonds	582.6	503.5	—	—	1,086.1
Trust deposits	83.4	—	—	—	83.4
Letters of credit (1)	456.4	58.7	273.5	125.1	913.7

Total	$1,769.8	$562.2	$273.5	$125.1	$2,730.6

(1)	These amounts were issued under the 2005 Revolver, the Incremental Revolving Letter of Credit and the Institutional Letter of Credit Facility under our 2005 Credit Facility.
These financial instruments are issued in the normal course of business and are not debt of the Company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying consolidated balance sheets. However, we have recorded capping, closure and post-closure liabilities and self-insurance liabilities as they are incurred. The underlying obligations of the financial assurance instruments, in excess of those already reflected in our consolidated balance sheets, would be recorded if it is probable that we would be unable to fulfill our related obligations. We do not expect this to occur.
Off-balance sheet arrangements –
We have no off-balance sheet debt or similar obligations, other than operating leases and the financial assurance instruments discussed above, which are not classified as debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third-party debt.
Guarantees –
We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that relate to our activities prior to the divestiture and that may become known in the future. As of December 31, 2006, we estimate the contingent obligations associated with these indemnifications to be insignificant.
We have entered into agreements to guarantee the value of certain property that is adjacent to certain landfills to the property owners. These agreements have varying terms over varying periods. Prior to December 31, 2002, liabilities associated with these guarantees were accounted for in accordance with SFAS 5, Accounting for Contingencies. Agreements modified or entered into subsequent to December 31, 2002 are accounted for in accordance with FIN 45. We estimate that the contingent obligations associated with these indemnifications are not significant at December 31, 2006 and 2005.
15. Related Party Transactions
Transactions with related parties are entered into only upon approval by a majority of our independent directors and only upon terms comparable to those that would be available from unaffiliated parties. At December 31, 2006 and 2005, respectively, employee loans of less than $0.1 million and $0.3 million were outstanding to current or former employees.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16. Segment Reporting
Our revenues are derived from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. We evaluate performance based on several factors, of which the primary financial measure is operating income before depreciation and amortization. Operating income before depreciation and amortization is not a measure of operating income, operating performance or liquidity under GAAP and may not be comparable to similarly titled measures reported by other companies. Our management uses operating income before depreciation and amortization in the evaluation of field operating performance as it represents operational cash flows and is a profit measure of components that are within the control of the operating units.
We manage our operations through five geographic operating segments: Midwestern, Northeastern, Southeastern, Southwestern and Western. Each region is responsible for managing several vertically integrated operations, which are comprised of districts. The accounting policies of the business segments are the same as those described in Note 1, Organization and Summary of Significant Accounting Policies. Results by segment have been restated for previous periods to reflect refinements to a change in our organizational structure completed during the second quarter ended June 30, 2006.
The tables below reflect certain information relating to the continuing operations of our geographic operating segments for the years ended December 31, 2006, 2005 and 2004 (in millions):

		Operating Income
		Before
		Depreciation and	Depreciation and	Capital
	Revenues	Amortization (1)	Amortization	Expenditures	Total Assets
2006:
Midwestern (2)	$1,210.3	$353.1	$126.0	$138.9	$3,326.6
Northeastern	1,256.6	337.2	120.2	140.2	2,634.1
Southeastern	965.5	299.0	93.9	100.7	2,294.0
Southwestern	991.6	288.1	106.4	110.8	2,290.9
Western	1,351.2	440.9	104.3	143.3	2,484.7

Total reportable segments	5,775.2		550.8	633.9	13,030.3
Other (3)	133.3		6.9	27.2	780.7

Total per financial statements	$5,908.5		$557.7	$661.1	$13,811.0

2005:
Midwestern	$1,175.2	$337.1	$128.0	$148.2	$3,327.6
Northeastern	1,247.2	318.9	116.2	117.3	2,633.3
Southeastern	900.8	264.1	90.6	91.5	2,279.1
Southwestern (2)	939.6	262.7	100.4	143.0	2,287.4
Western	1,265.4	413.6	100.2	144.8	2,422.1

Total reportable segments	5,528.2		535.4	644.8	12,949.5
Other (3)	84.0		8.2	40.8	711.8

Total per financial statements	$5,612.2		$543.6	$685.6	$13,661.3

2004:
Midwestern	$1,142.2	$358.9	$140.6	$139.0	$3,303.0
Northeastern	1,252.8	319.6	118.8	101.8	2,636.8
Southeastern	861.5	281.1	96.5	73.9	2,255.4
Southwestern	884.6	260.0	79.0	97.5	2,202.2
Western	1,191.6	400.2	96.6	146.5	2,367.8

Total reportable segments	5,332.7		531.5	558.7	12,765.2
Other (3)	63.8		15.6	11.2	774.0

Total per financial statements	$5,396.5		$547.1	$569.9	$13,539.2

(1)	See following table for reconciliation to income from continuing operations before income taxes and minority interest per the consolidated statements of operations.

(2)	Operating income before depreciation and amortization for 2006 includes $8.5 million ($6.5 million in Midwestern and $2.0 million in Southwestern) of asset impairments relating to management decisions to discontinue the operations or development of certain landfill facilities. The impairment charge is included in “Loss from divestitures and asset impairments” on the consolidated statement of operations.

(3)	Amounts relate primarily to our subsidiaries that provide services throughout the organization and not on a regional basis.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of our primary measure of segment profitability to income from continuing operations before income taxes and minority interest (in millions):

	Year Ended December 31,
	2006	2005	2004
Total operating income before depreciation and amortization for reportable segments	$1,718.3	$1,596.4	$1,619.8
Depreciation and amortization	(557.7)	(543.6)	(547.1)
Interest expense	(563.4)	(583.1)	(752.5)
Other (1)	(206.0)	(149.0)	(196.8)

Income from continuing operations before income taxes and minority interest	$391.2	$320.7	$123.4

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on a regional basis including national accounts where work has been subcontracted. Amounts for 2006 include $7.6 million from loss on divestitures, $1.2 million of asset impairment relating to management’s decision to discontinue operations at a landfill facility, and $5.2 million impairment charge related to the relocation of our operations support center. These charges are reported on the consolidated statement of operations as a part of “Loss from divestitures and asset impairments”.
The following table shows our total reported revenues by service line. Intercompany revenues have been eliminated (in millions):

	Year Ended December 31,
	2006	2005(1)	2004(1)
Collection
Residential	$1,190.0	$1,172.2	$1,147.6
Commercial	1,457.0	1,356.7	1,311.1
Roll-off (2)	1,304.5	1,223.8	1,163.3
Recycling	189.8	186.4	193.8

Total Collection	4,141.3	3,939.1	3,815.8

Disposal
Landfill	839.2	798.4	749.0
Transfer	423.1	420.7	418.0

Total Disposal	1,262.3	1,219.1	1,167.0

Recycling — Commodity	212.2	219.7	230.1

Other (3)	292.7	234.3	183.6

Total Revenues	$5,908.5	$5,612.2	$5,396.5

(1)	The revenue mix for 2005 and 2004 reflects the reclassification of transportation revenue out of collection, disposal and recycling commodity revenue to other revenue.

(2)	Consists of revenue generated from commercial, industrial and residential customers from waste collected in roll-off containers that are loaded onto collection vehicles.

(3)	Consists primarily of revenue from national accounts where the work has been subcontracted, revenue generated from transporting waste via railway and revenue from liquid waste.
Discontinued operations –
For the revenues, operating income (loss) before depreciation and amortization, depreciation and amortization, capital expenditures and total assets reported as discontinued operations up to the divestiture date of September 30, 2007 by geographic region are as follows (in millions):

		Operating
		Income (Loss)
		Before	Depreciation
		Depreciation and	and	Capital
	Revenues (1)	Amortization	Amortization	Expenditures	Total Assets
2006
Midwestern	$27.4	$6.6	$6.1	$1.4	$48.8
Southeastern	95.2	17.8	5.5	6.8	83.0

Total reportable segments	$122.6		$11.6	$8.2	$131.8

2005
Midwestern	$29.2	$6.6	$3.6	$4.3	$52.9
Northeastern	—	0.1	—	—	—
Southeastern	97.3	18.9	7.2	6.0	82.9

Total reportable segments	$126.5		$10.8	$10.3	$135.8

2004:
Midwestern	$29.5	$8.7	$5.4	$5.0	$53.0
Northeastern	—	(0.4)	—	—	—
Southeastern	105.8	12.4	7.5	8.0	81.2

Total reportable segments	$135.3		$12.9	$13.0	$134.2

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Includes revenue from divisions not part of the disposal group, which were treated as intercompany revenues prior to the divestiture. Revenue from the Midwestern region includes $1.3 million, $2.9 million and $3.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. Revenue from the Southeastern region includes $1.0 million, $1.0 million and $0.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.
17. Selected Quarterly Financial Data (unaudited)
The following tables summarize the unaudited consolidated quarterly results of operations as reported for 2006 and 2005 (in millions, except per share amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2006

Revenues	$1,408.3	$1,509.6	$1,525.1	$1,465.5
Income from continuing operations (1)	40.0	37.0	70.6	8.2
Net income available to common shareholders (1)	26.5	28.2	62.9	0.4

Basic earnings per common share available to common shareholders:
Income from continuing operations	0.08	0.08	0.17	0.00
Net income	0.08	0.08	0.17	0.00

Diluted earnings per common share available to common shareholders:
Income from continuing operations	0.08	0.08	0.17	0.00
Net income	0.08	0.08	0.17	0.00

2005

Revenues	$1,312.8	$1,418.8	$1,444.8	$1,435.8
Income from continuing operations (1)	24.2	52.1	48.1	65.4
Net income available to common shareholders (1)	17.0	39.3	43.6	51.9

Basic earnings per common share available to common shareholders:
Income from continuing operations	0.05	0.11	0.10	0.15
Net income	0.05	0.12	0.13	0.16

Diluted earnings per common share available to common shareholders:
Income from continuing operations	0.05	0.11	0.10	0.15
Net income	0.05	0.12	0.13	0.15

(1)	The fourth quarter of 2006 included income tax of $58 million consisting of: $21 million of interest charges on previously recorded liabilities currently under review by the applicable taxing authorities, $14 million in adjustments relating to state tax matters attributable to prior years, a $12 million increase in our valuation allowance for state net operating loss carry-forwards, and $11 million relating primarily to adjustments of state income taxes. The first quarter of 2005 included $25.5 million of income tax benefit related to a divestiture pending at December 31, 2005 that was completed in February 2006. The fourth quarter of 2005 included a $12.6 million income tax benefit primarily driven by state income taxes and provision to return adjustments.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
18. Condensed Consolidating Financial Statements
Most of our outstanding debt is issued by Allied NA, our wholly-owned subsidiary, or BFI. The 8.50% senior notes due 2008, the 6.50% senior notes due 2010, the 5.75% senior notes due 2011, the 6.375% senior notes due 2011, the 9.25% senior notes due 2012, the 7.875% senior notes due 2013, the 6.125% senior notes due 2014, the 7.25% senior notes due 2015, the 7.375% senior unsecured notes due 2014 and the 7.125% senior notes due 2016 issued by Allied NA, and certain other debt issued by BFI and the 2005 Credit Facility are guaranteed by Allied. The 6.375% senior notes due 2008, the 9.25% debentures due 2021 and the 7.40% debentures due 2035 issued by BFI are guaranteed by Allied NA and Allied. All guarantees (including those of the guarantor subsidiaries) are full, unconditional and joint and several of Allied NA’s and BFI’s debt. Presented below are Condensed Consolidating Balance Sheets as of December 31, 2006 and 2005 and the related Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2006, 2005 and 2004 of Allied (Parent), Allied NA (Issuer), the guarantor subsidiaries (Guarantors) and the subsidiaries that are not guarantors (Non-Guarantors). The Company does not believe that the separate financial statements and related footnote disclosures concerning the Guarantors would provide any additional information that would be material to investors making an investment decision.
CONDENSED CONSOLIDATING BALANCE SHEETS
(in millions)

	December 31, 2006
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets —
Cash and cash equivalents	$—	$—	$68.3	$25.8	$—	$94.1
Accounts receivable, net	—	—	317.2	370.3	—	687.5
Prepaid and other current assets	—	0.1	69.1	63.7	(39.3)	93.6
Deferred income taxes, net	—	—	163.0	9.5	—	172.5

Total current assets	—	0.1	617.6	469.3	(39.3)	1,047.7
Property and equipment, net	—	—	4,237.3	21.4	—	4,258.7
Goodwill	—	—	8,053.6	72.4	—	8,126.0
Investment in subsidiaries	2,334.6	14,898.3	423.6	—	(17,656.5)	—
Other assets, net	5.6	81.1	272.3	1,217.6	(1,198.0)	378.6

Total assets	$2,340.2	$14,979.5	$13,604.4	$1,780.7	$(18,893.8)	$13,811.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Current portion of long-term debt	$—	$—	$6.6	$230.0	$—	$236.6
Accounts payable	—	—	488.7	5.7	—	494.4
Accrued closure, post-closure and environmental costs	—	—	20.7	75.1	—	95.8
Accrued interest	2.0	83.6	58.9	1.7	(39.3)	106.9
Other accrued liabilities	88.4	6.1	54.4	220.9	—	369.8
Unearned revenue	—	—	220.4	8.8	—	229.2

Total current liabilities	90.4	89.7	849.7	542.2	(39.3)	1,532.7
Long-term debt, less current portion	230.0	5,601.0	843.0	—	—	6,674.0
Deferred income taxes	—	—	362.1	(4.8)	—	357.3
Accrued closure, post-closure and environmental costs	—	—	333.1	427.2	—	760.3
Due to/(from) parent	(1,598.7)	6,988.2	(5,339.8)	(49.7)	—	—
Other long-term obligations	19.6	—	2,003.9	63.4	(1,199.1)	887.8
Stockholders’ equity	3,598.9	2,300.6	14,552.4	802.4	(17,655.4)	3,598.9

Total liabilities and stockholders’ equity	$2,340.2	$14,979.5	$13,604.4	$1,780.7	$(18,893.8)	$13,811.0

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEETS
(in millions)

	December 31, 2005
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets —
Cash and cash equivalents	$—	$—	$53.1	$3.0	$—	$56.1
Accounts receivable, net	—	—	286.7	387.9	—	674.6
Prepaid and other current assets	—	0.1	68.1	67.4	(39.2)	96.4
Deferred income taxes, net	—	—	87.4	5.9	—	93.3

Total current assets	—	0.1	495.3	464.2	(39.2)	920.4
Property and equipment, net	—	1.4	4,147.4	27.3	—	4,176.1
Goodwill	—	—	8,111.8	72.4	—	8,184.2
Investment in subsidiaries	2,242.9	14,469.2	396.5	—	(17,108.6)	—
Other assets, net	5.8	89.0	142.6	1,202.0	(1,058.8)	380.6

Total assets	$2,248.7	$14,559.7	$13,293.6	$1,765.9	$(18,206.6)	$13,661.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$—	$—	$8.5	$230.0	$—	$238.5
Accounts payable	—	0.1	550.9	5.4	—	556.4
Accrued closure, post-closure and environmental costs	—	—	20.7	75.1	—	95.8
Accrued interest	2.1	93.6	58.8	1.2	(39.2)	116.5
Other accrued liabilities	90.2	9.3	21.0	223.4	—	343.9
Unearned revenue	—	—	217.9	6.5	—	224.4

Total current liabilities	92.3	103.0	877.8	541.6	(39.2)	1,575.5
Long-term debt, less current portion	230.0	5,779.8	843.4	—	—	6,853.2
Deferred income taxes	—	—	315.5	(10.0)	—	305.5
Accrued closure, post-closure and environmental costs	—	—	341.5	448.7	—	790.2
Due to/(from) parent	(1,531.6)	6,457.5	(4,893.6)	(32.3)	—	—
Other long-term obligations	18.6	—	1,666.4	72.3	(1,059.8)	697.5
Stockholders’ equity	3,439.4	2,219.4	14,142.6	745.6	(17,107.6)	3,439.4

Total liabilities and stockholders’ equity	$2,248.7	$14,559.7	$13,293.6	$1,765.9	$(18,206.6)	$13,661.3

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31, 2006
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$5,686.4	$222.1	$—	$5,908.5
Cost of operations	—	(0.2)	3,597.5	189.1	—	3,786.4
Selling, general and administrative expenses	20.9	—	552.9	13.5	—	587.3
Depreciation and amortization	—	1.0	548.4	8.3	—	557.7
Loss from divestitures and asset impairments	—	—	22.5	—	—	22.5

Operating income (loss)	(20.9)	(0.8)	965.1	11.2	—	954.6
Equity in earnings (losses) of subsidiaries	87.1	427.4	33.3	—	(547.8)	—
Interest income (expense) and other	(11.0)	(473.4)	(81.8)	2.8	—	(563.4)
Intercompany interest income (expense)	140.9	(104.0)	(115.1)	78.2	—	—
Management fee income (expense)	8.2	—	(6.6)	(1.6)	—	—

Income (loss) before income taxes	204.3	(150.8)	794.9	90.6	(547.8)	391.2
Income tax (expense) benefit	(43.4)	232.0	(390.2)	(33.7)	—	(235.3)
Minority interests	—	—	—	(0.1)	—	(0.1)

Net income from continuing operations	160.9	81.2	404.7	56.8	(547.8)	155.8
Discontinued operations, net of tax	—	—	5.1	—	—	5.1

Net income	160.9	81.2	409.8	56.8	(547.8)	160.9
Dividends on preferred stock	(42.9)	—	—	—	—	(42.9)

Net income available to common shareholders	$118.0	$81.2	$409.8	$56.8	$(547.8)	$118.0

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31, 2005
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$5,396.2	$216.0	$—	$5,612.2
Cost of operations	—	(0.2)	3,449.2	205.6	—	3,654.6
Selling, general and administrative expenses	22.1	—	474.6	13.5	—	510.2
Depreciation and amortization	—	0.7	535.9	7.0	—	543.6

Operating income (loss)	(22.1)	(0.5)	936.5	(10.1)	—	903.8
Equity in earnings (losses) of subsidiaries	148.0	540.4	25.6	—	(714.0)	—
Interest income (expense) and other	(10.9)	(495.5)	(82.8)	6.1	—	(583.1)
Intercompany interest income (expense)	122.1	(111.7)	(87.1)	76.7	—	—
Management fee income (expense)	5.0	—	(3.5)	(1.5)	—	—

Income (loss) before income taxes	242.1	(67.3)	788.7	71.2	(714.0)	320.7
Income tax (expense) benefit	(38.3)	243.1	(307.6)	(28.3)	—	(131.1)
Minority interests	—	—	—	0.2	—	0.2

Net income from continuing operations	203.8	175.8	481.1	43.1	(714.0)	189.8
Discontinued operations, net of tax	—	—	14.8	—	—	14.8
Cumulative effect of accounting change, net of tax	—	—	(0.8)	—	—	(0.8)

Net income	203.8	175.8	495.1	43.1	(714.0)	203.8
Dividends on preferred stock	(52.0)	—	—	—	—	(52.0)

Net income available to common shareholders	$151.8	$175.8	$495.1	$43.1	$(714.0)	$151.8

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31, 2004
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$5,175.0	$221.5	$—	$5,396.5
Cost of operations	—	(0.3)	3,248.0	181.1	—	3,428.8
Selling, general and administrative expenses	42.5	—	459.1	43.1	—	544.7
Depreciation and amortization	—	—	538.9	8.2	—	547.1

Operating income (loss)	(42.5)	0.3	929.0	(10.9)	—	875.9
Equity in earnings (losses) of subsidiaries	28.7	485.6	28.3	—	(542.6)	—
Interest income (expense) and other	(7.8)	(669.2)	(81.5)	6.0	—	(752.5)
Intercompany interest income (expense)	84.9	(54.1)	(108.5)	77.7	—	—
Management fee income (expense)	5.0	—	(3.6)	(1.4)	—	—

Income (loss) before income taxes	68.3	(237.4)	763.7	71.4	(542.6)	123.4
Income tax (expense) benefit	(19.0)	291.9	(314.0)	(29.5)	—	(70.6)
Minority interest	—	—	—	2.7	—	2.7

Net income from continuing operations	49.3	54.5	449.7	44.6	(542.6)	55.5
Discontinued operations, net of tax	—	—	(6.2)	—	—	(6.2)

Net income	49.3	54.5	443.5	44.6	(542.6)	49.3
Dividends on preferred stock	(21.6)	—	—	—	—	(21.6)

Net income available to common shareholders	$27.7	$54.5	$443.5	$44.6	$(542.6)	$27.7

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2006
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash (used for) provided by operating activities from continuing operations	$(19.9)	$(524.0)	$1,396.2	$51.0	$—	$903.3

Investing activities —
Proceeds from divestitures (cost of acquisitions), net of cash divested/acquired	—	—	50.4	—	—	50.4
Proceeds from sale of fixed assets	—	—	21.6	0.1	—	21.7
Capital expenditures, excluding acquisitions	—	—	(653.7)	(7.4)	—	(661.1)
Capitalized interest	—	—	(17.2)	—	—	(17.2)
Change in deferred acquisition costs, notes receivable and other	—	—	4.6	—	—	4.6

Cash used for investing activities from continuing operations	—	—	(594.3)	(7.3)	—	(601.6)

Financing activities —
Proceeds from long-term debt, net of issuance costs	—	1,200.2	0.1	39.0	—	1,239.3
Payments of long-term debt	—	(1,390.9)	(8.5)	(39.0)	—	(1,438.4)
Payments of preferred stock dividends	(48.3)	—	—	—	—	(48.3)
Net change in disbursement account	—	—	(47.3)	—	—	(47.3)
Net proceeds from sale of common stock, exercise of stock options and other	19.9	—	—	—	—	19.9
Intercompany between issuer and subsidiaries	48.3	714.7	(742.1)	(20.9)	—	—

Cash provided by (used for) financing activities from continuing operations	19.9	524.0	(797.8)	(20.9)	—	(274.8)

Cash provided by discontinued operations	—	—	11.1	—	—	11.1

Increase in cash and cash equivalents	—	—	15.2	22.8	—	38.0
Cash and cash equivalents, beginning of year	—	—	53.1	3.0	—	56.1

Cash and cash equivalents, end of year	$—	$—	$68.3	$25.8	$—	$94.1

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2005
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash (used for) provided by operating activities from continuing operations	$(97.5)	$(1,086.5)	$1,834.2	$45.5	$—	$695.7

Investing activities —
Proceeds from divestitures (cost of acquisitions), net of cash divested/acquired	—	—	0.9	—	—	0.9
Proceeds from sale of fixed assets	—	—	20.2	—	—	20.2
Capital expenditures, excluding acquisitions	—	—	(679.4)	(6.2)	—	(685.6)
Capitalized interest	—	—	(14.1)	—	—	(14.1)
Change in deferred acquisition costs, notes receivable and other	—	—	6.1	—	—	6.1

Cash used for investing activities from continuing operations	—	—	(666.3)	(6.2)	—	(672.5)

Financing activities —
Net proceeds from sale of Series D preferred stock	580.8	—	—	—	—	580.8
Proceeds from long-term debt, net of issuance costs	—	2,965.1	—	78.4	—	3,043.5
Payments of long-term debt	—	(3,583.9)	(98.1)	(58.2)	—	(3,740.2)
Payments of preferred stock dividends	(48.9)	—	—	—	—	(48.9)
Net change in disbursement account	—	—	21.9	—	—	21.9
Net proceeds from sale of common stock, exercise of stock options and other	97.4	—	—	—	—	97.4
Intercompany between issuer and subsidiaries	(531.8)	1,705.6	(1,115.7)	(58.1)	—	—

Cash provided by (used for) financing activities from continuing operations	97.5	1,086.8	(1,191.9)	(37.9)	—	(45.5)

Cash provided by discontinued operations	—	—	10.4	—	—	10.4

Increase (decrease) in cash and cash equivalents	—	0.3	(13.6)	1.4	—	(11.9)
Cash and cash equivalents, beginning of year	—	(0.3)	66.7	1.6	—	68.0

Cash and cash equivalents, end of year	$—	$—	$53.1	$3.0	$—	$56.1

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2004
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash (used for) provided by operating activities from continuing operations	$(10.0)	$(1,089.6)	$1,696.7	$35.2	$—	$632.3

Investing activities —
Proceeds from divestitures (cost of acquisitions), net of cash divested/acquired	—	—	36.2	—	—	36.2
Proceeds from sale of fixed assets	—	—	10.6	0.1	—	10.7
Capital expenditures, excluding acquisitions	—	—	(560.8)	(9.1)	—	(569.9)
Capitalized interest	—	—	(12.7)	—	—	(12.7)
Change in deferred acquisition costs, notes receivable and other	—	—	10.8	—	—	10.8

Cash used for investing activities from continuing operations	—	—	(515.9)	(9.0)	—	(524.9)

Financing activities —
Proceeds from long-term debt, net of issuance costs	236.2	2,694.9	—	151.5	—	3,082.6
Payments of long-term debt	—	(3,514.5)	(6.7)	(87.9)	—	(3,609.1)
Payments of preferred stock dividends	(21.6)	—	—	—	—	(21.6)
Net change in disbursement account	—	—	53.8	—	—	53.8
Net proceeds from exercise of stock options and other, net	5.1	—	—	—	—	5.1
Intercompany between issuer and subsidiaries	(209.8)	1,905.7	(1,605.3)	(90.6)	—	—

Cash provided by (used for) financing activities from continuing operations	9.9	1,086.1	(1,558.2)	(27.0)	—	(489.2)

Cash provided by discontinued operations	—	—	5.1	—	—	5.1

Decrease in cash and cash equivalents	(0.1)	(3.5)	(372.3)	(0.8)	—	(376.7)
Cash and cash equivalents, beginning of year	0.1	3.2	439.0	2.4	—	444.7

Cash and cash equivalents, end of year	$—	$(0.3)	$66.7	$1.6	$—	$68.0